As filed with the Securities And Exchange Commission on October 6, 1998
                                                 Registration No. 333-48027



=============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           -------------------------



                                 AMENDMENT NO. 1
                                      TO
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                           -------------------------

                      COTTON VALLEY RESOURCES CORPORATION
                 (Name of Small Business Issuer in its Charter)

                           -------------------------
YUKON TERRITORY, CANADA                    1381                       98-0164357
(State or Other Jurisdiction of (Primary Standard Industrial (I.R.S. Employer Incorporation or Organization) Classification Code Number) Identification No.)

                        -------------------------



COTTON VALLEY RESOURCES CORPORATION                            EUGENE A. SOLTERO
6500 Abrams Road, Suite 300                              CHIEF EXECUTIVE OFFICER
DALLAS, TEXAS 75231                                  6500 Abrams Road, Suite 300
(214) 221-6500                                               DALLAS, TEXAS 75231
(Address and Telephone Number of Principal                       (214) 221-6500
 Executive Offices and Principal Place of    (Name, Address and Telephone Number
 Business)                                              of Agent for Service)



                        -------------------------
                                    Copies to:
 RICHARD B. GOODNER, ESQ.                                    WAYNE T. EGAN, ESQ
JACKSON WALKER L.L.P.                                          WEIR AND FOULDS
901 MAIN STREET, SUITE 6000                   2 FIRST CANADIAN PLACE, SUITE 1600
DALLAS, TEXAS 75202                                     TORONTO, ONTARIO M5X 1J5
PHONE NO. (214) 953-6167                                            CANADA
FAX NO. (214) 953-5822                                 PHONE NO. (416) 947-5086
                                                         FAX NO. (416) 365-1876
                         -------------------------

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     If any securities being registered on this Form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act, check the following box. [x]

                            -------------------------



                         CALCULATION OF REGISTRATION FEE



=============================================================================
TITLE OF EACH                     PROPOSED MAXIMUM  PROPOSED MAXIMUM
CLASS OF SECURITIES    AMOUNT TO  OFFERING PRICE     AGGREGATE      AMOUNT OF
TO BE REGISTERED  BE REGISTERED  PER SHARE(1) OFFERING PRICE(1) REGISTRATION FEE
-----------------------------------------------------------------------------
Common Stock, no
par value(2)(3)  .  $12,742,984     $0.50           $6,371,492      $1,930.57
-----------------------------------------------------------------------------
Total  . . . . . . . . . . . . . . . . . . . . . . .                $1,930.57(4)
-----------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. The price per share of Common Stock has been calculated on the basis of the closing sales price per share of $.50 as quoted on the American Stock Exchange on October 1, 1998.
(2) Includes 5,142,875 shares of Common Stock currently outstanding and being offered for sale by the Selling Stockholders, 2,913,309 shares reserved for issuance upon exercise of outstanding warrants held by certain
    Selling stockholders, 2,324,706 shares reserved for issuance upon conversion of the outstanding Convertible Debentures and 640,000 shares reserved for issuance upon exercise of the Debenture Warrants which will be issued to the Convertible Debenture holders upon conversion of the Convertible Debentures.
(3) Pursuant to Rule 416, this Registration Statement also covers such indeterminate number of shares of Common Stock as may be issuable upon exercise of the referenced warrants and conversion of the Convertible Debentures pursuant to antidilution provisions.
(4) The amount of  $6,035.90 has previously been paid.

                           -------------------------


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
=============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.




                  SUBJECT TO COMPLETION, DATED OCTOBER 5, 1998



PROSPECTUS

                        COTTON VALLEY RESOURCES CORPORATION



                        12,742,984 Shares of Common Stock






     The 12,742,984 shares of common stock, no par value (the "Shares"), of Cotton Valley Resources Corporation (the "Company"), offered hereby, are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Shares include 6,864,969 shares of Common Stock currently outstanding, 2,913,309 shares to be issued to various Selling Stockholders upon exercise of outstanding warrants, up to 2,324,706 shares to be issued to certain Selling Stockholders upon conversion of the outstanding 7% Secured Convertible Debentures due December 31, 2001 (the "Convertible Debentures") and up to 640,000 shares to be issued to Convertible Debenture holders upon exercise of the Debenture Warrants
(as defined herein). The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. See "Business and Properties -- Recent Developments; Sale of Convertible Debentures," Description of Securities," "Selling Stockholders" and "Agreements with Selling Stockholders."



     The Shares may be offered by the Selling Stockholders from time to time in open market transactions (which may include block transactions) or otherwise through the American Stock Exchange ("AMEX"), Canadian Dealing Network ("CDN"), or in private transactions at prices relating to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions at prices relating to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or purchasers of the Shares, as the case may be, from whom such broker-dealers may act as agent or to whom they sell as principal or both. The Selling Stockholders and any broker-dealer acting in connection with the sale of the Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act. See "Selling Stockholders" and "Plan of Distribution."

     The costs, expenses and fees incurred in connection with the registration of the Shares, which are estimated to be $115,000
(excluding selling commissions and brokerage fees incurred by the Selling Stockholders), will be paid by the Company.



     The Company's common stock, no par value (the "Common Stock"), is traded on the AMEX under the symbol "KTN" and on the CDN under the symbol "CVZC." On October 1, 1998, the closing sales price of the Common Stock was US $.50 per share on the AMEX. On July 14, 1998, the closing bid price was C$1.00 per share on the CDN. There have been no significant trades in the Company's Common Stock on the CDN since July 14, 1998.




       THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A
        HIGH DEGREE OF RISK.  SEE "RISK FACTORS" BEGINNING ON
            PAGE 10 OF THIS PROSPECTUS FOR A DISCUSSION OF
             CERTAIN FACTORS THAT SHOULD BE CONSIDERED
               IN CONNECTION WITH AN INVESTMENT
                IN THE SHARES OFFERED HEREBY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
          COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF
            THIS PROSPECTUS.  ANY REPRESENTATION TO
               THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of this Prospectus is                    , 1998

                          PROSPECTUS SUMMARY



      The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated herein, the financial, business activities, management and other pertinent information herein relates on a consolidated basis to the Company and its wholly-owned subsidiaries. Each prospective investor is urged to read this Prospectus in its entirety and to particularly consider the information set forth under the
heading "RISK FACTORS."   Except as otherwise indicated, financial data in this
Prospectus is presented in accordance with generally accepted accounting principles in the United States ("USGAAP") for all periods presented. All dollar amounts set forth in this Prospectus are in United States dollars, except where denoted "C$" which represents Canadian dollars. Unless otherwise indicated, all share and per share data and information relating to the number of shares of Common Stock outstanding in the Prospectus (i) assume no exercise of outstanding options and warrants to purchase an aggregate of 4,238,975 shares at prices ranging from $0.60 to $3.50 per share and (ii) assume that the Company's outstanding 7% Secured Convertible Debentures due December 31, 2001 ("Convertible Debentures") are not converted.




                                   THE COMPANY



General



     Cotton Valley Resources Corporation (referred to herein as either "Cotton Valley" or the "Company") is a development stage independent energy company engaged in the exploration and development, acquisition and operation of oil and gas properties with a geographic focus in major oil and gas producing regions in the United States. The Company was incorporated in the Province of Ontario, Canada, originally as Cotton Valley Energy Limited, on February
15, 1995. From its inception through June 30, 1997, the Company was engaged principally in organization and capitalization activities and did not generate material revenues from operations. For the year ended June 30, 1998, the Company, still in the development stage, concentrated on acquiring additional properties and integrating its engineering.






    On June 30, 1995 in a one-for-one share and warrant exchange, the Company acquired all the issued and outstanding shares of Cotton Valley Energy Corporation ("CV Energy"), a Nevada corporation. On June 17, 1996, the
Company completed an amalgamation with Arjon Enterprises, Inc. ("Arjon"), a Province of Ontario, Canada corporation. As a result of the Arjon amalgamation, the Company's name was changed to Cotton Valley Resources Corporation and its shares of Common Stock began trading through the Canadian Dealing Network. Arjon was a public Canadian company formed more than 50 years ago to operate a gold mine. At the time of the amalgamation, Arjon had not engaged in business for more than 25 years, it had no material liabilities, and its only asset was a Cotton Valley Energy Limited debenture in the amount of $146,300. The shareholders of Arjon received 686,551 shares of Common Stock in the amalgamation.






    On April 30, 1996, the Company organized Cotton Valley Operating Company, a Texas corporation ("CV Operating") to operate the Company's oil and gas properties. The Company on February 25, 1997, organized Cotton
Valley Energy, Inc., an Oklahoma corporation ("CVEI") to acquire and operate the N.E. Alden Field properties in Caddo County, Oklahoma. CVEI commenced operations on March 3, 1997. Aspen Energy Corporation, a Nevada corporation ("Aspen"), was an inactive subsidiary of the Company, formed on May 1, 1996, which was used to accommodate the merger of Aspen Energy Corporation, a New Mexico corporation ("Old Aspen") into Aspen on July 31, 1997. The principal asset of Old Aspen was its interest in the Means Unit in Andrews County, Texas (the "Means Unit"). On May 27, 1998, Aspen organized Cotton Valley Means, Inc. as a Texas corporation ("CV Means") and transferred all of its interest in the Means Unit to CV Means to facilitate a $10 million financing relating to the development of this property. See "Business and Properties-- Recent Developments; Means Unit Credit Facility."






     In addition to CV Energy, CV Operating, CVEI, Aspen and CV Means, the Company recently organized Mustang Well Servicing Company, a Nevada corporation ("Mustang Well Servicing"), Mustang Oilfield Equipment Company, a Nevada corporation ("Mustang Equipment"), and Mustang Horizontal Services, Inc., a Nevada corporation ("Mustang Horizontal") (collectively, the "Mustang Service Companies"). All of the Company's subsidiaries are wholly owned by the Company, except for CV Means, which is a wholly-owned subsidiary of Aspen.

     On December 30, 1997, the Company completed the private placement of $4,320,000 of Convertible Debentures to a group of nine institutional investment firms. Approximately $1 million of the cash proceeds and $220,000 of Convertible Debentures were used to purchase certain well servicing
equipment.   The remaining funds have been used for the acquisition and development of oil and gas properties, purchase of oil field equipment and working capital.



Mustang Service Companies



     At the time of acquisition and formation of the Mustang Service Companies, in the period August through December 1997, the Company believed that the demand in the petroleum industry for drilling and production equipment and services in general, and particularly horizontal drilling equipment would provide the Company with an opportunity to increase revenues and cash flow through the acquisition and refurbishment of used oil field equipment and the use of well servicing rigs and related equipment. The Company had augmented its property acquisition and development strategy with the addition of the Mustang Service Companies which the Company believed could provide timely, quality services at competitive costs as well as providing the Company with the capabilities to perform workovers, horizontal drilling, and most significantly, the equipment and personnel necessary for the Company to conduct its exploration and development activities. The significant drop in oil prices during 1998 has seriously affected that strategy and most of the well service and horizontal drilling work has been for the Company's account and not for third parties.



Current Operations






     Since January 1997, the Company has acquired oil and gas properties in Oklahoma and Texas, certain horizontal drilling technology and equipment, and two workover rigs and related equipment. The Company also purchased and sold a Canadian property. To finance the acquisitions, the Company has raised capital through the private sale of shares of Common Stock and warrants, the issuance of debt instruments, including $4,320,000 of Convertible Debentures and proceeds from the exercise of options and warrants. On June 12, 1998, the Company, through its subsidiary, CV Means, obtained a $10 million credit facility from two institutional lenders which provides up to $1 million for working capital and up to $9 million for the development of the Means Unit. See "Business and Properties -- Recent Developments; Means Unit Credit Facility."






    For the fiscal year ended June 30, 1998, the Company recorded revenues of $1,825,852 and a net loss of $830,600. As of June 30, 1998, the Company had an accumulated deficit of $3,599,755 and working capital of $20,823.
The Company does not have a bank line of credit. The Company has funded its operating losses, acquisitions and expansion costs primarily through a combination of private offerings of debt and equity securities, including the issuance of the Convertible Debentures. See A Selected Historical Consolidated and Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties
-- Recent Developments."






Yukon Continuance






     On February 9, 1998, the Company continued from the Province of Ontario, Canada to Yukon Territory, Canada (the "Yukon Continuance") in accordance with applicable Canadian law. Under the Yukon Business Corporation
Act (the "YBCA"), the Company's board of directors need not be comprised of a majority of Canadian residents as required under Ontario law. Since the Company's principal offices, management and properties are located in the United States, the Company's board of directors believed it to be in the best interest of the Company to have a majority of the Company's directors be residents of the United States. The Yukon Continuance was approved by the shareholders of the Company at a meeting held on December 10, 1996, for which proxies were solicited in accordance with applicable Canadian laws, but the transaction was not registered under the Securities Act of 1933. The Staff of the Commission has advised the Company that the registration of the Yukon Continuance was required under Section 5 of the Securities Act. As a result, the Company may have a contingent liability to certain of its shareholders. The Company is unable to quantify the amount of such contingent liability, if any. See "Yukon Continuance" and "Risk Factors -- Possible Contingent Liability for Violation of Securities Act."



         Business Strategy

     The Company's current business strategy is to (i) continue to increase reserves, production and cash flows by acquiring properties, or companies with properties, with development opportunities, (ii) develop existing reserves through low risk developmental drilling or recompletion programs, (iii) concentrate on development activities within a limited number of core areas;
(iv) acquire and refurbish used oil field equipment for use in development activities and for resale; and (v) provide well servicing for the Company's and other wells. Although the Company continuously is seeking acquisitions of reserves and oil field equipment, there can be no assurance that the Company will be able to identify and acquire reserves or oil field equipment upon terms favorable to the Company or obtain the necessary financing on favorable terms. See "Business and Properties".

The following are key elements of the Company's strategy:

         Exploitation and Development of Existing Properties. The Company has a significant inventory of exploitation projects, including development drilling, workovers and recompletions. The Company intends to maximize the value of its properties through development activities including in-fill drilling, waterflooding and other enhanced recovery techniques.



         Management of Operating Costs. The Company emphasizes strict cost controls in all aspects of its business and intends to seek the lowest cost of operations by either operating its own properties or having the properties operated by others under contract.



         Property Acquisitions. Although the Company has a significant inventory of exploitation and development opportunities, it continues to pursue strategic acquisitions which fit its objectives of increasing oil and gas reserves with development potential.

     The success of the Company in maintaining positive working capital and obtaining the necessary capital resources to fund future costs associated with its operations and expansion plans is dependent upon the Company's ability to (i) increase revenues through acquisitions and recovery of proved producing and proved developed non-producing reserves; (ii) implement stringent cost controls at the corporate administrative office and in field operations; (iii) convert Convertible Debentures to equity; (iv) obtain the exercise of outstanding warrants; and (v) obtain asset based commercial financing. However, even if the Company achieves some success with its plans to maintain or increase its working capital, there can be no assurance that it will be able to generate sufficient revenues to achieve significant profitable operations or fund its expansion and acquisition plans.

                            Currency Translation



     The Company publishes annual financial statements in United States and Canadian dollars. For the convenience of the reader, this Prospectus contains translations of certain Canadian dollar amounts into United States dollars. These translations should not be construed as representations that the Canadian dollar amounts actually represent United States dollar amounts or could be converted into United States dollars at the rate indicated. Unless otherwise indicated, the translations of Canadian dollars into United States dollars have been made at the rate of US$1.00 = C$0.70. Except as noted, financial data in this Prospectus are presented in accordance with generally accepted accounting principles as applied in the United States ("USGAAP").



     Effective January 31, 1996, each 2.5 outstanding shares of the Company's Common Stock were consolidated into one share and the previously authorized unlimited number of special shares were canceled. The financial statements of the Company reflect the consolidation of common shares as if it occurred on inception of the Company. Unless otherwise indicated herein, the financial, business activities, management and other pertinent information herein relates on a consolidated basis to the Company and its subsidiaries. The Company's financial statements have been prepared as if the Company had acquired CV Energy at its inception. The Arjon amalgamation was accounted for as an issuance of stock for the net monetary assets of Arjon accompanied by a recapitalization. The Aspen acquisition was accounted for using the purchase method of accounting for business combinations. See "Selected Historical Consolidated and Combined Financial Information."



Offices






     The Company maintains its executive offices at 6510 Abrams Road, Suite 300, Dallas, Texas 75231, telephone number (214) 221-6500.

                              The Offering



Securities Offered by the Selling
    Stockholders(1)          12,742,984 shares of Common Stock.  See
                             "Description of Securities C Common Stock,"
                             "Selling Stockholders," "Plan of Distribution" and "Agreements with Selling Stockholders."






Outstanding Securities
                                                                 Securities
                                                                 Presently
                                                                Outstanding
                                                                -----------
                             Common Stock(2)                    19,439,572
                             Warrants(3)                         2,913,309






Risk Factors                 An investment in the Shares offered hereby involves
                             a high degree of risk.  See "Risk Factors."






Trading Symbols                                       American     Canadian
                                                       Stock        Dealing
                                                      Exchange     Network
                                                      --------     -------
                             Common Stock               KTN          CVZC






(1) Includes 6,864,969 shares of Common Stock currently outstanding and being offered for sale by the Selling Stockholders, 2,913,309 shares reserved for issuance upon exercise of outstanding warrants held by certain Selling Stockholders, 2,324,706 shares reserved for issuance upon conversion of the outstanding Convertible Debentures and approximately 640,000 shares reserved for issuance upon exercise of the Debenture Warrants which will be issued upon conversion of the Convertible
        Debentures. See "Description of Securities," "Selling Stockholders" and "Agreements with Selling Stockholders."



(2) Unless otherwise indicated herein, the information contained in this Prospectus regarding the Company's outstanding securities includes the Waiver Shares and Interest Shares (as defined herein), but does not include approximately 2,913,309 shares reserved for issuance upon exercise of outstanding warrants ; 1,325,666 shares reserved for issuance upon exercise of outstanding employee warrants and options; 800,000 shares reserved for future grant of options under the Company's 1997 Stock Compensation Plan ("1997 Plan"); 200,000 shares reserved for future grant of options under the Company's Non-Employee Directors Stock Plan (the "Directors Plan"); up to 4.8 million shares reserved for issuance to Convertible Debenture holders upon conversion of the Convertible Debentures; or up to 1.2 million shares of Common Stock reserved for issuance upon exercise of the Debenture Warrants.
        Upon sale of all of the Shares offered hereby, the Company will have approximately 26,437,587 outstanding shares of Common Stock.
        See "Business and Properties - Recent Developments; Sale of Convertible Debentures", "Management -- Options," "Stock Option Plans" and "Description of Securities."
(3) Does not include outstanding employee options or the 1.2 million Debenture Warrants reserved for issuance upon conversion of the Convertible Debentures. See "Description of Securities -- Convertible Debentures."

     Summary Selected Historical Consolidated and Combined Financial Information



     The following summary selected historical consolidated and combined financial information has been derived from the financial statements of the Company. This financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and Management's Discussion and Analysis of Financial Condition and Results of Operations.






Statement of Operations Data:           Year Ended      Year Ended    Year Ended
                                         June 30,        June 30,      June 30,
                                           1998           1997          1996
                                        ----------------------------------------
Oil and gas sales                      $  835,684     $  272,243    $       -0-
Equipment sales                           987,811          -0-              -0-
Oil and gas production costs              615,162        252,272            -0-
Equipment purchase and rework             660,373          -0-              -0-
General and administrative expenses     1,330,361      1,434,046        518,826
Compensation expense related to common
  stock issuances at less than fair value     -0-      1,391,632        446,950
Income/(loss) from operations          (1,160,530)    (2,832,707)    (1,099,360)
Interest and financing expense            814,845         97,158        138,970
Income tax benefit (expenses)             467,678        919,000        387,000
Net income/(loss)                        (830,600)    (2,006,878)      (712,360)
Net loss per weighted-average share of
  common stock outstanding
    Basic and Diluted                 $     (0.05)   $     (0.18) $       (0.07)
Number of weighted-average shares of
  common stock outstanding             16,301,723     11,403,000      9,901,000






Balance Sheet Data:                         June 30, 1998          June 30, 1997
Current assets                             $    1,592,630        $      753,410
Oil and gas properties                         24,331,189            11,821,346
Total assets                                   26,537,856            12,615,405
Current liabilities                             1,571,807             1,348,037
Long-term debt                                  4,654,638               139,710
Total liabilities                               8,194,434             2,156,747
Stockholders' equity                           18,343,422            10,458,658
Working capital (deficit)                          20,823              (594,627)

                                Oil and Gas Reserves



     The following tables set forth the estimated Proved Reserves of oil and gas of the Company and the present value of future reserves discounted at 10% (PV-
10) thereof as of June 30, 1998.






                       Estimated Proved Oil and Gas Reserves

                                                           At June 30, 1998
                                                           ----------------
Net Gas Reserves (Mcf):
     Proved Developed Producing                                     161,204
     Proved Developed Non-Producing Reserves                        837,134
     Proved Undeveloped Reserves                                 11,763,141
                                                                 ----------
          Total Proved Gas Reserves                              12,761,479
                                                                 ==========






Net Oil Reserves (Bbl):
     Proved Developed Producing Reserves                           156,657
     Proved Developed Non-Producing Reserves                       198,667
     Proved Undeveloped Reserves                                 5,414,700
                                                                 ---------
           Total Proved Oil Reserves                             5,770,024
                                                                 =========

Total Proved Reserves (BOE)                                      7,896,937
                                                                 =========






                        Estimated  PV-10 of Proved Reserves

                                                         At June 30, 1998(1)
                                                         -------------------
Estimated PV-10(2):
     Proved Developed Producing                              $     594,857
     Proved Developed Non-Producing Reserves                     1,710,935
     Proved Undeveloped Reserves                                28,841,250
                                                                ----------
          Total PV-10 of Proved Reserves                     $  31,147,042
                                                                ==========






(1) Prices based on $13.01 per Bbl of oil and $2.04 per Mcf of gas. See "Business and Properties -- Oil and Gas Reserves."



(2) PV-10 differs from the standardized measure of discounted future net cash flows set forth in the notes to the Consolidated
        Financial Statements of the Company, which is calculated after provision for future income taxes. Both measures utilize existing oil and gas prices and costs as of the evaluation date held constant for the life of the properties.

                                  YUKON CONTINUANCE






Background of Yukon Continuance






     On December 10, 1996, the Company's shareholders of record as of November 4, 1996, approved the Yukon Continuance. The Company mailed proxy solicitation materials to its shareholders on November 8, 1996. The Company received an opinion of its Canadian counsel that the Notice, Information Circular and Proxy delivered to its shareholders complied in all material respects with applicable corporate and securities laws of the Province of Ontario. A total of 1,791,195 shares voted for the Yukon Continuance (19.5% of the 9,204,318 shares then outstanding), with 86 shares voting against. No shareholder exercised his dissenter's rights under Ontario law. On February 9, 1998, the Company filed Articles of Continuance with the Registrar of Yukon Territory, changing the domicile of the Company from the Province of Ontario to the Yukon Territory.






     At the time of the December 10, 1996 meeting of shareholders, the Company believed it to be in the best interest of its shareholders to continue its domicile into the Yukon Territory because under Yukon Territory law the Company's Board of Directors need not be comprised of a majority of Canadian residents as required under Ontario law. The Company believed that since its principal executive office, management and principal properties were located in the United States, it would be advantageous to both its U.S. and Canadian shareholders to have a majority of its Board of Directors comprised of U.S. Residents. The Company's Charter and bylaws were not changed as a result of the Yukon Continuance. The Company has been advised by its Canadian counsel that there are no significant differences in corporate law concerning shareholder rights between the Province of Ontario and Yukon Territory except for the allowance of a majority of U.S. Residents as directors under Yukon law. The Company intended to eventually reincorporate into the United States after completion of the Yukon Continuance since its future business activities would primarily be in the United States.






     On November 27, 1996, the Company filed with the Commission a Registration Statement on Form SB-2 (the "1996 Registration Statement") for the purpose of registering securities to be offered in an underwritten public offering.
On or about February 6, 1997, the Staff of the Commission orally advised the former Chief Financial Officer of the Company that the Yukon Continuance, as approved by the shareholders on December 10, 1996, involved a transaction which would require registration under the Securities Act. As a result of the Staff's position, the 1996 Registration Statement was amended to state that the Company would not proceed with the Yukon Continuance until after the filing of a registration statement covering the Yukon Continuance under the Securities Act. The 1996 Registration Statement was never declared effective and was subsequently withdrawn by the Company.






     On February 10, 1997 and as a result of the Staff's advice to the Company, the Company filed with the Commission a Current Report on Form 8-K which stated that the Company's continuance from Ontario to the Yukon Territory would require registration under the Securities Act and would be delayed until after such registration had been effected and further shareholder approval had been sought.






     During the Staff's review of the Company's 1996 Registration Statement (November 1996 through June 1997), the Company's principal officer and liaison with the Staff was the Company's former Chief Financial Officer and it was with him in February 1997 that the Staff discussed by telephone the applicability of Rule 145 to the Yukon Continuance. In October 1997, the Chief Financial Officer resigned his position as an officer of the Company. Unfortunately, during the review process of the Company's 1996 Registration Statement by the Staff, the significance and materiality of the Yukon Continuance registration issue was not effectively communicated to current management of the Company.






     In December 1997, management of the Company was advised by its Canadian counsel that the Company should initiate the process of filing its Articles of Continuance with the Registrar of the Yukon Territory prior to the end of 1997 or it could be necessary to again seek shareholder approval of the Yukon Continuance. Current management, without the knowledge of the significance of the previous discussions between the Staff of the Commission and the Company's former Chief Financial Officer regarding the Yukon Continuance issue, decided that it would be in the Company's best interest to complete the Yukon Continuance as directed and approved by its shareholders at the December 10, 1996 meeting. The Yukon Continuance was effected in conformity with applicable Canadian law on February 9, 1998.

Possible Liability for Violation of Securities Act






     On March 16, 1998, the Company filed with the Commission a Registration Statement on Form SB-2 (the "1998 Registration Statement") of which this Prospectus is a part. On May 1, 1998, the Company received a letter of comments from the Staff of the Commission (the "May 1998 Staff Comment Letter") relating to the 1998 Registration Statement. In the May 1998 Staff Comment Letter, the Staff advised the Company that it should have registered the Yukon
Continuance under the Securities Act.






     The Company in its supplemental response on May 26, 1998 to the Staff's May 1998 Comment Letter contended, with the concurrence of Jackson Walker L.L.P., the Company's U.S. securities counsel, that the Yukon Continuance was a transaction not subject to the registration requirements of Section 5 of the Securities Act. The Staff has advised the Company that is does not agree with the Company and its U.S. securities counsel's conclusion regarding the Yukon Continuance.






     Assuming the Yukon Continuance violated Section 5 of the Securities Act because it was not registered under the Securities Act, shareholders of the Company would have a cause of action against the Company for damages under
Section 12(a)(1) of the Securities Act.   Section 12(a)(1) of the Securities Act
provides as follows:






      "Section 12.  (a) In General.  Any person who:

             (1)   offers or sells a security in violation of Section 5, or

             (2) offers or sells a security (whether or not exempted by the provisions of section 3, other than paragraph (2) of subsection (a) thereof, by the use of any means or instruments of transportation or communication in interstate commerce or of the mails, by means of a prospectus or oral communication, which includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading (the purchaser not knowing of such untruth or omission), and who shall not sustain the burden of proof that he did not know, and in the exercise of reasonable care could not have known, of such untruth or omission, shall be liable, subject to subsection (b), to the person purchasing such security from him, who may sue either at law or in equity in any court of competent jurisdiction, to recover the consideration paid for such security with interest thereon, less the amount of any income received thereon, upon the tender of such security, or for damages if he no longer owns the security."






     The Company, therefore, may have a contingent liability to certain of its shareholders, who may sue the Company to recover the consideration paid, if any, for shares of the Company's Common Stock, with interest thereon, from the date of the Yukon Continuance to the date of repayment by the Company less the amount of any income received thereon, upon tender of such securities, or for damages if the shareholder no longer owns such securities. The Company intends to vigorously defend any such shareholder lawsuit and believes that it may have valid defenses, including the running of applicable statutes of limitations, against claims by some or all of its shareholders. However, to the extent that any of the Company's shareholders obtain a judgment for damages against the Company, the Company's net assets and net worth will be reduced, which in turn could reduce the Company's ability to obtain financing for its exploration and drilling operations and cause the Company to curtail operations. The Company is unable to quantify the amount of such contingent liability. Nothing herein should be construed as an admission by the Company that it has violated any provision of the Securities Act. See "Risk Factors - Possible Contingent Liability for Violation of Securities Act."

                                   RISK FACTORS

     Before deciding whether to purchase shares of Common Stock in this Offering, prospective investors should carefully consider all of the information contained in this Prospectus and, in particular, the factors discussed below. Information contained in this Prospectus contains "forward-looking statements" including, without limitation, statements containing the words "believes," "expects," "intends," "seeks to," "may," "will," "should," "anticipates" and similar words or the negative thereof, other variations thereon, comparable terminology or by discussions of strategy. There is no assurance that future results or events which are covered by forward-looking statements will be achieved. The following paragraphs of this section of the Prospectus identify factors with respect to certain forward-looking statements that could cause actual results to vary materially from future results to which such forward-looking statements refer. Other factors which are not discussed in this section also could cause actual results to vary materially from future results referred to in forward-looking statements. An investment in the securities offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors in addition to the other information set forth in this Prospectus.



     Limited Operating History; Capital Intensive Business; Need for Additional Funds. From its inception in February 1995 through June 30, 1997, the Company was engaged principally in organization and capitalization activities and did not generate material revenues from operations. The Company's business is highly capital intensive requiring continuous development and acquisition of oil and gas reserves. In addition, capital is required to operate and expand the Company's oil field operations and purchase equipment. At June 30, 1998, the Company had a working capital of approximately $20,823. Because of the limited operating history of the Company and the recent acquisitions of reserves and oil field equipment, the Company's working capital requirements increased significantly over the last 12 months and are expected to continue to do so.
The Company anticipates, based on its currently proposed plans and assumptions relating to its operations, including proceeds from the exercise of outstanding warrants, and proceeds from the private offerings of debt and equity securities, together with cash expected to be generated from operations, that it will be able to meet its cash requirements for at least the next 12 months. However, if such plans or assumptions change or prove to be inaccurate, the Company could be required to seek additional financing sooner than currently anticipated. Although the Company is currently negotiating with private investors and lenders with respect to additional financing, the Company has no commitments to obtain any additional debt or equity financing and there can be no assurance that additional funds will be available, when required, on terms favorable to the Company. Any future issuances of equity securities would likely result in dilution to the Company's then existing shareholders while the incurring of additional indebtedness would result in increased interest expense and debt service changes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties -- Business Strategy" and "-- Recent Developments."






     Consequences of Default under Convertible Debentures. The Company has $4,220,000 of outstanding 7% Secured Convertible Debentures due December 31, 2001 (the "Convertible Debentures"), representing approximately
17% of the Company's capitalization at June 30, 1998. The Convertible Debentures are secured with approximately 32% of the Company's assets and are subject to various operating and financial covenants. The Company's ability to meet its debt service obligations will depend on the Company's future operations, which are subject to prevailing industry conditions and other factors, many of which are beyond the Company's control. In the event of a violation by the Company of any of its loan covenants or any other default by the Company on its obligations relating to its indebtedness, the lenders could declare such indebtedness to be immediately due and payable and, in certain cases, foreclose on some of the Company's assets. Moreover, to the extent that 32% of the Company's assets continue to be pledged to secure outstanding indebtedness under the Convertible Debentures, such assets will not be available to secure additional indebtedness, which may adversely affect the Company's ability to borrow in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business and Properties -- Recent Developments; Sale of Convertible Debentures" and "Description of Securities -- Convertible Debentures."






     History of Losses. The Company incurred losses before income tax benefits of $2,925,878 and $1,298,278 for the fiscal years ended June 30, 1997 and 1998, respectively. The Company's accumulated deficit as of June 30, 1998 was $3,599,755. The Company does not have a bank line of credit. The Company has funded its operating losses, acquisitions and expansion costs primarily through a combination of private offerings of debt and equity securities, including the issuance of the Convertible Debentures. The success of the Company in obtaining the necessary capital resources to fund future costs associated with its operations and expansion plans is dependent upon the Company's ability to (i) increase revenues through acquisitions and recovery of the Company's proved producing and proved developed non-producing revenues; (ii) implement cost controls at the corporate administrative office and in field operations; (iii) convert the Convertible Debentures to equity; (iv) obtain the exercise of outstanding warrants; and (v) obtain asset based commercial financing. However, even if the Company achieves some success with its plans, there can be no assurance that it will be able to generate sufficient revenues to achieve significant profitable operations or fund its expansion and acquisition plans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     Possible Contingent Liability for Violation of Securities Act. On February 9, 1998, the Company effected a Continuance of its domicile from the Province of Ontario to Yukon Territory (the "Yukon Continuance") in accordance with applicable Canadian law. The Yukon Continuance was approved by the shareholders of the Company at a meeting held on December 10, 1996, for which proxies were solicited in accordance with applicable Canadian laws, but the transaction was not registered under the Securities Act. The Staff of the U.S. Securities and Exchange Commission (the "Commission") has advised the Company that the registration of the Yukon Continuance was required pursuant to Rule 145 and that the failure to register the Yukon Continuance was a violation of Section 5 of the Securities Act. As a result, the Company may have a contingent liability to certain of its shareholders, who may sue the Company to recover the consideration paid, if any, for shares of the Company's Common Stock, with interest thereon from the date of the Yukon Continuance to the date of repayment by the Company, less the amount of any income received thereon, upon the tender of such securities, or for damages if the shareholder no longer owns such securities. The Company intends to vigorously defend any such shareholder lawsuit and believes that it may have valid defenses, including the running of applicable statutes of limitations, against claims by some or all of its shareholders. However, to the extent any of the Company's shareholders obtain a judgment against the Company for damages, the Company's net assets and net worth will be reduced, which in turn could reduce the Company's ability to obtain financing for its exploration and drilling operations and cause the Company to curtail operations. There is no assurance that the Company will have the necessary funds or sufficient assets to pay any such judgment obtained by any shareholder against the Company. The Company is unable to quantify the amount of such contingent liability, if any. See "Yukon Continuance."






     Significant Capital Expenditures Necessary for Undeveloped Properties. Almost all of the Company's oil and gas reserves are classified as Proved Undeveloped Reserves, meaning very little production currently exists. Recovery of the Company's Proved Undeveloped Reserves will require significant capital expenditures. Management estimates that aggregate capital expenditures of approximately $20 million will be required to fully develop these reserves, of which $9 million will be available under the recently negotiated $10 million development credit facility. No assurance can be given that the Company's estimates of capital expenditures will prove accurate, that its financing sources will be sufficient to fully fund its planned development activities or that development activities will be either successful or in accordance with the Company's schedule. Additionally, any significant decrease in oil and gas prices or any significant increase in the cost of development could result in a significant reduction in the number of wells drilled and/or reworked. No assurance can be given that any wells will produce oil or gas in commercially profitable quantities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties -- Description of Properties" and "-- Oil and Gas Reserves."






     No Assurance of Additional Financing. Development of the Company's properties will require additional capital resources. Although the Company is presently negotiating with private lenders and investors with respect to sources of additional financing to supplement its existing $10 million credit facility, the Company has no commitments to obtain any additional debt or equity financing and there can be no assurance that additional financing will be available, when required, on favorable terms to the Company. The inability to obtain additional financing would have a material adverse effect on the Company, including requiring the Company to curtail significantly its oil and gas acquisition and development plans or farm-out development of its properties.
Any additional financing may involve substantial dilution to the interests of the Company's shareholders at that time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties - Recent Developments; Means Unit Credit Facility."



     Increased Cash Flow Dependent Upon Ability to Develop Current Properties and Acquire Additional Reserves. The Company's future oil and gas reserves and production, and therefore its cash flows, are highly dependent upon its success in exploiting its current reserve base and acquiring or discovering additional reserves. Without the addition of reserves through acquisition, exploration or development activities, the Company's reserves and production will decline over time as reserves are exploited. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flows from operations are insufficient and external sources of capital become limited or unavailable, the Company's ability to make the necessary capital investments to maintain and expand its oil and gas reserves will be impaired. In addition, no assurance can be given that the Company will be able to find and develop or acquire additional reserves to replace production at acceptable costs.



     Dependence upon Company's Ability to Manage Growth and Expansion. The Company's ability to manage its growth, if any, will require it to continue to improve and expand its management, operational and financial systems and controls. Any measurable growth in the Company's business will result in additional demands on its management, administrative, operation, financial and technical resources. There can be no assurance that the Company will be able to successfully address these additional demands. There also can be no assurance that the Company's operating and financial control systems will be adequate to support its future operations and anticipated growth. Failure to manage the Company's growth properly could have a material adverse effect upon the Company's business, financial condition and results of operations. The Company may also seek potential acquisitions of oil and gas properties and related service businesses that could complement or expand the Company's business. In the event the Company were to identify an appropriate acquisition candidate, there is no assurance that the Company would be able to successfully negotiate, finance or integrate such acquired properties or businesses into current operations. Furthermore, such an acquisition could cause a diversion of management's time and resources. There can be no assurance that a given acquisition, when consummated, would not materially adversely affect the Company's business and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business and Properties" and "Management."

     Acquisition Risks. The Company has grown primarily through acquisitions and intends to continue acquiring oil and gas properties. Although the Company performs a review of the properties proposed to be acquired, such reviews are subject to uncertainties. It generally is not feasible to review in detail every individual property involved in an acquisition. Ordinarily, management review efforts are focused on the higher-valued properties. However, even a detailed review of all properties and records may not reveal existing or potential problems; nor will it permit the Company to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections are not always performed on every well, and potential problems, such as mechanical integrity of equipment and environmental conditions that may require significant remedial expenditures, are not necessarily observable even when an inspection is undertaken. See "Business and Properties -- Business Strategy."



     The Company has recently begun to focus its acquisition efforts on larger packages of oil and gas properties, such as the properties included in the East Binger Unit and Zama Lake Property. The acquisition of larger oil and gas properties may involve substantially higher costs and may pose additional issues regarding financing, operations and management. There can be no assurance that oil and gas properties acquired by the Company will be successfully integrated into the Company's operations or will achieve desired profitability
objectives.   See "Business and Properties -- Recent Developments."



     Exploration and Development Risks; Waterflood Projects. The Company intends to increase its development and, to a lesser extent, exploration activities. The Company does not intend to engage in any significant exploration drilling activities in 1998. Exploration drilling and, to a lesser extent, development drilling of oil and gas reserves involve a high degree of risk that no commercial production will be obtained and/or that production will be insufficient to recover drilling and completion costs. The cost of drilling, completing and operating wells is often uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Furthermore, completion of a well does not assure a profit on the investment or a recovery of drilling, completion and operating costs. See "Business and Properties -- Development and Exploration Activities."

     There are certain risks associated with secondary recovery operations, especially the use of waterflooding techniques, and drilling activities in general. Part of the Company's inventory of development prospects consists of waterflood projects. Waterflooding involves significant capital expenditures and uncertainty as to the total amount of secondary reserves that can be recovered. In waterflood operations, there is generally a delay between the initiation of water injection into a formation containing hydrocarbons and any increase in production that may result. The operating cost per unit of production of waterflood projects is generally higher during the initial phases of such projects due to the purchase of injection water and related costs, as well as during the later stages of the life of the project as production declines. The degree of success, if any, of any secondary recovery program depends on a large number of factors, including the porosity of the formation, the technique used and the location of injector wells. See "Business and Properties -- Development and Exploration Activities."

      Volatility of Oil and Gas Prices. The Company's revenues, profitability and the carrying value of its oil and gas properties are substantially dependent upon prevailing prices of, and demand for, oil and gas and the costs of acquiring, finding, developing and producing reserves. The Company's ability to maintain or increase its borrowing capacity, to repay current or future indebtedness, and to obtain additional capital on favorable terms is also substantially dependent upon oil and gas prices. Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuations in response to: (i) relatively minor changes in the supply of, and demand for, oil and gas; (ii) market uncertainty; and (iii) a variety of additional factors, all of which are beyond the Company's control. These factors include domestic and foreign political conditions, the price and availability of domestic and imported oil and gas, the level of consumer and industrial demand, weather, domestic and foreign government relations, the price and availability of
alternative fuels and overall economic conditions.   Furthermore, the
marketability of the Company's production depends in part upon the availability, proximity and capacity of gathering systems, pipelines and processing facilities. Volatility in oil and gas prices could affect the Company's ability to market its production through such systems, pipelines or facilities. Substantially all of the Company's gas production is currently sold to gas marketing firms or end users either on the spot market on a month-to-month basis at prevailing spot market prices or under long-term contracts based on current spot market prices. The Company normally sells its oil under month-to-month contracts with a variety of purchasers. Accordingly, the Company's oil and gas sales expose it to the commodities risks associated with changes in market prices. See "Business and Properties -- Marketing of Production."

     Uncertainty of Estimates of Reserves and Future Net Cash Flows. This Prospectus contains estimates of the Company's oil and gas reserves and the future net cash flows from those reserves, which have been prepared or audited by certain independent petroleum consultants. There are numerous uncertainties inherent in estimating quantities of Proved Reserves of oil and gas and in projecting future rates of production and the timing of development expenditures, including many factors beyond the Company's control. The estimates in this Prospectus are based on various assumptions, including, for example, constant oil and gas prices, operating expenses, capital expenditures and the availability of funds, and, therefore, are inherently imprecise indications of future net cash flows. Actual future production, cash flows, taxes, operating expenses, development expenditures and quantities of recoverable oil and gas reserves may vary substantially from those assumed in the estimates. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth in this Prospectus. Additionally, the Company's reserves may be subject to downward or upward revision based upon actual production performance, results of future development and exploration, prevailing oil and gas prices and other factors, many of which are beyond the Company's control. See "Business and Properties -- Oil and Gas Reserves."



     The PV-10 of Proved Reserves referred to in this Prospectus should not be construed as the current market value of the estimated Proved Reserves of oil and gas attributable to the Company's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from Proved Reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by (i) the timing of both production and related expenses; (ii) changes in consumption levels; and (iii) governmental regulations or taxation. In addition, the calculation of the present value of the future net cash flows using a 10% discount as required by the Commission is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company's reserves or the oil and gas industry in general. Furthermore, the Company's reserves may be subject to downward or upward revision based upon actual production, results of future development, supply and demand for oil and gas, prevailing oil and gas prices and other factors. See "Business and Properties -- Oil and Gas Reserves."






     Under full cost accounting, the Company would be required to take a non-cash charge against earnings to the extent capitalized costs of acquisition, exploration and development (net of depletion and depreciation), less deferred income taxes, exceed the PV-10 of its Proved Reserves and the lower of cost or fair value of unproved properties after income tax effects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Background."



     Operating Hazards and Uninsured Risks; Production Curtailments. The Company's oil and gas business involves a variety of operating risks, including, but not limited to, unexpected formations or pressures, uncontrollable flows of oil, gas, brine or well fluids into the environment (including groundwater contamination), blowouts, fires, explosions, pollution and other risks, any of which could result in personal injuries, loss of life, damage to properties and substantial losses. Although the Company carries insurance at levels which it believes are reasonable, it is not fully insured against all risks. The Company does not carry business interruption insurance. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on the financial condition and operations of the Company.



     From time to time, due primarily to contract terms, pipeline interruptions or weather conditions, the producing wells in which the Company owns an interest have been subject to production curtailments. The curtailments range from production being partially restricted to wells being completely shut-in. The duration of curtailments varies from a few days to several months. In most cases the Company is provided only limited notice as to when production will be curtailed and the duration of such curtailments. The Company is not currently experiencing any material curtailment on its production.

     Laws and Regulations. The Company's operations are affected by extensive regulation pursuant to various federal, state and local laws and regulations relating to the exploration for and development, production, gathering and marketing of oil and gas. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds or other financial responsibility requirements, reports concerning operations, the spacing of wells, unitization and pooling of properties, and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. See "Business and Properties - Regulation"



     Compliance with Environmental Regulations. Operations of the Company are also subject to numerous environmental laws, including but not limited to, those governing management of waste, protection of water, air quality, the discharge of materials into the environment, and preservation of natural resources. Non-compliance with environmental laws and the discharge of oil, gas, or other materials into the air, soil or water may give rise to liabilities to the government and third parties, including civil and criminal penalties, and may require the Company to incur costs to remedy the discharge. Laws and regulations protecting the environment have become more stringent in recent years, and may in certain circumstances impose retroactive, strict, and joint and several liability rendering entities liable for environmental damage without regard to negligence or fault. From time to time the Company has agreed to indemnify sellers of producing properties from whom the Company has acquired reserves against certain liabilities for environmental claims associated with such properties. There can be no assurance that new laws or regulations, or modifications of or new interpretations of existing laws and regulations, will not increase substantially the cost of compliance or otherwise adversely affect the Company's oil and gas operations and financial condition or that material indemnity claims will not arise against the Company with respect to properties acquired by or from the Company. While the Company does not anticipate incurring material costs in connection with environmental compliance and remediation, it cannot guarantee that material costs will not be incurred. See "Business and Properties - Regulation; Environmental Regulation."



     Competition. The Company encounters substantial competition in acquiring properties, marketing oil and gas, securing trained personnel and operating its properties. Many competitors have financial and other resources that substantially exceed those of the Company. The Company's competitors in acquisitions, development, exploration and production include major oil companies, numerous independents, individual proprietors and others. Therefore, competitors may be able to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties or prospects than the financial or personnel resources of the Company will permit. See "Business and Properties -- Competition."

     Dependence on Key Personnel.   The Company depends to a large extent on the
services of Eugene A. Soltero, the Company's Chairman of the Board and Chief Executive Officer, James E. Hogue, the President and Chief Operating
Officer of the Company, and Leon A. Romero, Senior Vice President and Chief Financial Officer. The loss of the services of any one of these individuals could have a material adverse effect on the Company's operations. The Company has not entered into any employment contracts with any of its executive officers, nor has it obtained key personnel life insurance. The Company believes that its success is also dependent on its ability to continue to employ and retain skilled technical personnel. See "Management."



     Concentration of Voting Power. Upon the sale of all of the Shares offered hereby, the Company's executive officers, directors and their affiliates will beneficially own approximately 20% of the Company's then outstanding
26,437,587 shares of Common Stock, and two officers of the Company have the right under certain Voting Agreements to vote an additional approximately 2.0 million shares of Common Stock representing approximately 8% of the then outstanding shares of Common Stock upon sale of all of the Shares offered hereby. As a result, officers, directors and their affiliates will have the ability to exert significant influence over the business affairs of the Company, including the ability to influence the election of directors and result of voting on all matters requiring stockholder approval. See "Management -- Voting Agreements" and "Principal Stockholders."



     Conflicts of Interests. Certain officers, directors and related parties have engaged in business transactions with the Company which were not the result of arms'-length negotiations between independent parties. Management believes that the terms of these transaction were as favorable to the Company as those that could have been obtained from unaffiliated parties under similar circumstances. All future transactions between the Company and its affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of the Board of Directors of the Company. See "Certain Relationships and Related Transactions."

     Public Market and Possible Volatility of Securities. The Common Stock is traded on the AMEX and "over-the-counter" in Canada on the Canadian Dealing Network ("CDN"). The trading price of the Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, announcements of drilling results by the Company and other events or factors.
In addition, the U.S. stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for many companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company's securities. See "Common Stock Price Ranges and Dividends."

     No Dividends. The Company's board of directors presently intends to retain all of its earnings for the expansion of its business. The Company therefore does not anticipate the distribution of cash dividends in the foreseeable future. Any future decision of the Company's board of directors to pay cash dividends will depend, among other factors, upon the Company's earnings, financial position and cash requirements. See "Dividend Policy."

     Possible Dilution for Future Sales of Common Stock. Under the Company's Articles of Amalgamation, the Board of Directors has the authority to issue an unlimited number of shares of Common Stock and to issue options and warrants to purchase shares of the Company's Common Stock without stockholder approval. Under the rules and regulations of the AMEX, stockholder approval must be obtained if the Company issues more than 20% of its then outstanding shares. The issuance of additional shares of Common Stock or the issuance of stock upon exercise of outstanding options or warrants may result in dilution of the equity represented by the then outstanding shares of Common Stock held by other stockholders. The issuance of additional shares of Common Stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Board could issue large blocks of Common Stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval. See "Description of Securities" and "Shares Eligible for Future Sale."

     Unlimited Availability of Preferred Stock; Anti-Takeover Provisions. The Company's board of directors is authorized, without further stockholder action, to issue an unlimited number of shares of preferred stock in one or more series and may designate the dividend rate, voting rights and other rights, preferences and restrictions of each series. The Board of Directors has authorized the issuance of up to 2,000,000 shares of 8% Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock"). There are no outstanding shares of preferred stock and the Company has no plans to issue any preferred stock, including the Convertible Preferred Stock. Any future preferred stock issuances could have the effect of, among other things, restricting Common Stock dividends, diluting Common Stock voting power, impairing Common Stock liquidation rights and delaying or preventing a change in control of the Company without further action by the stockholders. See "Description of Securities -- Preferred Stock."

     Shares Eligible for Future Sale; Possible Adverse Effect on Public Market. Sales of the Shares offered hereby could have an adverse effect on the market price of the Common Stock. As of the date of this Prospectus, there will be approximately 19,439,572 shares of Common Stock outstanding, which amount does not include 4,238,975 shares which underlie outstanding options and warrants, including 2,913,309 shares reserved for issuance upon exercise of outstanding warrants held by certain Selling Stockholders, or up to 2,964,706 million Shares offered hereby by the Convertible Debenture holders, assuming conversion of the Convertible Debentures and exercise of Debenture Warrants. Substantially all of the Company's outstanding shares of Common Stock and the Shares are eligible for public sale without restrictions, except for shares purchased by affiliates (those controlling or controlled by or under common control with the Company and generally deemed to include officers and directors) of the Company. Approximately 600,000 shares of the Company's Common Stock are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Subject to the volume and holding period limitations of Rule 144, 600,000 outstanding shares of Common Stock are eligible for sale under Rule 144 as of the date of this Prospectus. No prediction can be made as to the effect, if any, that future sales of additional shares of Common Stock or the availability of such shares for sale under Rule 144, other applicable exemptions or otherwise will have on the market price of the Common Stock prevailing from time to time.
Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. See "Principal Stockholders", "Selling Stockholders", and "Shares Eligible for Future Sale."



     Exchange Rate Fluctuations. The Company is exposed to foreign exchange risks since it has granted stock options and warrants denominated in Canadian currency while the majority of its expenditures will be in United States dollars. Any significant reduction in the value of the Canadian dollar may decrease the value of funds in United States dollars the Company receives upon exercise of warrants and options.

     Current Prospectus Required in Connection with Sale of Shares Offered Hereby. The Selling Stockholders will be able to sell the Shares offered hereby only if (i) there is a current prospectus relating to the Shares offered hereby under an effective registration statement filed with the Commission, and (ii) such Shares are then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various Selling Stockholders reside. The Company has agreed to use its best efforts to maintain the effectiveness of the registration of the Shares being offered hereunder for three years from the date of this Prospectus or such earlier date when all of the Shares being offered hereunder have been sold or may be sold without volume or other restrictions pursuant to Rule 144 under the Securities Act, as determined by counsel to the Company pursuant to a written opinion letter.
There can be no assurance, however, that the Company will be successful in maintaining a current registration statement. After a registration statement becomes effective, it may require updating by the filing of a post-effective amendment. A post-effective amendment is required (i) any time after nine months subsequent to the effective date when any information contained in the prospectus is over 16 months old, (ii) when facts or events have occurred which represent a fundamental change in the information contained in the registration statement, or (iii) when any material change occurs in the information relating to the plan or distribution of the securities registered by such registration statement. The Company anticipates that it will be required to file a post-effective amendment to this Registration Statement from time to time during the next 12 months to reflect current information regarding the Company.


                          COMMON STOCK PRICE RANGES AND DIVIDENDS



     The Common Stock began trading through the Canadian Dealing Network ("CDN") on June 24, 1996, under the symbol "CVZC". From June 24, 1996, through December 31, 1997, the following table sets forth the high and low bid information for the Company's Common Stock in Canadian dollars as reported on the Canadian Dealing Network. The information in the table reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. During this period, the Canadian dollar traded in the $.69 to $.74 range. On December 31, 1997 one Canadian dollar was worth $0.72 U.S. Since July 14, 1998, there have been no significant trades on the C.D.N. On July 14, 1998, the closing bid price of the Company's Common Stock was C$1.00.

                                            High          Low
        June 21-30, 1996                    C$2.80        C$2.50
        July 1 - September 30, 1996         C$2.60        C$1.20
        October 1 - December 31, 1996       C$1.90        C$0.75
        January 1 - March 31, 1997          C$3.45        C$1.45
        April 1 - June 30, 1997             C$2.55        C$1.50
        July 1 - September 30, 1997         C$6.50        C$1.95
        October 1 - December 31, 1997       C$4.17        C$3.91




    The Company's Common Stock began trading through the NASD Electronic Bulletin Board on January 14, 1997 under the symbol "CTVYF". On July 1, 1997, the Company's symbol was changed to "CTVY". The following table sets forth the high and low bid information for the Company's Common Stock in U.S. currency as reported on the NASD Electronic Bulletin Board since January 14, 1997. The table reflects inter-dealer prices, without retail mark-up, mark-
down or commission, and may not necessarily represent actual transactions.   The
Company's Common Stock was not traded through the NASD Electronic Bulletin Board after October 17, 1997.




                                            High          Low
        January 14 - March 31. 1997         $2.20         $1.00
        April 1- June 30, 1997              $1.81         $1.12
        July 1- September 30, 1997          $4.81         $1.38
        October 1-17, 1997                  $3.45         $3.12




     On October 17, 1997, the Common Stock was listed on the American Stock Exchange under the symbol "KTN". The following table sets forth the high and low sales prices for the Common Stock since October 17, 1997.



                                            High         Low
         October 17 - December 31, 1997     $6.00        $2.12
         January 1 - March 31, 1998         $2.94        $1.38
         April 1 - June 30, 1998            $1.75        $0.88
         July 1 - September 15, 1998        $1.19        $0.50






     As of June 30, 1998, there were approximately 1,065 record holders of the Company's Common Stock.




                              DIVIDEND POLICY


     The Company has not previously paid any cash dividends on its Common Stock and does not anticipate or contemplate paying dividends on the Common Stock in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company's business. In addition, the Company may not pay any dividends on common equity unless and until all dividend rights on outstanding preferred stock, if any, have been satisfied. The only other restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by law or by certain credit agreements.


                                CAPITALIZATION



     The following table sets forth the capitalization of the Company as of June 30, 1998 and on a pro forma basis to reflect the exercise of certain warrants, including the Debenture Warrants, held by Selling Stockholders and conversion of the Convertible Debentures. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                                            June 30, 1998
                                                       Actual(1)      Pro
                                                                      forma(2)
         Current maturities of long-term debt        $       -0-     $     -0-
         Long-term debt(3)                             4,654,638       334,638
                                                     -----------     ---------
               Total debt                              4,654,638       334,638




Common Stock, no par value; 17,273,278 shares and
26,437,587, respectively, issued and outstanding(2)  21,119,482     31,012,477

Warrants and beneficial conversion feature              823,695              -

Accumulated deficit in development stage             (3,599,755)    (3,599,755)

Total stockholders' equity                           18,343,422     27,412,722
                                                     ----------     ----------
Total capitalization                               $ 22,998,060    $27,747,360
                                                     ==========     ==========



     (1) Assumes no exercise of outstanding warrants and options and no conversion of Convertible Debentures.
     (2) Assumes that 2,913,309 shares of Common Stock are issued to various Selling Stockholders upon exercise of outstanding warrants other than the Debenture Warrants, resulting in proceeds to the Company of approximately $3,949,300; 2,324,706 shares are issued to the Convertible Debenture holders upon conversion of the Convertible Debentures; and 640,000 shares are issued to the Convertible Debenture holders upon exercise of the Debenture Warrants at an estimated exercise price of $1.25 per share, resulting in additional proceeds to the Company of $800,000. Upon exercise of the warrants, including the Debenture Warrants, held by Selling Stockholders, and conversion of the Convertible Debentures, the Company will have approximately 26,437,587 outstanding shares of Common Stock. See "Business and Properties -- Recent Developments; Sale of Convertible Debentures," "Description of Securities," "Selling Stockholders" and "Agreements with Selling Stockholders."






      (3) Includes outstanding $4,320,000 Convertible Debentures. See "Business and Properties C Recent Developments; Sale of Convertible Debentures" and "Description of Securities -- Convertible Debentures."





          SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL INFORMATION



     The following summary selected historical consolidated and combined financial information has been derived from the financial statements of the Company. This financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations".






Statement of Operations Data:           Year Ended      Year Ended    Year Ended
                                         June 30,        June 30,      June 30,
                                           1998           1997          1996
                                        ----------------------------------------
Oil and gas sales                  $     835,684       $   272,243    $     -0-
Equipment sales                          987,811               -0-          -0-
Oil and gas production costs             615,162           252,272          -0-
Equipment purchase and rework            660,373               -0-          -0-
General and administrative expenses    1,330,361         1,434,046      518,826
Compensation expense related to common
  stock issuances at less than fair value    -0-         1,391,632      446,950
Income/(loss) from operations         (1,160,530)       (2,832,707)  (1,099,360)
Interest and financing expense           814,845            97,158      138,970
Income tax benefit (expenses)            467,678           919,000      387,000
Net income/(loss)                       (830,600)       (2,006,878)    (712,360)
Net loss per weighted-average share of
  common stock outstanding
    Basic and Diluted                $     (0.05)     $      (0.18)  $    (0.07)
Number of weighted-average shares of
  common stock outstanding            16,301,723        11,403,000    9,901,000

Balance Sheet Data:                             June 30, 1998     June 30, 1997
Current assets                                 $    1,592,630     $     753,410
Oil and gas properties                             24,331,189        11,821,346
Total assets                                       26,537,856        12,615,405
Current liabilities                                 1,571,807         1,348,037
Long-term debt                                      4,654,638           139,710
Total liabilities                                   8,194,434         2,156,747
Stockholders' equity                               18,343,422        10,458,658
Working capital (deficit)                              20,823          (594,627)



                        MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Company's Consolidated Financial Statements and "Selected Historical Consolidated and Combined Financial Information" and respective notes thereto, included elsewhere herein. The information below should not be construed to imply that the results discussed herein will necessarily continue into the future or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of management of the Company. Because of the Company's recent acquisitions and the limited scale of the Company's operations prior to 1996, the results of operations from period to period are not necessarily comparative.

Background



     The Company pursued its acquisition program with the addition of three properties in fiscal years 1998 and 1997. Two Texas properties were acquired: the Means Unit in Andrews County and the Sears Ranch Prospect in Nolan and Fisher Counties. One Oklahoma property was also acquired: the N.E. Alden Field in Caddo County. The acquisition of the East Binger Unit, located in Caddo County, Oklahoma, was scheduled to close on May 31, 1998. As a result of declining oil and gas prices, the Company elected not to purchase the East Binger property. Combined with the Cheneyboro Field in Navarro County, Texas, these properties provide an excellent opportunity for future exploration and development drilling. The Company also purchased and subsequently resold an interest in the Zama Lake area in Alberta, Canada, acquired certain horizontal drilling technology and equipment, and acquired two recently rebuilt well servicing rigs and related transportation and service equipment. See "Business and Properties -- Recent Developments."



     Management has focused on purchasing properties that are strong candidates for either secondary recovery initiatives or the employment of specialized drilling and production methods, such as horizontal drilling. The Company also believes that its ability to use the Mustang Servicing Companies to drill both conventional vertical and advanced horizontal wells should lower the Company's finding and development costs.



     The Company uses the full cost method of accounting for its investment in oil and gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and gas reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the unit-of-production method based on the ratio of current production to total proved oil and gas reserves. Because the Company, during fiscal year 1998 used its well service and horizontal drilling equipment solely for its own properties, such equipment is included in the full cost pool. To the extent that such capitalized costs (net of accumulated depreciation, depletion and amortization) less deferred taxes exceed the present value of estimated future net cash flow from Proved Reserves of oil and gas, discounted at 10% and the lower of cost or fair value of unproved properties, after combined income tax effects, such excess costs are charged to operations. Once incurred, a write-down of oil and gas properties is not reversible at a later date even if oil or gas prices increase. While the Company has never been required to write-down its asset base, significant downward revisions of quantity estimates or declines in oil and gas prices from those in effect on June 30, 1998 which are not offset by other factors could result in a write-down for impairment of oil and gas properties.



     Certain statements in this section of the Prospectus and elsewhere herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, (i) significant variability in the Company's quarterly revenues and results of operations as a result of variations in the Company's production in a particular quarter while a significant percentage of its operating expenses are fixed in advance, (ii) changes in the prices of oil and gas, (iii) the Company's ability to obtain capital, (iv) other risk factors commonly faced by development stage oil and gas companies.



Fiscal Year 1998 as Compared to Fiscal Year 1997






     During the fiscal year ended June 30, 1998, the Company had a net loss of $830,600 on revenues of $1,825,852 as compared with a net loss of $2,006,878 on revenues of $272,243 for the fiscal year ended June 30, 1997. The improvement results from the first used equipment sales by the Company's subsidiary, Mustang Oilfield Equipment Company, oil and gas production beginning March 1997 from the N.E. Alden Field and August 1997 from the Aspen properties, oil and gas production beginning November 1997 from the Sears Ranch Prospect, and continued production from the Company's Cheneyboro properties, as well as reductions in general and administrative costs, and gain from the purchase and sale of a Canadian property, which were offset by costs associated with the financing and development of the Company.






     Oil and gas sales increased 207% from $272,243 for the fiscal year ended June 30, 1997 to $835,684 for the fiscal year ended June 30, 1998, reflecting the addition of the Aspen, N.E. Alden and Sears Ranch acquisitions. Oil and gas production costs increased 144% for the fiscal year ended June 30, 1998, reflecting the addition of oil and gas properties and continued remedial work required at the N.E. Alden Field. The Company did not have any significant oil and gas production costs for the fiscal year ended June 30, 1997.






     Equipment sales for the fiscal year ended June 30, 1998 were $987,811 as compared to no sales for the fiscal year ended June 30, 1997. Equipment purchase and refurbishing expenses were $660,373 for the fiscal year ended
June 30, 1998 as compared to zero expenses for the comparable period ended June 30, 1997.






     General and administrative costs were $1,330,361 for the fiscal year ended June 30, 1998, a decrease of $1,495,317 or 53% less than the $2,825,678 incurred for the fiscal year ended June 30, 1997. A substantial portion of the decrease was due to the expiration of the investor relations contract with Liviakis Financial Communications, Inc. ("LFC") and an administrative cost reduction program instituted by management in mid-June 1997. In addition, the Company allocated that portion of its general and administrative expenses that were directly associated with oil and gas acquisition and development activities during the fiscal year ended June 30, 1998 to oil and gas properties. No such costs were allocated during the fiscal year ended June 30, 1997 because the Company was primarily involved in fund raising activities during that time period.






     The Company purchased and sold a Canadian oil and gas property during January 1998 that resulted in a gain of $629,660.






     The Company will recognize an income tax benefit of $467,678 for the fiscal year ended June 30, 1998 as compared to recognition of an income tax benefit of $919,000 for the fiscal year ended June 30, 1997. This is directly related to the size of the profit or loss before income taxes during such periods.



Fiscal Year 1997 As Compared to Fiscal Year 1996

     During the fiscal year ended June 30, 1997, the Company incurred a net loss of $2,006,878 as compared to a loss of $712,360 for fiscal 1996. This 182% increase in net loss is primarily attributable to increases in general and administrative expenses.

     General and administrative costs were $2,825,678 in fiscal 1997, an increase of $1,859,902 or 193% over the $965,776 incurred in fiscal 1996. Included in 1997 general and administrative expenses is a compensation expense of $1,286,800 (approximately 46% of total general and administrative expenses) representing the value of shares and warrants issued to LFC for certain investor relations services, and approximately $212,000 representing costs incurred with respect to a public offering of securities which did not materialize. The remaining increase in general and administrative expense can be attributed to the addition of staff and technical personnel during 1997 as compared to a relatively small staff which was in place for only a part of 1996. See "Certain Relationships and Related Transactions."

     Oil and gas production costs were $252,272 in 1997 as compared to none in 1996. These costs primarily relate to the N.E. Alden Field and particularly to rehabilitation costs which were not capitalized. The Company initially acquired its interest in the N.E. Alden Field in December 1996 for $390,000 of which $35,000 was paid in December 1996 and $355,000 was paid upon closing on March 3, 1997. Oil and gas sales from the N.E. Alden Field in fiscal 1997 were approximately $200,000. Rehabilitation work on two wells in the Cheneyboro Field in the fourth quarter of fiscal 1996 resulted in oil and gas sales of $74,473 during fiscal 1997. The Company recognized an income tax benefit of $919,000 in fiscal 1997 compared to $387,000 in fiscal 1996. This is directly related to the size of the loss before income taxes during such periods.

     During fiscal 1996, the Company issued 300,000 shares to two former officers of the Company for services which was recorded at $446,950. Other expenses during this period were $657,796 which includes $138,970 in interest expense and officers and staff compensation. The loss before income tax benefit of $387,000 was $1,099,360 during fiscal 1996.

Liquidity and Capital Resources



     As of June 30, 1998, the Company had a net working capital of $20,823, before adjustments of $396,411 for non-cash accrued liabilities, leaving an effective working capital of $417,234. For fiscal year 1999, the Company anticipates a capital budget of approximately $10 million, of which $8 million would be spent developing the Means Unit, $0.5 million is allocated to workovers at N.E. Alden and $1.5 million will be used at Cheneyboro. The Means Unit and N.E. Alden funding is scheduled to be provided by the $10 million line of credit. The Company plans to obtain the capital for its initial Cheneyboro drilling from a combination of reduction of its oilfield equipment inventory, vendor financing, exchange of horizontal tools for services and private offerings of securities. No assurance can be given that the Company will be successful in these efforts. See "Business and Properties - Recent Developments, Means Credit Facility"






     During the fiscal year ended June 30, 1998, the Company used $604,084 net cash for its operating activities, of which $891,359 was used for increases in materials and supplies inventory for its used equipment resale business and $216,380 was loss before non-cash charges, offset by $503,655 net increases in cash from net changes to receivables and payables. Cash of $6,661,848 was used in investing activities, primarily in oil and gas properties, and well service and horizontal drilling equipment. Net cash from investing activities was $6,709,082, consisting of: (i) $8,387,331 generated from the issuance of long term notes, sale of common stock, exercise of warrants, and the issuance of the Convertible Debentures; less (ii) $1,678,249 used for payment of liability related to the Aspen acquisition, costs related to sale of stock and notes, and repayments of advances payable, notes payable and long-term debt. See "Business and Properties -- Recent Developments; Sale of Convertible Debentures" and "Description of Securities -- Warrants; WPM Warrants."






     The Convertible Debentures require payments of interest only, at 7%, until December 31, 2001, at which time principal is due in full. Interest payments may be made in shares of the Company's Common Stock, at the Company's election. The Debentures may be converted, at the option of the holders, at the lesser of $1.50 per share or 85% of the average of the three lowest closing bid prices during the ten trading days prior to the notice of conversion. If the conversion price is below $1.25 per share, no more than 10% of the Debentures of any holder may be converted in any 30-day period. The Company recorded an expense of $425,200 in fiscal year 1998 and will record approximately
$260,000 of additional expense in fiscal year 1999 for the difference between the conversion price and the market price of the Company's Common Stock at the time the Debentures become eligible for conversion.






     During the first quarter of fiscal year 1999, through September 15, 1998, the Company has raised $142,500 through the sale, in a private offering, of 285,000 shares of its Common Stock and warrants to purchase 285,000 shares, exercisable at $0.60 per share until December 31, 2001, and obtained from an investor a subscription agreement for an additional $430,000 to be paid prior to December 31, 1998.






     For the remainder of fiscal year 1999, the Company expects that its cash for operations and capital expenditure requirements will be met in the aggregate as follows:



- through the proceeds received from the exercise of outstanding warrants;
- institutional reserves based development mezzanine loans;
- traditional commercial bank asset lending;
- private sales of securities;

- conversion of debt to equity;
- reduction of oilfield equipment inventory;
- exchange of drilling and well servicing equipment for drilling services;
- farmout and/or sale of oil and gas property interests; and
- revenues from operations.



     Management believes a combination of the above sources of capital will provide the necessary liquidity to operate the Company over the next 12 months. No assurance can be given that any additional financing will be available to the Company on acceptable terms, if at all. The inability to obtain additional financing would have a material adverse effect on the Company, including requiring the Company to curtail significantly development of its properties. Any financing may involve substantial dilution to the interests of the Company's then existing shareholders.



     On February 9, 1998, the Company effected the Yukon Continuance in accordance with applicable Canadian law. The Yukon Continuance was approved by the shareholders of the Company at a meeting held on December 10, 1996, for which proxies were solicited in accordance with applicable Canadian laws, but the transaction was not registered under the Securities Act. The Staff of the Commission has advised the Company that the registration of the Yukon Continuance was required pursuant to Rule 145 and that the failure to register the Yukon Continuance was a violation of Section 5 of the Act. As a result, the Company may have a contingent liability to certain of its shareholders, who may sue the Company to recover the consideration paid, if any, for shares of the Company's Common Stock, with interest thereon from the date of the Yukon Continuance to the date of repayment by the Company, less the amount of any income received thereon, upon the tender of such securities, or for damages if the shareholder no longer owns such securities. The Company intends to vigorously defend any such shareholder lawsuits and believes that it may have valid defenses, including the running of applicable statutes of limitations, against claims by some or all of its shareholders. However, to the extent any of the Company's shareholders obtain a judgment against the Company for damages, the Company's net assets and net worth will be reduced, which in turn could reduce the Company's ability to obtain financing for its exploration and drilling operations and cause the Company to curtail operations. There is no assurance that the Company will have the necessary funds or sufficient assets to pay any such judgment obtained by any shareholder against the Company. The Company is unable to quantify the amount of such contingent liability, if any. See "Yukon Continuance" and "Risk Factors -- Possible Contingent Liability for Violation of Securities Act."



Changes in Prices



     During recent years, there has been significant changes in oil and gas prices with corresponding changes in property acquisition and development costs. The results of operations and cash flow of the Company have been, and will continue to be, affected to a certain extent by the volatility in oil and gas prices. Should the Company experience a significant increase in oil and gas prices that is sustained over a prolonged period, it would expect that there would also be a corresponding increase in oil and gas finding costs, lease acquisition costs, and operating expenses. The Company has agreed with Triassic Energy Partnerhs, L.L.C. ("Triassic") to hedge, if requested, its production from the Means Field. See "Business and Properties - Recent Developments; Means Credit Facility."






     The Company markets oil and gas for its own account, which exposes the Company to the attendant commodities risk. Substantially all of the Company's gas production is currently sold to gas marketing firms or end users either on the spot market on a month-to-month basis at prevailing spot market prices or under long-term contracts based on current spot market prices. The Company normally sells its oil under month-to-month contracts with a variety of purchasers.



Year 2000 Modifications



     The Company is currently reviewing its computer systems in order to evaluate necessary modifications for the year 2000. The Company does not currently anticipate that it will incur material expenditures to complete any such modifications. Many of the companies with whom the Company has material transactions have responded to the Company's inquiring and stated that they are Year 2000 compliant, or are currently examining Year 2000 compliance issues.

Other Matters

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128").
SFAS 128 requires companies with complex capital structures that have publicly held common stock or common stock equivalents to present both basic and diluted earnings per share ("EPS") on the face of the income statement. The presentation of basic EPS replaces the presentation of primary EPS currently required by Accounting Principles Board Opinion No. 15 ("APB No. 15"). Basic EPS is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated using the "if converted" method for convertible securities and the treasury stock method for options and warrants as prescribed by APB No. 15. This statement is effective for financial statements issued for interim and annual periods ending after December 15, 1997. The Company adopted SFAS 128 as of December 31, 1997 for the period ended December 31, 1997 and all prior periods. The adoption of SFAS 128 has not had a significant impact on the Company's reported EPS to date.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 129, Disclosures of Information About Capital Structure ("SFAS 129") which establishes standards for disclosing information about an entity's capital structure. The disclosures are not expect to have a significant impact on the consolidated financial statements of the Company. SFAS 129 is effective for financial statements ending after December 15, 1997.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130") which established standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 is effective for years beginning after December 15, 1997. The Company does not anticipate a material impact to its consolidated financial statements upon adoption of this standard.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information ("SFAS 131") which establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes the related disclosures about products and services, geographic areas and major customers. SFAS 131 replaces the "industry segment" concept of Financial Accounting Standard No. 14 with a "management approach" concept as the basis for identifying reportable segments. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. The Company expects additional disclosures will be required, but otherwise does not anticipate a material impact to its consolidated financial statements upon adoption of this standard.




     In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits ("SFAS 132"), and SFAS 133,
Accounting for Derivative Instruments and Hedging Activities." SFAS 132 is effective for fiscal years beginning after December 15, 1997, and SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company does not anticipate a material impact to its consolidated financial statements upon adoption of these standards.




                               BUSINESS AND PROPERTIES

General



     The Company, through its subsidiaries, is engaged in the exploration and development, acquisition and operation of oil and gas properties with a geographic focus in major oil and gas producing regions in the United States. The Company was incorporated in the Province of Ontario, Canada, originally as Cotton Valley Energy Limited, on February 15, 1995. From its inception through June 30, 1997, the Company was engaged principally in organization and capitalization activities and did not generate material revenues from operations. For the year ended June 30, 1998, the Company concentrated on acquiring additional properties and integrated engineering and development.

     On June 30, 1995 in a one-for-one share and warrant exchange, the Company acquired all the issued and outstanding shares of CV Energy. The Company intends to conduct most of its acquisition, exploration and development of oil and gas properties through CV Energy.






     As a result of the Arjon amalgamation, which was completed on June 14, 1996, the Company's name was changed to Cotton Valley Resources Corporation and its shares of Common Stock began trading through the Canadian
Dealing Network ("CDN"). Arjon was a public Canadian company formed more than 50 years ago to operate a gold mine. At the time of the amalgamation, Arjon had not engaged in business for more than 25 years, it had no material liabilities, and its only asset was a Cotton Valley Energy Limited debenture in the amount of $146,300. The stockholders of Arjon received 686,551 shares of Common Stock in the amalgamation.






     On April 30, 1996, the Company organized Cotton Valley Operating Company, a Texas corporation ("CV Operating") to operate the Company's oil and gas properties. The Company on February 25, 1997, organized Cotton
Valley Energy, Inc., an Oklahoma corporation ("CVEI") to acquire and operate the N.E. Alden Field properties in Caddo County, Oklahoma. CVEI commenced operations on March 3, 1997. Aspen Energy Corporation, a Nevada corporation ("Aspen"), was an inactive subsidiary of the Company, formed on May 1, 1996, which was used to accommodate the merger of Aspen Energy Corporation, a New Mexico corporation ("Old Aspen") into Aspen on July 31, 1997. The principal asset of Old Aspen was its interest in the Means Unit in Andrews County, Texas (the "Means Unit"). On May 27, 1998, Aspen organized Cotton Valley Means, Inc. as a Texas corporation ("CV Means") and transferred all of its interest in the Means Unit to CV Means to facilitate a $10 million financing relating to the development of this property.






     In addition to CV Energy, CV Operating, CVEI, Aspen and CV Means, the Company recently organized Mustang Well Servicing Company, a Nevada corporation ("Mustang Well Servicing"), Mustang Oilfield Equipment
Company, a Nevada corporation ("Mustang Equipment"), and Mustang Horizontal Services, Inc., a Nevada corporation ("Mustang Horizontal") (collectively, the "Mustang Service Companies"). All of the Company's subsidiaries are wholly owned by the Company, except for CV Means which is a wholly-owned subsidiary of Aspen.



     The Company believes that the current demand in the petroleum industry for drilling and production equipment and services in general, and particularly horizontal drilling equipment, provides the Company with an opportunity to increase revenues and cash flow through the acquisition and refurbishment of used oil field equipment and the use of well servicing rigs and related equipment. The Company has augmented its property acquisition and development strategy with the addition of the Mustang Service Companies which the Company believes can provide timely, quality services at competitive costs as well as providing the Company with the capabilities to perform workovers, horizontal drilling, and most significantly, the equipment and personnel necessary for the Company to conduct its exploration and development activities.

Business Strategy

     The Company's current business strategy is to (i) continue to increase reserves, production and cash flows by acquiring properties, or companies with properties, with development opportunities, (ii) develop existing reserves through low risk developmental drilling or recompletion programs, (iii) concentrate on development activities within a limited number of core areas;
(iv) acquire and refurbish used oil field equipment for use in development activities and for resale; and (v) provide well servicing for the Company's and other wells. Although the Company continuously is seeking acquisitions of reserves and oil field equipment, there can be no assurance that the Company will be able to identify and acquire reserves or oil field equipment upon terms favorable to the Company or obtain the necessary financing on favorable terms.

The following are key elements of the Company's strategy:

             Exploitation and Development of Existing Properties. The Company has a significant inventory of exploitation projects, including development drilling, workovers and recompletions. The Company intends to maximize the value of its properties through development activities including in-fill drilling, waterflooding and other enhanced recovery techniques.



             Management of Operating Costs. The Company emphasizes strict cost controls in all aspects of its business and intends to seek the lowest cost of operations by either operating its own properties or having the properties operated by others under contract.

             Property Acquisitions. Although the Company has a significant inventory of exploitation and development opportunities, it continues to pursue strategic acquisitions which fit its objectives of increasing oil and gas reserves with development potential.

     The success of the Company in maintaining positive working capital and obtaining the necessary capital resources to fund future costs associated with its operations and expansion plans is dependent upon the Company's ability to (i) increase revenues through acquisitions and recovery of proved producing and proved developed non-producing reserves; (ii) implement stringent costs controls at the corporate administrative office and in field operations; (iii) convert Convertible Debentures to equity; (iv) obtain the exercise of outstanding warrants; and (v) obtain asset based commercial financing. However, even if the Company achieves some success with its plans to maintain or increase its working capital, there can be no assurance that it will be able to generate sufficient revenues to achieve significant profitable operations or fund its expansion and acquisition plans.

Recent Developments



     Aspen Acquisition. Effective June 30, 1997, the Company, through its wholly-owned subsidiary, Aspen, acquired Old Aspen, whose principal asset consisted of a 100% working interest in the Means Unit in Andrews County, Texas. The purchase price consisted of $200,000 cash, $300,000 of short-term notes, 2,511,317 shares of Common Stock, of which 269,970 shares were returned to the Company by the Old Aspen shareholders in settlement of notes payable to Old Aspen in the amount of $425,000. The acquisition also included various interests, having an aggregate value of less than $500,000, in two wells in Utah, which were subsequently sold by the Company for $200,000, two wells in Latimer County, Oklahoma, one well in Harrison County, Texas and several shallow wells in Gregg County, Texas. See "- Description of Properties; Means Unit" and "Agreements with Selling Stockholders -- Aspen Acquisition."






     Sears Ranch Prospect.   In October, 1997, the Company, through its
subsidiary, CV Energy, completed the acquisition of a 100% working interest in approximately 6,600 acres in the Sears Ranch area of Nolan and Fisher Counties, Texas (the "Sears Ranch Prospect") for cash and other consideration. Other consideration received by the Company included pooling rights, existing contracts related to the Sears Ranch Prospect and all personal property (including equipment) located on or used in connection with the Sears Ranch Prospect. The primary purpose of this acquisition was to acquire oil field equipment, including pumpjacks, tank batteries, injection pumps, separators, tubing and casing. See "-Description of Properties; Sears Ranch Prospect".






      M&M Acquisition. Effective November 5, 1997, the Company, through its subsidiary, Mustang Horizontal, acquired certain horizontal drilling technology and equipment from M&M Directional Drilling Consultants ("M&M").
In connection with the purchase, the Company issued warrants to purchase 60,000 shares of Common Stock and warrants to purchase 100,000 shares of Common Stock (the "Mustang Warrants") to M&M and LFC, respectively. LFC directed that 25,000 of its Mustang Warrants be issued to Robert B. Prag, an officer of LFC. The Mustang Warrants are exercisable at any time at an exercise price of $3.50 per share until December 31, 2000. In addition, the Company paid M&M $550,000 cash for the horizontal drilling technology and equipment. Subsequent to the acquisition, the M&M personnel and equipment were used to drill a single three-lateral horizontal well on one of the Company's properties, which was completed as a water injection well for a waterflood program. This well will be tested for injection for a number of months before a decision would be made to drill additional horizontal wells on the same property. As a result of the recent downturn in oil and gas prices, third party service work is not economically available for Mustang Horizontal and the horizontal drilling of other Company properties has been delayed pending increases in development capital availability. Accordingly, the horizontal equipment has been stacked and the appropriate personnel laid off. The company is currently seeking to exchange the equipment with a larger horizontal contractor in return for the horizontal drilling of a test well on the Company's Cheneyboro property. See "Description of Securities -- Warrants; Mustang Warrants."



     Equipment Acquisition. On December 30, 1997, the Company, through its subsidiary, Mustang Well Servicing, acquired from three institutional lenders, who had obtained the equipment through a foreclosure proceeding, two recently rebuilt well servicing rigs and related transportation and service equipment (the "Equipment") for $1 million in cash and issuance of $220,000 of the Convertible Debentures described below. The Equipment was tooled out at Mustang Well Servicing's facilities at Odessa, Texas and began workover and horizontal drilling re-entry operations in February 1998 on the Company's Means Unit in Andrews County, Texas and Sears Ranch Prospect in Nolan and Fisher Counties, Texas.

     Sale of Convertible Debentures. On December 30, 1997, the Company completed the private placement of $4,320,000 of its 7% Secured Convertible Debentures ("Convertible Debentures") to a group of eight institutional investment firms led by a Fort Worth, Texas institutional energy investor. Approximately $1 million of the cash proceeds and $220,000 of Convertible Debentures were used to purchase the Equipment. The remaining funds were used for the acquisition and development of oil and gas properties and purchase of oil field equipment.



     The Convertible Debentures are due December 31, 2001 and are secured by the Equipment and other assets of the Company, including the Company's properties at N.E. Alden and Sears Ranch as well as a portion of the Cheneyboro properties. The Convertible Debentures are convertible into a minimum of approximately 2.88 million shares of the Common Stock and a minimum of 720,000 warrants ("Debenture Warrants"), subject to adjustment upon certain events, exercisable at prices related to the market price at the time of conversion, with limits on rights to convert if the conversion price of the Common Stock falls below a floor price of $1.25 per share (the "Floor Price"). The conversion price is the lesser of $1.50 per share or 85% of the average of the three lowest closing bid prices during the ten trading days prior to the notice of conversion. During any thirty-day period, any investor may not tender for conversion more than the greater of $100,000 or 10% of his originally purchased Convertible Debentures at a conversion price less than the Floor Price. The Company may elect to redeem (for a 10% premium) any Convertible Debentures tendered for conversion at any price below the Floor Price.






     Under the terms of the Convertible Debentures, the Company was obligated to obtain on or before May 30, 1998 an effective registration statement covering the shares of Common Stock to be issued upon conversion of the Convertible Debentures and exercise of the Debenture Warrants. The Company was not successful in obtaining the effectiveness of the registration statement which event, with notice, would be an event of default under the Convertible Debentures. The Company and each Convertible Debentureholder have agreed, effective October 5, 1998, to certain amendments to the Convertible Debentures and related documents, including a waiver of the prospective event of default. As consideration for the waiver, the Company is obligated to issued a total of 400,000 shares (the "Waiver Shares") on a pro rata basis to each Convertible Debentureholder. The Waiver Shares are valued by the board of directors at $0.425 per share. Additionally, the Company is obligated to issue to the Convertible Debentureholders approximately 720,000 shares of common stock in lieu of accrued interest of approximately $302,000 on the Convertible Debentures for December 30, 1997 through December 31, 1998.






     During September 1998, $100,000 of Convertible Debentures were converted into 235,294 shares of Common Stock.






     The 4.32 million shares of Common Stock registered herein for the Convertible Debentureholders consist of 400,000 Waiver Shares, 720,000 Interest Shares, 235,294 shares issued prior to the date hereof for conversions of Convertible Debentures, 2,324,706 shares to be issued upon conversion of Convertible Debentures, and 640,000 shares to be issued upon exercise of the Debenture Warrants.






     In addition to the usual and customary covenants contained in convertible debenture agreements of this nature, the Company is required to reserve shares of Common Stock in an amount not less than 200% of the number of shares of Common Stock that would be issuable upon conversion in full of the Convertible Debentures and full exercise of the Debenture Warrants granted thereunder. In furtherance of this covenant, the Company is required to seek stockholder approval of an increase in the Company's authorized shares if necessary to maintain such reserves. Furthermore, any holder of Convertible Debentures shall not be permitted to convert its Convertible Debentures or exercise its Debenture Warrants to the extent that such conversion or exercise would result in a beneficial ownership in the Company in excess of 4.999%. The Convertible Debenture holders have a right of first refusal for future financing of the Company under certain conditions. The Company has listed an additional 3.2 million shares, and has prepared an application for the listing of an additional 1.12 million shares of its Common Stock on AMEX. The
4.32 million shares include Waiver Shares, Interest Shares, shares underlying the Convertible Debentures and shares to be issued upon exercise of the Debenture Warrants. Although the Company's Registration Statement, of which this Prospectus is a part, includes 3.2 million shares which the Company currently believes will provide sufficient shares upon the conversion of the Convertible Debentures and upon exercise of all the Debenture Warrants, the Company has reserved for issuance a total of up to 4.8 million shares of its Common Stock to be issued, if necessary, upon conversion of the Convertible Debentures and up to 1.2 million shares to be issued, if necessary, upon exercise of the Debenture Warrants. See "Description of Securities -- Convertible Debentures," "Selling Stockholders" and "Agreements with Selling Stockholders."

     Zama Lake Property Purchase and Sale. In January 1998, the Company completed the purchase of substantially all of the oil and gas interests in the Zama Lake area in Alberta, Canada (the "Zama Property") owned by a Canadian independent oil and gas producer. The purchase price was approximately $6.9 million. Immediately following the purchase of the Zama Property, the Company sold all of its interests to Phillips Petroleum Resources, Ltd. and certain of its affiliates for approximately $7.5 million.

     The Zama Property consists of a total of 23,400 gross acres (11,672 net acres) of oil and gas leases and 42 producing wells in northwest Alberta approximately 55 miles northeast of Rainbow Lake. At the time of this transaction, the Zama Property's production net to the interests acquired averaged approximately 270 Bbls/D of oil, 6 MMcf/D of gas and 30 Bbls/D of natural gas liquids.



     Option to Purchase East Binger Unit, Caddo County, Oklahoma. On January 14, 1998, CVEI, a subsidiary of the Company, and Phillips Petroleum Company ("Phillips") entered into an agreement for the purchase by CVEI of all of Phillips' interests in certain oil and gas leases (the "Leases"), including the wells, equipment and personal property located on the Leases, in the East Binger Unit, Caddo County, Oklahoma ("East Binger Unit") for $4,000,000. Closing of the transaction was subject to CVEI obtaining financing for the purchase by May 31, 1998. As a result of declining oil and gas prices, the Company was unable to obtain the necessary financing by the scheduled closing date. The Company did not incur any liability as a result of the failure of the East Binger Unit to close.






     Means Credit Facility. On June 12, 1998, CV Means entered into a credit agreement with Triassic Energy Partners, L.P. ("Triassic"), an affiliate of Cambrian Capital Corporation whereby CV Means could borrow up to $10,000,000 on a multiple-advance, non-revolving basis (the "Means Credit Facility"). Repayment of amounts advanced under the Means Credit Facility is guaranteed by the Company and all its subsidiaries.






     Under the Means Credit Facility, up to $1,000,000 may be advanced for new project development working capital purposes. The remaining $9,000,000 may be advanced for the development of the Company's Means (Queen
Sand) Unit in Andrews County, Texas (the "Means Unit"). As of September 15, 1998, the Company had drawn down $350,000 for working capital and $388,600 for Means Unit property development purposes. A $10,000,000 promissory note dated June 12, 1998 with interest at the prime rate of Citibank N.A., New York, New York plus 2% was issued to Triassic by CV Means in accordance with the terms of the Means Credit Facility. Until the maturity date, May 31, 2002, the Company will deliver to Triassic each month a percentage of the revenues from the Means Unit to be applied to accrued interest and payment of principal of the note. On the maturity date, the accrued interest and outstanding principal balance of the note is due and payable. As security for the Means Credit Facility, CV Means granted a security interest in substantially all the assets of CV Means, including the Means Unit and all income generated thereby. As further security for the Means Credit Facility, Aspen, the sole shareholder of CV Means, pledged all the outstanding shares of CV Means to Triassic.






     As further consideration for the Means Credit Facility, CV Means assigned a net profits overriding royalty interest in the Means Unit to Cambrian Capital Partners, L.P. ("Cambrian") and also entered into a commodities swap agreement with Triassic. The Company also issued a Unit Purchase Option to Cambrian which allows Cambrian to purchase up to 100,000 units of the Company for $1.75 per unit. Each unit consists of 1.085 shares of the Company's Common Stock and one warrant, which grants to the warrant holder the right to purchase two shares of Common Stock at an exercise price of $2.02 per share. All shares issuable under this Unit Purchase Option are subject to a registration rights agreement that requires the Company to register such shares under certain circumstances.



Description of Properties



     Cheneyboro Field. The Company owns approximately 6,700 net acres of producing and non-producing oil and gas leases (with rights of first refusal to acquire additional leases) in the Cheneyboro Field of Navarro County, Texas (the "Cheneyboro Field"). The Company has entered into an Area of Mutual Interest ("AMI") Agreement with a number of unaffiliated parties covering approximately 33,000 acres in and around the Cheneyboro Field. The Company has the right to acquire up to a 75% working interest in any new lease acquired by any of the other parties to the AMI Agreement.

     The Cheneyboro Field is located 17 miles southeast of Corsicana, Texas, in Navarro County. This field is productive in the Cotton Valley Limestone formation (also called the "Cotton Valley Lime") at a vertical depth of approximately 9,500 feet. Field development continued following the initial discovery in 1978 into the early 1980s. Between 1978 and 1987, marginal wells were drilled defining the limits of the field. Approximately 30 interior additional vertical wells in the Cheneyboro Field produced approximately 2.7 million Bbls of oil, representing an average of approximately 90,000 Bbls per well. Some of the vertical wells have produced over 200,000 Bbls, indicating better drainage where the wells penetrated the fracture system. In 1989, approximately 12,000 acres of this field was expropriated and several producing wells were plugged in order to build Richland/Chambers Creek Reservoir, a water supply reservoir for the City of Fort Worth, Texas. See "-- Oil and Gas Reserves."



     The Cotton Valley Lime reservoir at Cheneyboro is highly fractured. The primary objective reservoir rock is an oolitic carbonate grainstone of Jurassic age that was deposited on a Paleozoic shelf break. Subsequent pullout of the deeper Louann Salt caused extensive fracturing. The salt withdrawal left the residual field structure as simple regional dip. Hydrocarbon trapping occurs as a result of the high degree of fracture density bounded by areas of non-permeability.



     The Company believes that horizontal drilling techniques will lead to higher initial rates and better recovery efficiencies in this field than those experienced in the original vertical well completions. Since much of the field is under water, some directional drilling from the shoreline is anticipated. Based on analogy to horizontal drilling in fractured limestone reservoirs in other areas, increased productive capacity and ultimate reserves are anticipated relative to historical, vertical per well averages.

     The Company is unaware of any regulatory restrictions on drilling near the reservoir. The Company will build the normal retaining walls around its drilling and storage sites to prevent oil spills from spreading. The Company intends drilling to a depth of approximately 9,500 feet and does not anticipate any special risks associated with drilling near a reservoir. See "-- Regulation; Environmental Regulation."



     Means Unit. The Cotton Valley Means (Queen Sand) Unit (the "Means Unit") originally consisted of 2,096 acres on four leases in north central Andrews County, Texas. Production began in 1954 and development followed rapidly. By 1960, when a secondary project of water injection was initiated, there were 41 total wells in the Means Unit. Most wells were completed in casing, perforated and fractured with a large number flowing initially. The best wells flowed more than 400 barrels of oil per day ("Bopd") initially and the initial potentials of 32 of the 41 wells (78%) exceeded 100 Bopd.






     Primary production peaked in 1957 at 1096 Bopd from 41 wells. By 1960, the production was down to 327 Bopd, a decline of more than 70%. Secondary response was rapid in some wells and peak secondary production occurred from 1961 through 1964, with almost flat production, at slightly above 833 Bopd. The original waterflood used 21 injection wells and 20 producers, for an overall spacing of 50 acres per well, and an injection to producing well ratio of approximately 1 to 1. However, during the period of greatest production decline, starting in 1968, several injection wells were down for extended periods of time because of severe corrosion of the tubing strings. This was the result of not using protected tubing (plastic coated, fiberglass or cement lined) in the injection wells. Also, several of the injection wells had severe injectivity losses due to plugging problems (scale and iron-sulfide) partly caused by being at the far end of the Exxon Means Injection System. As a result, less water than needed to properly flood the reservoir was used.






     Old Aspen purchased the leases in 1996 for the purpose of instituting a 20-acre infill redevelopment program. Several redevelopments have been completed since 1988 in other Queen Sand fields in Andrews County and adjacent
Gaines County and all of the redevelopments designed with adequate injection support have been very successful. A study of 11 offset redevelopment waterfloods in the Means, McFarland and Magutex fields indicated that 35.3% of the original oil in place had been produced on average for these units. The cumulative production to date (both primary and secondary) in the initial 2096 acre Means Unit, prior to being purchased by the Company, has been 4.136 million barrels of oil, which the Company believes is equal to approximately 16.% of the original oil in place.






     During March and April of 1998, the Company, using personnel and tools belonging to its Mustang subsidiaries, re-entered the Spinks #2 well and horizontally drilled three lateral legs of 1,500-2,000 feet length in the Queens "B", Queen "C" and Queen "D" Sands. The well has been permitted as a water injection well and the Company has planned an extensive test program to determine whether a horizontal injection pattern would provide increased recovery.






     The Company, during May and June 1998, acquired two more leases adjacent to the original 2,096 acre Means Unit and extended it to approximately 2,600 acres. Accordingly, the pattern has been increased and the additional property was included in a reserves report by K&A Energy Consultants Inc., dated as of June 30, 1998 which estimates that the 2600 acre extended Means Unit contains net proved reserves of 2.8 million barrels of oil and 0.8 Bcf of gas. See "-- Oil and Gas Reserves."






     N.E. Alden Field.   On March 3, 1997, the Company purchased all of the
interests held by the Homestake Company and certain other parties in the N.E. Alden Field, Caddo County, Oklahoma. Subsequently, the Company acquired additional interests from other parties. The properties, consisting of approximately 550 net acres of oil and gas leases, 11 producing oil and gas wells, three injection wells and two shut in wells, contain, as of June 30, 1998, proved developed and undeveloped net reserves of approximately 418,000 Bbl of oil and 4.6 Bcf of gas. Working interests in the wells ranges from 50% to 100% and the net revenue interest is at least 75% of the respective working interests. As a result of recent workover activity in the Hunton Formation, the Company expects certain reserves currently classified as probable will be reclassified as proved reserves.



     Located approximately 65 miles southwest of Oklahoma City, Oklahoma, the field was discovered in 1956 and initially tested for 771 barrels of oil and 608 Mcf of gas per day from the Bromide formation at a depth of approximately
9,300 feet. Since the discovery, the Bromide has been developed and is now a unitized water flood consisting of four producing wells and three water injection wells. The remaining wells have been completed in other zones above and below the Bromide. Gas from the field is transported through a gathering system and a one-mile pipeline owned by the Company.



     In addition to the current production, there are also potential zones either behind existing wells, or reachable by deepening existing well bores. During fiscal year 1998, Cotton Valley completed a number of workovers of the existing wells, which improved production from existing zones and opened new zones for additional production and reserves. During fiscal 1999, the Company expects to deepen at least one well to develop proved reserves in the Arbuckle Formation offsetting a well which had initial flow rates of approximately 7,000 MCF of gas per day.






     Sears Ranch Prospect.   In October 1997, the Company, through its
subsidiary, CV Energy, completed the acquisition of a 100% working interest in approximately 6,200 acres in the Sears Ranch area of Nolan and Fisher
Counties, Texas (the "Sears Ranch Prospect") for cash and other considerations. The assets received by the Company included pooling rights, existing contracts related to the Sears Ranch Prospect and all personal property (including equipment) located on or used in connection with the Sears Ranch Prospect. The primary purpose of this acquisition was to acquire oil field equipment, including pumpjacks, tank batteries, injection pumps, separators, tubing and casing.






     The Sears Ranch Prospect has been productive in the Odem Lime formation, with cumulative production of approximately eight million barrels. Attempts to waterflood this property by predecessor operators have been unsuccessful. According to reports by the Company's independent consultants, the Sears Ranch Prospect is an excellent candidate for redevelopment using horizontal drilling. In February 1998, the Company began testing this prospect as a horizontal drilling prospect in the Odem Lime formation. During September 1998, the Company initiated a pilot waterflood project consisting of one injection well and four producing wells. There can be no assurance that the Company can economically develop any remaining reserves from the Sears Ranch Prospect through either horizontal or vertical drilling or a different waterflood pattern.






     Option to Acquire Additional Property. Since 1995, the Company has owned an option to acquire a 51.8% working interest in the Sword Unit, Offshore Santa Barbara, California (the "Sword Unit"), which the Company believes contains significant reserves of heavy crude oil. As a result of lower crude oil prices during 1998, the Company has been unable to arrange a syndicate to complete the purchase and re-assigned its option back to the original holders. The Company did not incur any liability as a result of this re-assignment of property.

Title of Properties

     The Company follows industry practice when acquiring undeveloped properties on minimal title investigation. A title opinion is obtained before drilling begins on the properties. The Company has title opinions for a majority of its properties . The Company's properties are subject to royalty interests, liens incident to operating agreements, liens for current taxes and other burdens that the Company believes do not materially interfere with their use or value. The Company may incur additional expenses in obtaining titles or doing remedial work on the titles, but in the opinion of management these expenses would not be material.

Development and Exploration Activities

     Overview. The Company presently intends to focus its exploration and development efforts on its inventory of oil and gas properties, further acquisitions and, to a lesser extent, selected exploratory drilling prospects. The Company intends to conduct its drilling and workover activities through its Mustang Service Companies and, if necessary, contracting with independent drilling contractors and by outsourcing other services. The Company typically compensates its drilling subcontractors on a turnkey (fixed price), footage or day rate basis depending on the Company's assessment of risk and cost considerations. The Company occasionally utilizes contract services in its oil field operations and will employ independent consultants from time to time to evaluate Company prospects, reserves and other oil and gas assets.



     Development Drilling and Workover. The Company's development strategy focuses on maximizing the value and productivity of its oil and gas asset base through development drilling, workovers and enhanced recovery projects.
The Company has budgeted approximately $10 million for exploitation and development activities for fiscal year 1999. The Company has identified numerous development drilling and workover locations (including both production and injection wells) on its properties. In exploiting its producing properties, the Company relies upon its in-house technical staff and utilizes the services of outside consultants on a selective basis.






     Waterfloods. The Company believes it can enhance the value of its Means Unit through in-fill drilling and water injection. While waterfloods typically take considerable time to respond to fluid injection, the Mean Unit has some potential, based on staged installation of water flood facilities that would result in a somewhat faster increase in production and cash flow. The Company has budgeted approximately $8 million in fiscal 1999 for the Means Unit waterflood project.






     Exploratory Drilling. Although the Company is not currently engaged in any significant exploration drilling, it intends to increase its activities in this area in the future and may spend up to $500,000 during the next 12 months for exploratory drilling, if funding becomes available. The Company will attempt to lessen the risks inherent in exploratory drilling by (i) concentrating in specific areas in the United States where the Company's technical staff has considerable experience and which are in known producing trends where the potential for significant reserves exists; (ii) diversifying through investment in multiple prospects; (iii) utilizing 3-D seismic and other advanced technologies, including directional and horizontal drilling, and (iv) promoting out interests to industry partners.






Markets






     General. Oil and gas operating revenues are highly dependent upon prices and demand for oil and gas. Numerous factors beyond Cotton Valley's control can impact the prices of its oil and gas. Decreases in oil and gas prices would have an adverse effect on the Company's proved reserves, revenues, profitability and cash flow.



     The Company has not engaged in any crude oil and gas price swaps or other hedging transactions to reduce its exposure to price fluctuations. Pursuant to the terms of the Means Credit Facility, the lender may initiate crude oil commodity swaps with the Company for its production from the Means Unit. The Company may also, however, engage in other similar transactions from time to time as management deems advisable.



     Gas Sales. Gas from its wells in East Texas (Cheneyboro Field) and Southwest Oklahoma (N.E. Alden Field) are sold at spot prices on contracts with thirty-day cancellation provisions and are gathered and delivered to purchasers
through pipeline systems owned by the Company.   During fiscal year 1998, the
Company sold its gas to eight different purchasers, no single one of which accounted for more than 10% of the Company's gross revenues.

     Oil Sales. The Company sells its oil production under short-term arrangements at prices no less than the purchaser's posted prices for the respective areas less standard deductions. Management believes that numerous buyers are available for the Company's oil. During fiscal year 1998, the Company sold its oil to six different purchasers, one of which, National Cooperative Refinery Association, accounted (at 11.7%) for more than 10% of the Company's gross revenues.






     Oilfield Equipment Sales. The Company sells its oilfield equipment and supplies to numerous retail and wholesale customers located in several states and Canada. During fiscal year 1998, one Customer, Dunnam Pumping
Units (at 18.1%) accounted for more than 10% of the Company's gross revenues.



Oil and Gas Reserves



     General. All information set forth in this Prospectus regarding estimated proved reserves, related estimated future net cash flows and PV-10 of the Company's oil and gas interests is taken from a report prepared by K&A Energy Consultants, Inc., as of June 30, 1998. The estimates of these independent petroleum engineers were based upon their review of production histories and other geological, economic, ownership and engineering data provided by the Company.






     In accordance with Commission guidelines, the estimates of future net cash flows from Proved Reserves and their PV-10 are made using oil and gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties. The Company's estimates of Proved Reserves, future net cash flows and PV-10 were estimated based on $13.01 per Bbl of oil and $2.04 per Mcf of gas, before deduction of production taxes.






     All reserves are evaluated at contract temperature and pressure which can affect the measurement of gas reserves. Operating costs, development costs and certain production-related and ad valorem taxes were deducted in arriving at the estimated future net cash flows. No provision was made for income taxes. The following estimates set forth reserves considered to be economically recoverable under normal operating methods and existing conditions at the prices and operating costs prevailing at the dates indicated above. The estimates of the PV-10 from future net cash flows differ from the standardized measure of discounted future net cash flows set forth in the notes to the Consolidated Financial Statements of the Company, which is calculated after provision for future income taxes. There can be no assurance that these estimates are accurate predictions of future net cash flows from oil and gas reserves or their present value.






     Except for the effect of changes in oil and gas prices, no major discovery or other favorable or adverse event is believed to have caused a significant change in these estimates of the Company's proved reserves since June 30, 1998.



     No estimates of Proved Reserves of oil and gas have been filed by the Company with, or included in any report to, any United States authority or agency (other than the Commission).



     Proved Reserves. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimated is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.






     Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes: (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.






     Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir provides support for the engineering analysis on which the project or program was based.

     Estimates or proved reserves do not include the following (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves; (B) crude oil, natural gas, and natural gas fluids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.






     Company Reserves. The following table summarizes the Company's estimated net proved oil and gas reserves as of June 30, 1998 as estimated by K&A Energy Consultants, Inc.






                        Estimated Proved Oil and Gas Reserves

                                                            At June 30, 1998
                                                            ----------------
Net Gas Reserves (Mcf):
     Proved Developed Producing                                     161,204
     Proved Developed Non-Producing Reserves                        837,134
     Proved Undeveloped Reserves                                 11,763,141
                                                                 ----------
          Total Proved Gas Reserves                              12,761,479
                                                                 ==========
Net Oil Reserves (Bbl):
     Proved Developed Producing Reserves                            156,657
     Proved Developed Non-Producing Reserves                        198,667
     Proved Undeveloped Reserves                                  5,414,700
                                                                 ----------
           Total Proved Oil Reserves                              5,770,024
                                                                 ==========
Total Proved Reserves (BOE)                                       7,896,937






                  Estimated PV-10 of Proved Reserves

                                                           At June 30, 1998(1)
                                                           -------------------
Estimated PV-10(2):
     Proved Developed Producing                               $     594,857
     Proved Developed Non-Producing Reserves                      1,710,935
     Proved Undeveloped Reserves                                 28,841,250
                                                               ------------
          Total PV-10 of Proved Reserves                     $   31,147,042







     (1) Prices based on $13.01 per Bbl of oil and $2.04 per Mcf of gas. See "Business and Properties -- Oil and Gas Reserves."
     (2) PV-10 differs from the standardized measure of discounted future net cash flows set forth in the notes to the Consolidated Financial Statements of the Company, which is calculated after provision for future income taxes. Both measures utilize existing oil and gas prices and costs as of the evaluation date held constant for the life of the properties.




Oil and Gas Production, Prices and Costs

     The following table shows the approximate net production attributable to the Company's oil and gas interests, the average sales price and the average production expense attributable to the Company's oil and gas production for the periods indicated. Production and sales information relating to properties acquired or disposed of is reflected in this table only since or up to the closing date of their respective acquisition or sale and may affect the comparability of the data between the periods indicated.

                                                          Year Ended June 30,
                                                  1996        1997         1998
                                               ---------   ---------    --------
           Oil and Gas Production:
                  Oil (Bbls)                          -       8,981       27,584
                  Gas (Mcf)                           -      43,301      181,423
                  Oil Equivalents (BOE)               -      16,198       57,821
            Average Sales Price(1):


                  Oil (per Bbl)                       -      $19.22       $13.01
                  Gas (per Mcf)                       -      $ 2.21       $ 2.04
                  Oil Equivalents (per BOE)           -      $16.81       $14.33
         Oil and gas production expenses (per BOE)(2) -      $15.57       $10.55



         (1)     Before deduction of production taxes.
         (2) Includes lease operating expenses and production and ad valorem taxes, if applicable.

Drilling Activity



     The Company did not drill any wells during the two fiscal years ended June 30, 1997. During the year ended June 30, 1998, the Company participated for a 12.5% working interest in a single exploratory well which was a dry hole.
The Company also successfully completed the drilling of a horizontal water injection well in which its working interest is 100%.



Oil and Gas Wells



      The following table sets forth the number of productive oil and gas wells in which the Company had a working interest at June 30, 1998.





                                          Productive Wells
                             Gross(1)               Net(2)
                       --------------------    ----------------------
        Location        Oil    Gas    Total     Oil     Gas     Total
   -----------------   -----  -----   -----    -----   ------   -----
   Texas                34     1       35       34       1        35
   Oklahoma             10     4       14        9       3        12
                       -----  -----   -----    -----   ------   -----
       Total            44     5       49       43       4        47
                       =====  ====    =====    =====   ======   =====

     (1) The number of gross acres is the total number of acres in which a working interest is owned.
     (2) The number of net acres is the sum of fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

Oil and Gas Acreage



     The following table summarizes the Company's developed and undeveloped leasehold acreage at June 30, 1998.






                            Developed                Undeveloped
      Location              Gross(1)   Net(2)     Gross(1)     Net(2)
   -----------------        --------   ------     --------    -------
   Texas                     3,729     3,729       13,056      13,056
   Oklahoma                  1,350     1,181         -0-         -0-
                             ------    ------      ------      ------
       Total                 5,079     4,810       13,056      13,056
                             ======    ======      ======      ======



------------------

(1) The number of gross acres is the total number of acres in which a working interest is owned.(2) The number of net acres is the sum of fractional working interests
    owned in gross acres expressed as whole numbers and fractions thereof.


     Substantially all of the Company's interests are leasehold working interests or overriding royalty interests (as opposed to mineral or fee interests) under standard onshore oil and gas leases. As is customary in the industry, the Company generally acquires oil and gas acreage without any warranty of title except as to claims made by, through or under the transferor. Although the Company has title examined by a landman or title attorney prior to acquisition of developed acreage in those cases in which the economic significance of the acreage justifies the cost, there can be no assurance that losses will not result from title defects or from defects in the assignment of leasehold rights. In many instances, title opinions may not be obtained if in the Company's judgment it would be uneconomical or impractical to do so.

Competition

     The oil and gas industry is highly competitive. Competitors of the Company include major and other independent oil and gas companies, and individual producers and operators, many of which have substantially greater financial resources and larger staffs and facilities than those of the Company. In addition, the Company frequently encounters competition in the acquisition of oil and gas properties, and in its well service and equipment business. The principal means of competition for acquisitions are the amount and terms of the consideration offered. The principal means of such competition with respect to the sale of oil and gas production are product availability and price. The price at which the Company's gas may be sold will continue to be affected by a number of factors, including the price of alternate fuels such as oil and coal and competition among various gas producers and marketers. See "Risk Factors -- Competition."

Regulation

     General Federal and State Regulation. The Company's oil and gas exploration, production and related operations are subject to extensive rules and regulations promulgated by federal and state agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases the Company's cost of doing business and affects its profitability. Because such rules and regulations are frequently amended or reinterpreted, the Company is unable to predict the future cost or impact of complying with such laws.

     The State of Texas and many other states require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and gas. Such states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging and abandonment of such wells. Many states restrict production to the market demand for oil and gas. Some states have enacted statutes prescribing ceiling prices for gas sold within their states.

     FERC regulates interstate gas transportation rates and service conditions, which affect the marketing of gas produced by the Company, as well as the revenues received by the Company for sales of such production. Since the mid-1980s, FERC has issued a series of orders, culminating in Order Nos. 636, 636-A and 636-B ("Order 636"), that have significantly altered the marketing and transportation of gas. Order 636 mandates a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sale, transportation, storage and other components of the city-gate sales services such pipelines previously performed. One of FERC's purposes in issuing the orders is to increase competition within all phases of the gas industry. Order 636 and subsequent FERC orders on rehearing have been appealed and are pending judicial review. Because these orders may be modified as a result of the appeals, it is difficult to predict the ultimate impact of the orders on the Company and its gas marketing efforts. Generally, Order 636 has eliminated or substantially reduced the interstate pipelines' traditional role as wholesalers of gas, and has substantially increased competition and volatility in gas markets.

     The price the Company receives from the sale of oil and natural gas liquids is affected by the cost of transporting products to market. Effective January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index such rates to inflation, subject to certain conditions and limitations. The Company is not able to predict with certainty the effects, if any, of these regulations on its operations. However, the regulations may increase transportation costs or reduce wellhead prices for oil and natural gas liquids. Finally, from time to time regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below natural production capacity in order to conserve supplies of oil and gas. See "Risk Factors -- Laws and Regulations."

     Environmental Regulation. The Company's exploration, development, and production of oil and gas, including its operation of water injection and disposal wells, are subject to various federal, state and local environmental laws and regulations. Such laws and regulations can increase the costs of planning, designing, installing and operating oil and gas wells. The Company's domestic activities are subject to a variety of environmental laws and regulations, including but not limited to, the Oil Pollution Act of 1990 ("OPA"), the Clean Water Act ("CWA"), the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA"), the Clean Air Act ("CAA"), and the Safe Drinking Water Act ("SDWA"), as well as state regulations promulgated under comparable state statutes. The Company also is subject to regulations governing the handling, transportation, storage, and disposal of naturally occurring radioactive materials that are found in its oil and gas operations. Civil and criminal fines and penalties may be imposed for non-compliance with these environmental laws and regulations. Additionally, these laws and regulations require the acquisition of permits or other governmental authorizations before undertaking certain activities, limit or prohibit other activities because of protected areas or species, and impose substantial liabilities for cleanup of pollution.

     Under the OPA, a release of oil into water or other areas designated by the statute could result in the Company being held responsible for the costs of remediating such a release, certain OPA specified damages, and natural resource damages. The extent of that liability could be extensive, as set forth in the statute, depending on the nature of the release. A release of oil in harmful quantities or other materials into water or other specified areas could also result in the Company being held responsible under the CWA for the costs of remediation, and civil and criminal fines and penalties.

     CERCLA and comparable state statutes, also known as "Superfund" laws, can impose joint and several and retroactive liability, without regard to fault or the legality of the original conduct, on certain classes of persons for the release of a "hazardous substance" into the environment. In practice, cleanup costs are usually allocated among various responsible parties. Potentially liable parties include site owners or operators, past owners or operators under certain conditions, and entities that arrange for the disposal or treatment of, or transport hazardous substances found at the site. Although CERCLA, as amended, currently exempts petroleum, including but not limited to, crude oil, gas and natural gas liquids from the definition of hazardous substance, the Company's operations may involve the use or handling of other materials that may be classified as hazardous substances under CERCLA. Furthermore, there can be no assurance that the exemption will be preserved in future amendments of the act, if any.

     RCRA and comparable state and local requirements impose standards for the management, including treatment, storage, and disposal of both hazardous and nonhazardous solid wastes. The Company generates hazardous and nonhazardous solid waste in connection with its routine operations. From time to time, proposals have been made that would reclassify certain oil and gas wastes, including wastes generated during pipeline, drilling, and production operations, as "hazardous wastes" under RCRA which would make such solid wastes subject to much more stringent handling, transportation, storage, disposal, and clean-up requirements. This development could have a significant impact on the Company's operating costs. While state laws vary on this issue, state initiatives to further regulate oil and gas wastes could have a similar impact.

     Because oil and gas exploration and production, and possibly other activities, have been conducted at some of the Company's properties by previous owners and operators, materials from these operations remain on some of the properties and in some instances require remediation. In addition, the Company has agreed to indemnify sellers of producing properties from whom the Company has acquired reserves against certain liabilities for environmental claims associated with such properties. While the Company does not believe that costs to be incurred by the Company for compliance and remediating previously or currently owned or operated properties will be material, there can be no guarantee that such costs will not result in material expenditures.

     Additionally, in the course of the Company's routine oil and gas operations, surface spills and leaks, including casing leaks, of oil or other materials occur, and the Company incurs costs for waste handling and environmental compliance. Moreover, the Company is able to control directly the operations of only those wells for which it acts as the operator.
Notwithstanding the Company's lack of control over wells owned by the Company but operated by others, the failure of the operator to comply with applicable environmental regulations may, in certain circumstances, be attributable to the Company.

     It is not anticipated that the Company will be required in the near future to expend amounts that are material in relation to its total capital expenditures program by reason of environmental laws and regulations, but inasmuch as such laws and regulations are frequently changed, the Company is unable to predict the ultimate cost of compliance. There can be no assurance that more stringent laws and regulations protecting the environment will not be adopted or that the Company will not otherwise incur material expenses in connection with environmental laws and regulations in the future.
See "Risk Factors -- Laws and Regulations."

Employees



     At September 15, 1998, the Company had 21 full-time employees, of which six were management, five were administrative, and 10 were field employees. None of the Company's employees are represented by a union. The Company has experienced no work stoppages and management considers its relations with employees to be good. The Company uses contract services in its field operations and employs independent consultants, as needed, to evaluate Company prospects, reserves and other oil and gas assets for potential acquisitions.



Facilities



     The Company occupies approximately 7,132 square feet of office space at 6510 Abrams Road, Suite 300, Dallas, Texas 75231 under a five-year lease that expires on April 30, 2003. Monthly basic rent is $7,430. The Company leases a field office and an equipment yard in Odessa, Texas and also leases a warehouse, shop and field office in Mineral Wells, Texas.




Legal Proceedings



     There are no legal proceedings pending against the Company which could materially adversely affect the Company.






Changes in Company's Certifying Accountant






     Effective August 3, 1998, the Board of Directors of the Company, as well as the Audit Committee of the Board of Directors of the Company, approved the engagement of Lane Gorman Trubitt L.L.P. ("LGT") as the Company's independent auditors for the fiscal year ending June 30, 1998 to replace the firm of Hein + Associates L.L.C. ("Hein") who declined to stand for re-appointment, effective the same date.






     The reports of Hein on the Company's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principals, except for the report on the Company's financial statements for the year ended June 30, 1996, which included a paragraph regarding uncertainty as to the Company's ability to continue as a going concern.






     In connection with the audits of the Company's financial statements for each of the two fiscal years ended June 30 1996 and June 30, 1997, and in the subsequent interim period, there were no disagreements with Hein on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Hein would have caused Hein to make reference to the matter in their reports. In addition, during the aforementioned fiscal years and the interim period during which Hein served the Company preceding its dismissal, the Company had no reportable events as defined in Item 304(a)(1)(y) of Regulation S-K, promulgated pursuant to the Securities Exchange Act of 1934.

     Hein has not advised the Company during the two most recent fiscal years and in the subsequent interim period that: (i) the internal controls necessary for the Company to develop reliable financial statements do not exist; (ii) information has come to their attention that has led them to no longer be able to rely on management's representations, or that has made them unwilling to be associated with the financial statements prepared by management; (iii) there was a need to expand significantly the scope of its audits, or (iv) information has come to their attention that they have concluded will, or that if further investigated might, materially impact the fairness or reliability of either previously issued audit reports or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent audited financial statements, except that Hein has informed the Company of the need to adjust certain accounts and continue to investigate unresolved questions regarding other accounts which will significantly reduce income reported in the Company's previously filed Form 10-Q for the period ended March 31, 1998 when its investigation is complete.






     No consultations occurred between the Company and LGT during the two fiscal years and any interim period preceding the appointment of LGT regarding the application of accounting principles, the type of audit opinion that might be rendered or other information considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue.






     The Company has not authorized Hein to respond to the inquiries of LGT concerning the subject matter of disagreements with Hein on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, as no disagreements exist between the Company and Hein.




                                   MANAGEMENT

Directors and Executive Officers

     The following is a list of the names and ages of each of the Company's directors and executive officers:




Name                          Age                    Position
Eugene A. Soltero             55            Chairman of the Board and Chief
                                            Executive Officer
James E. Hogue                62            Director, President and
                                            Chief Operating Officer
Leon A. Romero                46            Director, Senior Vice President and
                                            Chief Financial Officer
Patricia A. Dickerson         52            Vice President, Corporate
                                            Affairs/Investor Relations
                                            and Secretary
Wayne T. Egan(1)              33            Director



(1)  Member, Audit Committee, Compensation Committee


     Directors of the company are elected by the stockholders at each annual meeting and serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed, or their earlier resignation or removal from office.

     Eugene A. Soltero has served Cotton Valley as a director since February 1995. He was President from February 1995 to July 1996 and has been Chairman and Chief Executive Officer since January 1996. He has been Chairman and
Chief Executive Officer of CV Trading since May 1995. From March 1994 to February 1995, Mr. Soltero was President and Chief Executive Officer of Cimarron Resources, Inc., an independent gas production company. From August 1991 to March 1994, he was Chairman of the Board, President and Chief Executive Officer of Aztec Energy Corporation, a publicly-held independent oil and gas production company. In June 1994, Aztec Energy Corporation entered into bankruptcy proceedings. Mr. Soltero has served as Chief Operating Officer and/or Chief Executive Officer for private and public oil and gas companies for more than 20 years, including directing the formation and growth of start-up companies. Early in his career, he was trained at Sinclair Oil Corporation in exploration and production management, served as Manager of Planning for Texas International Petroleum Corporation, and Petroleum Economist for DeGolyer and MacNaughton, petroleum consultants. Mr. Soltero is a member of the Society of Petroleum Engineers, a member and former director of the Independent Petroleum Association of America and the Texas Independent Producers and
Royalty Owners.  He has also served, on two separate terms, as a director of the

Independent Petroleum Refiners Association of America. He is a master's graduate of the Massachusetts Institute of Technology in business (where he was awarded the Sinclair Fellowship in Petroleum Economics) with an undergraduate engineering degree from The Cooper Union. Mr. Soltero is a registered professional engineer in the State of Texas.

     James E. Hogue became President, Chief Operating Officer and a director of Cotton Valley in July 1996 and he served as Chairman of CV Energy from February 1995 to January 1996 and Chairman of CV Trading from May 1995 to January 1996. He became President of CV Energy and CV Operating in January 1996. Mr. Hogue also has been director, President and major shareholder of Third Coast Capital, Inc., a venture capital company, since 1988. Since
1991, Mr. Hogue has served as President of Martex Oil and Gas, Inc. In 1983, Mr. Hogue formed Mayco Petroleum, Inc., for which he served as President until 1988. Early in his career, Mr. Hogue served as a driller for Leatherwood Company and as a core engineer for Sargent Diamond Bit, Inc. Subsequently, Mr. Hogue became President and major shareholder of a diamond bit manufacturing company. In the late 1970s, Mr. Hogue served for four years as President of Union Crude Oil Company, an exploration and drilling company, and for two years as Vice President of Independent Producers Marketing Company, a crude oil supply and transportation company. Mr. Hogue has participated in drilling or furnishing services for over 3,000 wells in Texas, Oklahoma, New Mexico, Louisiana and Colorado.

     Leon A. Romero has served as a director, and, on an interim basis, as Senior Vice President and Chief Financial Officer of the Company since February 1998. From August 1997 through February 1998, Mr. Romero was an Advisory Director of the Company. From 1992 to August 1997, Mr. Romero was the President and co-founder of Old Aspen. Mr. Romero is President of MAR Oil and Gas Corporation. Mr. Romero is a former Director of the Independent Petroleum Association of New Mexico and member of the New Mexico Oil and Gas Association. Mr. Romero received his Bachelor of Science in Accounting from the University of Albuquerque. He also holds a Master of Business Administration degree from New Mexico Highlands University. He completed a program in Entrepreneurial Development from the University of California at Los Angeles.



     Patricia A. Dickerson has served as Director of Investor Relations of the Company since March, 1997. In February 1998, she was elected as Vice President, Corporate Affairs/Investors Relations. She was formerly employed with Box Energy Corporation, a Dallas, Texas based and Nasdaq listed independent oil and gas exploration company, from 1985 to 1997 where she served as Senior Assistant to the Chairman of the Board. She also served as Director of






Investor Relations for Box Energy Corporation. Ms. Dickerson holds a B.A. degree in Government from Texas Woman's University, Denton, Texas and a Juris Doctorate degree from Texas Tech University, Lubbock, Texas. She is a member of the National Association of Investor Relations Professionals and the Texas Investor Relations Association for the Petroleum Industry.






     Wayne T. Egan is a partner in the law firm of Weir and Foulds and serves in the securities law section of said firm. He holds an L.L.B. from Queen's University and a Bachelor of Commerce from the University of Toronto, and is a member of the Canadian Bar Association. Weir and Foulds serves as Cotton Valley's corporate counsel.



Committees of the Board of Directors



     The Board of Directors of the Company has established an Audit Committee and a Compensation Committee. The Audit Committee reviews and makes recommendations to the Board of Directors with respect to the engagement of the Company's independent public accountants, reviewing with such accountants the plans for and the results and scope of the auditing engagement and certain other matters relating to the services provided to the Company, including the independence of such accountants. The Audit Committee held one meeting during the fiscal year ended June 30, 1998. Mr. Egan is the sole member of the Audit Committee.






     The Compensation Committee reviews on behalf of, and makes recommendations to, the Board of Directors with respect to compensation of directors, executive officers and key employees of the Company and will administer the Company's 1997 Stock Compensation Plan and Non-Employee Directors Stock Option Plan. The Compensation Committee held one meeting during the fiscal year ended June 30, 1998. Mr. Richard Lachcik who resigned as a director in July, 1998, was the sole member of the Compensation Committee. Mr. Egan will serve as the sole interim member of the Compensation Committee until a replacement for Mr. Lachcik is elected.

Compensation of Directors



     Each director who is not an employee of the Company is paid $500 for each meeting of the Board of Directors attended (exclusive of telephonic meetings) and $500 for each meeting of a committee of the Board of Directors attended (exclusive of committee meetings occurring on the same day as Board Meetings), and will be reimbursed for expenses incurred in attending such meetings. Directors who are employees of the Company are not paid any additional compensation for attendance at Board of Directors or committee meetings. During the fiscal year ended June 30, 1998, the Board of Directors held one meeting and acted by unanimous consent on 12 occasions.



Family Relationships

     There are no family relationships among the Company's directors or executive officers.

Involvement in Certain Legal Proceedings

      None of the Company's directors or executive officers have been involved during the past five years in any legal proceedings material to an evaluation of such persons ability or integrity.

Executive Compensation

      The following Summary Compensation Table sets forth for the years indicated, the cash compensation paid, distributed or accrued for services, including salary and bonus amounts received in all capacities for the Company to its senior executive officers and other executive officers who received annual remuneration in excess of $100,000.



                         SUMMARY COMPENSATION TABLE

                                                                      Long-Term
                                       Annual Compensation(1)       Compensation

Name and Principal Position      Year              Other Annual       Restricted
                                          Salary   Compensation         Stock
                                                                      Awards(2)
Eugene A. Soltero, Chairman
 of the Board, Chief
 Executive Officer               1998    $160,000   $0                $       0
                                 1997    $120,000                     $  60,000
                                 1996    $115,000   $0
                                 1995    $ 25,000   $0

James E. Hogue, President
 and Chief Operating Officer     1998    $160,000   $0
                                 1997    $120,000                     $  60,000
                                 1996    $115,000   $0
                                 1995    $ 25,000   $0
Leon A. Romero, Senior Vice
  President and Chief
  Financial Officer              1998    $ 40,000   $0

________________________

(1) Certain of Cotton Valley's executive officers receive personal benefits in addition to salary. The aggregate amounts of these benefits, however, do not exceed the lesser of $50,000 or 10% of the total annual salary reported for the executives.



(2) During fiscal 1997 each of Messrs. Soltero and Hogue received warrants to purchase 83,333 shares of Common Stock at a per warrant exercise price of $.72. The warrants expire December 31, 1999. Ms. Dickerson received a stock bonus award during fiscal year 1998 of 25,000 common shares.





                           Employment Agreements

      Cotton Valley does not have employment contracts with any of its executive officers.

Options

     The following table sets forth information regarding options granted to executive officers under Cotton Valley's employee stock option plan in fiscal 1998:


                         Option Grants in Last Fiscal Year

(Individual Grants)

                      Number of    Percent of Total
                  Securities(1)    Options Granted to
                  Underlying       Employees in         Exercise or   Expiration
Name              Options Granted  Fiscal Year          Base Price    Date
----------------  ---------------  ------------------   -----------   ---------
Eugene A. Soltero      300,000          48%                1.65        2/28/03
James E. Hogue         300,000          48%                1.65        2/28/03
______________________
(1)     Shares of Common Stock





     The following table sets forth information regarding the value of unexercised options held by executive officers as of June 30, 1998. During fiscal 1998, Peter Lucas, a former executive officer exercised 200,000 options, Richard Lachick, a former director exercised 50,000 options, and Wayne Egan, a current director exercised 30,000 options.






                    Aggregated Option Exercises in Last Fiscal Year
                         and Fiscal Year-End Option Values

Name               Exercisable/Unexercisable         Exercisable/Unexercisable
-----------------  -------------------------         -------------------------
Eugene A. Soltero         500,000/0                            $0/$0
James E. Hogue            500,000/0                            $0/$0
Wayne Egan                 20,000/0                            $0/$0




Voting Agreements



     Under the terms of a Voting Trust Agreement (the "Voting Agreement"), unaffiliated parties that transferred their interests in certain properties to the Company in 1995 in exchange for securities provided a power of attorney to Eugene A. Soltero and James E. Hogue to vote approximately 3.28 million shares of Common Stock held by such property contributors until January 1, 2001. The Voting Agreement expires with respect to any of the shares of Common
Stock transferred to an unaffiliated third party by such shareholder. The Company believes that as of June 30, 1998, approximately 2.0 million shares of Common Stock were subject to the Voting Agreement. See "Principal Stockholders."






     LFC and its affiliates have agreed that, with respect to any shares of Common Stock acquired by them pursuant to the LFC Consulting Agreement with the Company, they will vote such shares of Common Stock until January 1, 2001 for directors nominated by Messrs. Hogue and Soltero and certain other matters. Approximately 2 million shares are currently subject to this voting rights covenant. See "Certain Relationships and Related Transactions" and "Principal Stockholders."






     Pursuant to the terms of the definitive acquisition agreement, the four previous shareholders of Old Aspen agreed, for a period of five years, to vote their shares of Common Stock of the Company for directors nominated by Messrs. Hogue and Soltero. Messrs. Hogue and Soltero were obligated, upon the Company's continuance into the Yukon Territory, a jurisdiction which allows a majority of the directors to be U.S. citizens, to nominate and vote for Mr. Leon
A. Romero, former President of Old Aspen, as a director of the Company. In February 1998, Mr. Romero was elected as a director, Senior Vice President and Chief Financial Officer of the Company. Approximately 2 million shares are currently subject to this voting covenant. See "Business and Properties -- Recent Developments; Aspen Acquisition" and "Principal Stockholders."

Section 16(a) Beneficial Ownership Reporting Compliance

     In the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997, the Company reported that all persons or entities subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), timely filed all reports required under the rules and regulations promulgated thereunder. Subsequent to the filing of the Annual Report with the Commission, the Company became aware that both Wayne T. Egan and Richard J. Lachcik, each directors of the Company, failed to file a Form 3 -- Initial Statement of Beneficial Ownership of Securities, which filing was due in December 1996, and Form 4's -- Statement of Changes in Beneficial Ownership of Securities for the months ended September and October 1997. On December 19, 1997, Messrs. Egan and Lachcik filed with the Commission appropriate forms promulgated under Section 16(a) of the Exchange Act for the purpose of reporting their respective ownership interest and related transactions in the Company's Common Stock for the noted periods.

     Except for the events described in the foregoing paragraph, the Company is not aware of any transactions in its outstanding securities by or on behalf of any director, executive officer or 10% holder of the Common Stock, which would require the filing of any report pursuant to Section 16(a) that was not filed with the Company.

Stock Option Plans



     1995 Plan. Shortly after incorporation in February 1995, the stockholders of the Company approved the 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan provided for the reservation of an amount of shares necessary to cover the issuance of shares upon exercise of all options granted thereunder, provided such reservation did not exceed 10% of the issued Common Stock of the Company, or such greater number of shares as determined by the Board of Directors or approved, if necessary, by the stockholders. There presently are outstanding options to purchase 584,000 shares of Common Stock at a price of $1.83 per share. The Company does not intend to issue any further options under the 1995 Plan.



     1997 Plan. On February 10, 1998, the stockholders of the Company approved the 1997 Stock Compensation Plan of Cotton Valley Resources Corporation (the "1997 Plan") and reserved 1,400,000 shares of Common Stock for issuance under the plan. The 1997 Plan terminates on November 13, 2007 unless previously terminated by the Board of Directors. The 1997 Plan is administered by the Compensation Committee or the entire Board of Directors as determined by the Board of Directors.

     Eligible participants in the 1997 Plan include full time employees, directors (other than Non-Employee Directors) and advisors of the Company and its subsidiaries. Options granted under the 1997 Plan are intended to qualify as "incentive stock options" pursuant to the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options which do not constitute incentive stock options ("nonqualified options") as determined by the Company's Compensation Committee (the "Committee").

     Under the 1997 Plan the Company may also grant "Restricted Stock" awards. "Restricted Stock" represents shares of Common Stock issued to eligible participants under the 1997 Plan subject to the satisfaction by the recipient of certain conditions and enumerated in the specific Restricted Stock grant. Conditions which may be imposed include, but are not limited to, specified periods of employment, attainment of personal performance standards or the overall performance of the Company. The granting of Restricted Stock represents an additional incentive for eligible participants under the 1997 Plan to promote the development of the Company, and may be used by the Company as another means of attracting and retaining qualified individuals to serve as employees of the Company or its subsidiaries.

     Incentive stock options may be granted only to employees of the Company or a subsidiary who, in the judgment of the Committee, are responsible for the management or success of the Company or a subsidiary and who, at the time of the granting of the incentive stock option, are either an employee of the Company or a subsidiary. No incentive stock option may be granted under the 1997 Plan to any individual who would, immediately before the grant of such incentive stock option, directly or indirectly, own more than ten percent (10%) of the total combined voting power of all classes of stock of the Company unless
(i) such incentive stock option is granted at an option price not less than one hundred ten percent (110%) of the fair market value of the shares on the date the incentive stock option is granted and (ii) such incentive stock option expires on a date not later than five years from the date the incentive stock option is granted.

     The purchase price of the shares of the Common Stock offered under the 1997 Plan must be one hundred percent (100%) of the fair market value of the Common Stock at the time the option is granted or such higher purchase price as may be determined by the Committee at the time of grant; provided, however, if an incentive stock option is granted to an individual who would, immediately before the grant, directly or indirectly own more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, the purchase price of the shares of the Common Stock covered by such incentive stock option may not be less than one hundred ten percent (110%) of the fair market value of such shares on the day the incentive stock option is granted. If the Common Stock is listed upon an established stock exchange or exchanges, the fair market value of the Common Stock shall be the highest closing price of the Common Stock on the day the option is granted or, if no sale of the Common Stock is made on an established stock exchange on such day, on the next preceding day on which there was a sale of such stock. As the price of the Common Stock is currently quoted on the American Stock Exchange, the fair market value of the Common Stock underlying options granted under the 1997 Plan shall be the closing sales price of the Common Stock on the day the options are granted. If there is no market price for the Common Stock, then the Board of Directors and the Committee may, after taking all relevant facts into consideration, determine the fair market value of the Common Stock.

     Options are exercisable in whole or in part as provided under the terms of the grant, but in no event shall an option be exercisable after the expiration of ten years from the date of grant. Except in case of disability or death, no option shall be exercisable after an optionee ceases to be an employee of the Company, provided that the Committee shall have the right to extend the right to exercise for a period not longer than three months following the date of termination of an optionee's employment. If an optionee's employment is terminated by reason of disability, the Committee may extend the exercise period for a period not in excess of one year following the date of termination of the optionee's employment. If an optionee dies while in the employ of the Company and shall not have fully exercised his options, the options may be exercised in whole or in part at any time within one year after the optionee's death by the executors or administrators of the optionee's estate or by any person or persons who acquired the option directly from the optionee by bequest or inheritance.

     Under the 1997 Plan, an individual may be granted one or more options, provided that the aggregate fair market value (determined at the time the option is granted) of the shares covered by incentive options which may be exercisable for the first time during any calendar year shall not exceed $100,000. There presently are outstanding options to purchase 600,000 shares of Common Stock at a price of $1.65 per share. Under the 1997 Plan, the Company granted in February 1998 to each of Eugene A. Soltero and James E. Hogue, 300,000 options, each exercisable at a price of $1.65 per share until February 23, 2003.

     Non-Employee Directors Stock Option Plan. The stockholders of the Company in February 1998 approved the Non-Employee Directors Stock Option Plan of Cotton Valley Resources Corporation (the "Directors Plan") and reserved for issuance 200,000 shares of Common Stock for issuance under the plan. The Directors Plan terminates on November 13, 2007 unless previously terminated by the Board of Directors. The Directors Plan is administered by the Stock Option Committee or by the entire Board of Directors as determined by the Board of Directors.

     Eligible participants in the Directors Plan are non-employee directors of the Company and its subsidiaries. Options which do not constitute incentive stock options (non-qualified options) may only be granted under the Directors Plan. The Directors Plan shall be administered by the Company's Stock Option Committee (the "Stock Option Committee").

     Each non-employee director shall be granted, without further action on the part of the Board of Directors or such individual an option to purchase 1,000 shares of Common Stock on the day of the non-employee director's appointment or election to the Board of Directors, which ever comes first. Thereafter, on each anniversary of the non-employee director's election or appointment to the Board, such individual, without further action of the Board of Directors or the individual shall receive an option to purchase 1,000 shares of Common Stock, assuming said individual continues to be a non-employee director. Discretionary option grants may also be made to eligible participants by the Stock Option Committee or the Board of Directors.

     The purchase price of the shares of the Common Stock offered under the Directors Plan must be one hundred percent (100%) of the fair market value of the Common Stock at the time the option is granted or such higher purchase price as may be determined by the Stock Option Committee at the time of grant. If the Common Stock is listed upon an established stock exchange or exchanges, the fair market value of the Common Stock shall be the highest closing price of the Common Stock on the day the option is granted or, if no sale of the Common Stock is made on an established stock exchange on such day, on the next preceding day on which there was a sale of such stock. As the price of the Common Stock is currently quoted on the American Stock Exchange, the fair market value of the Common Stock underlying options granted under the Directors Plan shall be the closing sales price of the Common Stock on the day the options are granted. If there is no market price for the Common Stock, then the Board of Directors and the Stock Option Committee may, after taking all relevant facts into consideration, determine the fair market value of the Common Stock. There presently are no outstanding options granted under the Directors Plan.


                     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In February 1995, the Company issued a total of 560,001 shares of Common Stock to Eugene A. Soltero, Chairman of the Board and Chief Executive Officer, and James E. Hogue, President and Chief Operating Officer, for pre-incorporation services valued at $1,401. Shortly after incorporation, the Company issued 2,100,000 special shares to Messrs. Soltero and Hogue which were subsequently exchanged for 1,440,000 shares of Common Stock of the Company valued at $5,840. See "Management" and "Principal Stockholders."

     In December 1995, the Company issued 80,000 shares of Common Stock to each of Messrs. Soltero and Hogue for pre-incorporation services valued at $0.04 per share. Additionally, since June 14, 1996, the Company has granted to each of Messrs. Soltero and Hogue options to purchase 83,333 shares of Common Stock at $0.73 per share and options to purchase 500,000 shares at prices ranging from $1.65 to $1.83 per share.

     During the fiscal years ended June 30, 1996 and 1995, the Company paid management fees to two family corporations controlled by Messrs. Soltero and Hogue aggregating $160,000 and $50,000, respectively, in lieu of salaries.
In addition, the Company has received advances from these two companies which totaled $139,710 at June 30, 1997. As of December 31, 1997, $119,710 of the
advances remained outstanding. The advances are unsecured and without interest and are payable after January 1, 1999.



     During each of the years ended June 30, 1998 and June 30, 1997, the Company paid to Weir & Foulds approximately $50,000 in legal fees. Most of the legal services were provided by Richard Lachcik, a former director, and Wayne Egan, a director of the Company, who were members of Weir & Foulds. Messrs. Lachcik and Egan each received in fiscal year 1997 options to purchase 50,000 shares of Common Stock at $1.83 per share. Legal fees paid to Weir & Foulds are commensurate with fees that would have been paid to unaffiliated legal counsel for performing the identical legal services.



     In November 1996, the Company entered into a consulting agreement (the "LFC Consulting Agreement") with Liviakis Financial Communications, Inc., a California corporation ("LFC"). Under the terms of the LFC Consulting Agreement, LFC was retained to assist and consult with the Company in matters concerning corporate finance and to represent the Company in investors' communications and public relations with existing stockholders, brokers and other investment professionals. As consideration for LFC undertaking the engagement, the Company issued and delivered to LFC an aggregate of 1,490,000 shares of Company's Common Stock as non-forfeitable compensation. The stock issuance was recorded at $1,087,700 based on the Company's stock price at the date of the LFC Consulting Agreement.

     In connection with LFC undertaking the consulting engagement, the Company sold to LFC and Robert B. Prag, an affiliate of LFC, 500,000 units (the "Units") for $375,000 or $0.75 per Unit. Each Unit consisted of one share of the Company's Common Stock and one stock purchase warrant (a "LFC Warrant") which entitled the holder thereof to purchase a share of the Company's Common Stock at an exercise price of $0.80 through November 7, 2001. The estimated value of the stock purchase warrants of $199,000 was recorded as an expense. See "Description of Securities -- Warrants; LFC Warrants" and "Selling Stockholders."



     The LFC Consulting Agreement provided that any shares of Common Stock received by LFC and its affiliate under the LFC Consulting Agreement, either directly or indirectly through the exercise of warrants, shall be voted in connection with the election of directors for such nominees as may be designated by Eugene A. Soltero, Chairman of the Board and Chief Executive Officer of the

Company, and James E. Hogue, President and Chief Operating Officer of the Company, and with respect to related matters in such manner as Messrs. Soltero and Hogue may designate. The voting rights covenant is applicable for any vote of stockholders for the election of directors or any related matter (such as increasing or decreasing the number of directors or creating a classified board of directors) until January 1, 2001. Any shares of Common Stock transferred by LFC and its affiliate to persons or entities not subject to the control of LFC shall be transferred free of this voting rights covenant. At September 15, 1998, approximately 2 million outstanding shares of the Company's Common Stock owned by LFC and its affiliates were subject to the voting rights covenant. The LFC Consulting Agreement expired on January 2, 1998. See "Management -- Voting Agreements," "Principal Stockholders" and "Selling Stockholders."





        As further compensation to LFC, the Company agreed to compensate LFC with a fee in the event that LFC introduces the Company, or its nominees, to a lender or equity purchaser, not already having a pre-existing relationship with the Company and such financing is ultimately consummated. In connection with the sale by the Company of its Convertible Debentures in December 1997, LFC received a cash fee of $108,000. See "Business and Properties -- Recent Developments; Sale of Convertible Debentures" and "Description of Securities -- Convertible Debentures."



     On June 24, 1997, the Company issued to LFC a 9% Convertible Secured Promissory Note (the "LFC Note") for a $579,000 loan. On December 3, 1997, the Company repaid $479,000 of the principal amount of the LFC Note and accrued interest. LFC converted the remaining principal amount of $100,000 into 60,000 shares of the Company's Common Stock ($1.67 per share). As additional consideration for the loan, the Company issued to LFC warrants (the
"Liviakis Warrants") expiring April 3, 2002 to purchase 161,351 shares of the Company's Common Stock at an exercise price of $2.08 per share. See "Description of Securities -- Warrants; Liviakis Warrants."

     Additionally, in December 1997, the Company agreed to issue to LFC warrants to purchase 100,000 shares of the Company's Common Stock exercisable at $3.50 per share until December 31, 2000 (the "LFC Mustang Warrants"), as additional compensation for LFC's assistance to the Company in completing acquisitions and other financings during calendar 1997. LFC directed the Company to issue 25,000 of the Mustang Warrants to Robert B. Prag, an officer of LFC. See "Description of Securities -- Warrants; Mustang Warrants."



     The LFC Consulting Agreement further provides that the Company shall file with the Commission a registration statement under the Securities Act covering, among other securities, the shares of Common Stock issued to LFC and its affiliates including shares of stock underlying the LFC Warrants, Liviakis Warrants and LFC Mustang Warrants. Of the 12,742,984 Shares offered hereby, 2,811,351 shares are being offered by LFC and Robert B. Prag. See "Selling Stockholders" and "Description of Securities -- Warrants."



     Leon A. Romero, Senior Vice President, Chief Financial Officer and a director of the Company received 977,771 net shares of Common Stock from the Company in July 1997 as a result of the Aspen Acquisition. Mr. Romero was one of the selling stockholders of Old Aspen. See "Business and Properties -- Recent Developments; Aspen Acquisition," "Management," "Selling Stockholders" and "Agreements with Selling Stockholders."

     The transactions described in this section were ratified by a majority of the Company's independent directors who did not have an interest in the transactions and who had access, at the Company's expense, to the Company's or independent counsel.

     Any future transactions between the Company and its affiliates will be approved by a majority of disinterested directors and will be on terms no less favorable to the Company than those which could be obtained from unrelated third parties. Any forgiveness of loans must be approved by a majority of the Company's independent directors who do not have an interest in the transactions and who have access, at the Company's expense, to the Company's or independent legal counsel.

                                 PRINCIPAL STOCKHOLDERS



      The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of September 15, 1998, by (i) each person who "beneficially" owns more than 5% of all outstanding shares of Common Stock, (ii) each director and executive officer, and (iii) all directors and executive officers as a group. Except as otherwise indicated, all persons listed below have (a) sole voting power and investment power with respect to their Common Stock except to the extent that authority is shared by spouses under applicable law, and (b) record and beneficial ownership of their shares.






                              Before Offering              After Offering(11)
                          -----------------------------  ----------------------
                                Amount and                 Amount and
                                Nature of    Percentage    Nature of  Percentage
                                Beneficial      of        Beneficial      of
Name                            Ownership     Ownership   Ownership   Ownership

Eugene A. Soltero (1)         4,394,333(5)     22.19%     2,394,333      8.99%
James E. Hogue (1)            4,594,333(6)     23.19%     2,594,333      9.74%
Leon A. Romero(1) (2)           973,571         5.06%         0(12)          *
Wayne T. Egan (3)                28,000(7)          *       280,000      1.05%
Patricia A. Dickerson (4)        50,000(8)          *        50,000          *
Liviakis Financial
  Communications, Inc.        3,041,851(9)     15.34%       505,500      1.90%
All directors and executive
   officers as a group
    (five persons)            9,066,666(10)    44.37%     5,318,666(13) 19.97%



*Less than 1%.



(1) Mr. Soltero is the Chairman of the Board, a director and Chief Executive Officer of the Company and Mr. Hogue is a director, President and Chief Operating Officer of the Company. Messrs. Soltero and Hogue may be







        deemed promoters of the Company. The address of Messrs. Soltero, Hogue and Romero is 6510 Abrams Road, Suite 300, Dallas, Texas 75231
(2) Mr. Romero is the Senior Vice President, Chief Financial Officer and a director of the Company. See "Business and Properties -- Recent Developments; Aspen Acquisitions," "Management," "Selling Shareholders" and "Agreements with Selling Shareholders."
(3) Mr. Egan is a director of the Company. The address of Messrs. Egan and Lachcik is Weir and Foulds, Suite 1600, 2 First Canadian Place, Toronto, Ontario, Canada M5X 1J5
(4) Ms. Dickerson is a Vice President, Corporate Affairs/Investor Relations and Secretary of the Company. See "Management".
(5) Includes 583,333 shares of Common Stock subject to employee stock options and the following shares, beneficial ownership of which is disclaimed: 710,000 shares of Common Stock owned by the Soltero Family Limited Partnership, 36,000 shares of Common Stock held by Mr. Soltero's wife and approximately 3,000,000 shares, which represents 50% of the 6,000,000 shares owned by others subject to a voting trust agreement and voting covenants under certain agreements. See "Management -- Voting Agreements."
(6) Includes 583,333 shares of Common Stock subject to employee stock options and the following shares, beneficial ownership of which is disclaimed: 740,000 shares of Common Stock owned by the Hogue Family Limited Partnership, 231,000 shares of Common Stock held by Mr. Hogue's wife and approximately 3,000,000 shares, which represents 50% of the 6,000,000 shares owned by others subject to a voting trust agreement and voting covenants under certain agreements. See "Management -- Voting Agreements."
(7) Includes 20,000 shares of Common Stock subject to employee stock options.
(8) Includes 25,000 shares of Common Stock issuable upon exercise of stock options.
(9) Includes 611,351 shares issuable upon exercise of LFC, Liviakis and LFC Mustang Warrants held by LFC and does not include 150,000 shares of Common Stock issuable upon exercise of 125,000 LFC Warrants and 25,000 LFC Mustang Warrants, or 125,000 shares owned by Robert B. Prag, an officer of LFC. The address of LFC is 2420 >K= Street,
        Sacramento, California 95816. See "Certain Relationships and Related Transactions," "Description of Securities -- Warrants" and "Selling Stockholders."
(10) Includes approximately 6 million shares subject to a voting trust agreement and voting covenants under certain agreements. See "Management -- Voting Agreements."
(11) Upon sale of all of the Shares offered hereby, there will be approximately 26,437,587 outstanding shares of Common
         Stock which includes 2,913,309 shares to be issued upon exercise of outstanding warrants held by certain Selling Stockholders, 2,324,706 shares to be issued upon conversion of the outstanding Convertible Debentures and approximately 640,000 shares to be issued upon exercise of the Debenture Warrants which will be issued upon conversion of the Convertible Debentures. See
         "Description of Securities," "Selling Stockholders" and
         "Agreements with Selling Stockholders."
(12) Assumes the sale of all of Mr. Romero's shares in this Offering. See "Selling Stockholders."
(13) Includes approximately 2.0 million shares that will remain subject to a voting trust agreement and voting covenants under certain agreements if all of the Shares offered hereby are sold.
         See "Management -- Voting Agreements."

                           DESCRIPTION OF SECURITIES

Common Stock



     The Company is presently authorized to issue an unlimited number of shares of Common Stock, no par value, of which 17,273,278 shares were issued and outstanding at September 15, 1998. The holders of Common Stock are entitled to equal dividends and distributions, per share, with respect to the Common Stock when, as and if declared by the Board of Directors from funds legally available therefor. No holder of any shares of Common Stock has a preemptive right to subscribe for any securities of the Company nor are any shares of Common Stock subject to redemption or convertible into other securities of the Company. Upon liquidation, dissolution or winding up of the Company, and after payment of creditors and preferred shareholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock. All shares of Common Stock now outstanding are fully paid, validly issued and non-assessable. Holders of the Common Stock do not have cumulative voting rights, so that holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors. At September 15, 1998, there are reserved for issuance (i) 2,913,309 shares of Common Stock issuable upon exercise of various outstanding warrants;
(ii) 1,335,666 shares of Common Stock issuable upon exercise of options and warrants held by management and other employees; (iii) up to 4.8 million shares of Common Stock reserved for issuance upon conversion of the Convertible Debentures; (iv) up to 1.2 million shares reserved for issuance upon exercise of the Debenture Warrants; and (v) 1,000,000 shares reserved for issuance upon grant of future options under the Company's 1997 Plan and Director's Plan. See "Business and Properties -- Recent Developments; Sale of Convertible Debentures," "Management -- Options," and "--C Stock Option Plans." Also see
"-- Warrants" and "-- Convertible Debentures" below.





Preferred Stock

     Under the Company's Articles of Amalgamation, as amended, the Board of Directors has the power, generally without further action by the holders of the Common Stock, to designate the relative rights and preferences of the preferred stock, no par value (the "Preferred Stock"), and issue the Preferred Stock in one or more series as designated by the Board of Directors. The Board of Directors has authorized the issuance of up to 2,000,000 shares of 8% Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock.") The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the Common Stock or other series of Preferred Stock. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without further shareholder action and may adversely affect the rights and powers, including voting rights, of the holders of Common Stock. In certain circumstances, the issuance of Preferred Stock could depress the market price of the Common Stock. There are no outstanding shares of Preferred Stock and the Company does not have any present intention of issuing any shares of Preferred Stock, including the Convertible Preferred Stock.

     If the Convertible Preferred Stock was issued, holders thereof would be entitled to two votes per share on all matters submitted to a vote of the Company's shareholders. In addition, such holders would be entitled to receive cumulative dividends at the rate of 8% per annum, payable at the election of the Company in cash or in shares of Common Stock. Holders of Convertible Preferred Stock would have a liquidation preference, limited to $6.00 per share of Convertible Preferred Stock; and each outstanding share of Convertible Preferred Stock would be convertible at any time by the holder into two shares of Common Stock.

Warrants



     Class A Warrants. In connection with the acquisition of oil and gas properties, including a property abandoned following its acquisition, the Company in 1995 granted 518,345 Class A Warrants. In connection with the issuance of notes payable and debentures in two 1995 Canadian private placements arranged by Majendie Securities Ltd., the Company granted 112,390 Class A Warrants. In June 1996, the Company issued an additional 636,250 Class A Warrants in conjunction with a private placement of shares of Common Stock to three institutional investors and 52,500 Class A Warrants to the placement agent upon exercise of the agent's option. Each Class A Warrant entitles the holder to purchase one share of Common Stock for $2.00 until June 30, 1998. The Class A Warrants were scheduled to originally expire on December 31, 1997, but were extended to June 30, 1998 by the Board of Directors. At June 30, 1998,
1,297,354 Class A Warrants have been exercised for total proceeds to the Company of approximately $2,600,000. At June 30, 1998, 32,131 Class A Warrants expired without being execised.

     Arjon Warrants. In conjunction with the Arjon amalgamation, 431,755 shares of Common Stock were issuable to former Arjon shareholders for Arjon warrants (AArjon Warrants") in existence prior to the amalgamation. The
Company agreed to issue shares of Common Stock of the Company upon exercise of the Arjon Warrants. Shares of Common Stock of the Company were issuable as follows upon exercise of the Arjon Warrants: 333,334 shares of Company Common Stock until December 31, 1998 at an exercise price of $0.48 per share and 98,421 shares of Common Stock at an exercise price of $1.64 per share until December 31, 1997. All of the Arjon Warrants have been exercise for total proceeds to the Company of $321,410. See "Business and Properties -- General."

     LFC Warrants. In November 1996, the Company entered into the LFC Consulting Agreement. In connection with the LFC Consulting Agreement, the Company sold to LFC and an affiliate 500,000 units (the "Units") for $0.75 per Unit. Each Unit consisted of one share of Company's Common Stock and one stock purchase warrant (a "LFC Warrant") entitling the holder thereof to purchase a share of the Company's Common Stock at an exercise price of $0.80 per share through November 7, 2001. None of the LFC Warrants have been exercised. See "Certain Relationships and Related Transactions" and "Principal Stockholders."

     Liviakis Warrants. In June 1997, the Company issued the LFC Note to LFC for a $579,000 loan. As additional consideration for the loan, the Company issued to LFC 161,351 common stock purchase warrants to purchase 161,351 shares of the Company's Common Stock at $2.08 per share until April 3, 2002. None of the Liviakis Warrants have been exercised. See "Certain Relationships and Related Transactions" and "Selling Stockholders."

     Hibernia Warrants. In a Canadian private placement completed in November 1996 the Company sold to Hibernia Securities Trust ("HST") 100,000 units (the "Hibernia Units") for $0.73 per Unit. Each Hibernia Unit consisted of one share of Common Stock and two stock purchase warrants (the "Hibernia Warrants"), enabling the holder thereof to purchase one share of Common Stock at an exercise price of $0.73 per share through December 31, 1999. None of the Hibernia Warrants have been exercised. See "Selling Stockholders."

     HMC Warrants. In a private placement of securities completed in January 1996, the Company issued 200,000 shares of Common Stock and 200,000 warrants to Hibernia Management Company ("HMC") for total consideration of $164,425. Each warrant (the "HMC Warrant") enables the holder thereof to purchase one share of Common Stock at an exercise price of $0.91 per share through December 31, 1999. None of the HMC Warrants have been exercised.
See "Selling Stockholders."

     Malone Warrants. In connection with its capital raising efforts during fiscal 1997, the Company issued 142,900 warrants (the "Malone Warrants") to John Malone, P.C. and Steven Sinken. Each Malone Warrant enables the holder thereof to purchase one share of Common Stock for $1.84 per share until April 3, 2002. None of the Malone Warrants have been exercised. See "Selling Stockholders" and "Agreements with Selling Stockholders."

     HST Warrants. In June 1997, the Company issued 266,667 shares of Common Stock and issued 266,667 warrants (the "HST Warrants") to HST for total consideration of $438,000. The HST Warrants are exercisable at $1.68 per share until June 2002. None of the HST Warrants have been exercised. See "Selling Stockholders."

     Cheneyboro Warrants. In June 1997, the Company exchanged $349,000 of notes payable incurred in acquiring the Cheneyboro leases for 302,191 units (the "Cheneyboro Units"). Each Cheneyboro Unit consists of one share of Common Stock and one warrant (a "Cheneyboro Warrant") which enables the holder thereof to purchase one share of Common Stock for $1.28 through June 30, 2002. None of the Cheneyboro Warrants have been exercised.

     WPM Warrants. In September 1997, the Company completed a private placement arranged by the WPM Group in which the Company issued to three individuals promissory notes aggregating $125,000 and issued 272,700 shares of Common Stock and 322,700 warrants (the "WPM Warrants") to eight investors (the "WPM Investors") for $454,000. The Company also issued to the WPM Group, an affiliate of John Malone, P.C., 32,500 WPM Warrants. The
WPM Warrants are exercisable at $2.08 per share until April 3, 2002. None of the WPM Warrants have been exercised. See "Agreement with Selling Shareholders -- WPM Financing."

     Mustang Warrants. In connection with the acquisition of certain equipment by Mustang Horizontal and Mustang Well Servicing, the Company issued warrants to purchase 60,000 shares of Common Stock and warrants to purchase 100,000 shares (the "Mustang Warrants") to M&M Directional Drilling Consultants ("M&M") and LFC and Robert B. Prag, respectively. Each Mustang Warrant enables the holder thereof to purchase one share of Common Stock at $3.50 per share until December 31, 2000. None of the Mustang Warrants have been exercised. 60,000 Mustang Warrants were terminated according to their terms upon the resignation of certain officers of Mustang Horizontal. See "Business and Properties -- Recent Developments; M&M Acquisition" and "Certain Relationships and Related Transactions."

     Newport Warrants. As compensation for assisting the Company in obtaining the exercise of the Company's outstanding warrants during the first half of fiscal 1998, the Company issued 260,000 warrants (the "Newport Warrants") to Newport Capital Consultants and National Capital Merchant Group, LLC and two individuals. Each Newport Warrant enables the holder thereof to purchase one share of Common Stock for $1.83 per share through July 7, 2000. None of the Newport Warrants have been exercised.



     WH Warrants. In September 1998, the Company sold 285,000 shares of Common Stock and 285,000 warrants exercisable for $0.60 per share until December 31, 2001 (the "WH Warrants") to HST and three of the WPM Investors for net proceeds of $142,500. Additionally, HST has executed a subscription agreement for the purchase of up to 860,000 shares and 860,000 WH Warrants for up to $430,000 which is scheduled to close prior to December 31, 1998.
In an unrelated transaction, the Company also issued to HST 140,000 shares of Common Stock and 140,000 WH Warrants for financial advisory and investor relations services valued at approximately $80,000.




Convertible Debentures

     On December 30, 1997, the Company completed the private placement of $4,320,000 of its 7% Secured Convertible Debentures ("Convertible Debentures") to a group of nine institutional investment firms led by a Fort
Worth, Texas institutional energy investor. Approximately $1 million of the cash proceeds and $220,000 of Convertible Debentures were used to purchase the Equipment. The remaining funds were used for the acquisition and development of oil and gas properties and purchase of oil field equipment.



     The Convertible Debentures are due December 31, 2001 and are secured by the Equipment and other assets of the Company, including the company's properties at N.E. Alden and Sears Ranch as well as a portion of Cheneyboro properties. The Convertible Debentures were originally convertible into a minimum of approximately 1.6 million shares of the Common Stock and a minimum of 400,000 warrants ("Debenture Warrants"), subject to adjustment upon certain events, exercisable at prices related to the market price at the time of conversion, with limits on rights to convert if the conversion price of the Common Stock falls below a floor price of $1.25 per share (the "Floor Price"). The conversion price was the lesser of $1.50 per share or 85% of the average of the three lowest closing bid prices during the ten trading days prior to the notice of conversion. During any thirty-day period, any investor may not tender for conversion more than the greater of $100,000 or 10% of his originally purchased Convertible Debentures at a conversion price less than the Floor Price. The Company may elect to redeem (for a 10% premium) any Convertible Debentures tendered for conversion at any price below the Floor Price.






     Under the terms of the Convertible Debentures, the Company was obligated to obtain on or before May 30, 1998 an effective registration statement covering the shares of Common Stock to be issued upon conversion of the Convertible Debentures and exercise of the Debenture Warrants. The Company was not successful in obtaining the effectiveness of the registration statement, which event, with notice, would be an event of default under the Convertible Debentures.






      The Company and each Convertible Debentureholder agreed effective October 5, 1998, to certain amendments to the Convertible Debentures and related documents, including a waiver of the prospective event of default. As consideration for the waiver, the Company is obligated to issued a total of 400,000 shares (the "Waiver Shares") on a pro rata basis to each Convertible Debentureholder. The Waiver Shares are valued by the board of directors at $0.425 per share. Additionally, the Company is obligated to issue to the Convertible Debentureholders approximately 720,000 shares of common stock (the "Interest Shares") in lieu of accrued interest of approximately $302,000 on the Convertible Debentures for December 30, 1997 through December 31, 1998.

     During September 1998, $100,000 of Convertible Debentures were converted into 235,294 shares of Common Stock.






     In addition to the usual and customary covenants contained in convertible debenture agreements of this nature, the Company is required to reserve shares of Common Stock in an amount not less than 200% of the number of shares of Common Stock that would be issuable upon conversion in full of the Convertible Debentures and full exercise of the Debenture Warrants granted thereunder. In furtherance of this covenant, the Company is required to seek stockholder approval of an increase in the Company's authorized shares if necessary to maintain such reserves. Furthermore, any holder of Convertible Debentures shall not be permitted to convert its Convertible Debentures or exercise its Debenture Warrants to the extent that such conversion or exercise would result in a beneficial ownership in the Company in excess of 4.999%. The Convertible Debenture holders have a right of first refusal for future financing of the Company under certain conditions. The Company has listed an additional 3.2 million shares on AMEX, and has prepared an application for listing of an additional 1.12 million shares of Common Stock on AMEX. The
4.32 million shares include Waiver Shares, Interest Shares, shares underlying the Convertible Debentures and shares to be issued upon exercise of the Debenture Warrants. Although the Company's Registration Statement, of which this Prospectus is a part, includes 3.2 million shares which the Company currently believes will provide sufficient shares upon the conversion of the Convertible Debentures and upon exercise of all the Debenture Warrants, the Company has reserved for issuance a total of up to 4.8 million shares of its Common Stock to be issued, if necessary, upon conversion of the Convertible Debentures and up to 1.2 million shares to be issued, if necessary, upon exercise of the Debenture Warrants. See "Description of Securities -- Convertible Debentures," "Selling Stockholders" and "Agreements with Selling Stockholders."




Transfer Agent and Registrar

     The co-transfer agents and co-registrars for the Company's Common Stock are Equity Transfer Services Inc. of Toronto, Ontario, Canada and Continental Stock Transfer & Trust Co. of New York.


                       SHARES ELIGIBLE FOR FUTURE SALE



     Sales of Shares offered hereby could have an adverse effect on the market price of the Common Stock. As of the date of this Prospectus, there are approximately 19,439,572 shares of Common Stock outstanding, which amount does not include 4,238,975 shares which underlie outstanding options and warrants, including 2,913,309 shares reserved for issuance upon exercise of outstanding warrants held by certain Selling Stockholders, or up to 4.32 million Shares offered hereby by the Convertible Debenture holders, assuming conversion of the Convertible Debentures and exercise of Debenture Warrants. Substantially all of the Company's outstanding shares of Common Stock and the Shares offered hereby are eligible for public sale without restriction, except for shares purchased by affiliates of the Company (those controlling or controlled by or under common control with the Company and generally deemed to include officers and directors). Approximately 600,000 shares of the Company's outstanding Common Stock are deemed "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. See "Management" and "Description of Securities."






     A person, including an affiliate of the Company (or persons whose shares are aggregated into such affiliate), who has owned restricted shares of Common Stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of outstanding shares of the same class or the average weekly trading volume of the Common Stock during the four calendar weeks
preceding the sale.   Subject to the volume and holding period limitations of
Rule 144, approximately 600,000 outstanding shares of Common Stock are eligible for sale under Rule 144. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.



     The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                             SELLING STOCKHOLDERS



     The 12,742,984 Shares offered hereby are being sold pursuant to this Prospectus by the Selling Stockholders. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. However, the Company will receive the proceeds upon exercise of certain outstanding warrants held by Selling Stockholders. Certain of the Shares offered hereby will be issued to Selling Stockholders upon exercise of such outstanding warrants. See "Description of Securities -- Warrants," "Certain Relationships and Related Transactions," "Plan of Distribution" and "Agreements with Selling Stockholders."



     Except as described below , "Certain Relationships and Related Transactions" and in "Agreements with Selling Stockholders" herein, none of the Selling Stockholders has ever held any position or office with the Company or had any other relationship with the Company or its affiliates.



     The table below sets forth the beneficial ownership of the Company's Common Stock by the Selling Stockholders at October 5, 1998, and after giving effect to the conversion of the Convertible Debentures, the exercise of the Debenture Warrants, the exercise of various warrants held by certain Selling Stockholders and the sale of the Shares offered hereby. See "Certain Relationships and Related Transactions," "Description of Securities" and "Agreements with Selling Stockholders."





                          Beneficial
                          Ownership    Warrants & Ownership  Percent of Class
                          Prior to     Shares to  After      Before   After
Selling Stockholders (1)  Offering     be Sold    Offering  Offering Offering(2)
Westover Investments L.P. 1,000,000(3) 1,000,000          0     4.96%      0.00%
Montrose Investments L.P. 1,500,000(3) 1,500,000          0     7.30%      0.00%
Lakeshore International   1,000,000(3) 1,000,000          0     5.01%      0.00%
JMG Capital Partners, L.P.  250,000(3)   250,000          0     1.27%      0.00%
Triton Capital Investments,
       Ltd.                 250,000(3)   250,000          0     1.27%      0.00%
Lionhart Global Appreciation
       Fund, Ltd.           136,000(3)   136,000          0         *      0.00%
Palisades Holdings, Inc.    100,000(3)   100,000          0         *      0.00%
Global Perspective
     International, Ltd.     56,000(3)    56,000          0         *      0.00%
Global Emerging Markets, Ltd 28,000(3)    28,000          0         *      0.00%
Liviakis Financial
     Communications, Inc. 3,041,851(4) 2,536,351    505,500    14.80%      1.91%
Robert B. Prag              275,000(5)   275,000          0     1.40%      0.00%
Leon A. Romero              973,571(6)   973,571          0     5.01%      0.00%
George Peel                 816,134      816,134          0     4.20%      0.00%
Albert Sena                 232,072      232,072          0     1.19%      0.00%
Dorothy Carter               75,340       75,340          0         *      0.00%
Steven Sinken                26,000(7)    26,000          0         *      0.00%
Rick Blanyer                 60,000(8)    60,000          0         *      0.00%
Fred  Dulock                 83,400(9)    83,400          0         *      0.00%
Bill J. Kemp                150,000(10)  150,000          0         *      0.00%
Jack D. Mabery and
   Darlene M. Mabery         10,000(11)   10,000          0         *      0.00%
Jim Phillips                330,000(12)  330,000          0     1.68%      0.00%
Dan Malone                   20,000(13)   20,000          0         *      0.00%
WPM Group                    32,500(14)   32,500          0         *      0.00%
John Malone, P.C.           116,900(15)  116,900          0         *      0.00%
Hibernia Securities Trust 1,053,334(16)1,053,334     26,667     5.22%          *
Hibernia Management Company 212,086(17)  212,086          0     1.08%      0.00%
Euro Coach America
      Corporation           431,148(18)  296,148    135,500     1.51%          *
NPCS, Inc.                  431,148(19)  296,148    135,000     1.51%          *
Bill Watson                   5,000(20)    5,000          0         *      0.00%

Paul Page, Jr.                5,000(21)    5,000          0         *
0.00%Newport Capital Consultants 225,000(22)  225,000          0     1.14%
0.00%
National Capital Merchant
       Group, LLC            25,000(23)   25,000          0         *      0.00%
John Malone                 232,000(24)  232,000          0     1.19%      0.00%
Salzwedel Financial
    Communications, Inc     175,000      175,000          0         *      0.00%
VFS, Inc.                   175,000      175,000          0         *      0.00%
Van Kaspar & Co.             12,000       12,000          0         *      0.00%
C. B. Harrison, Jr.          30,000       30,000          0         *      0.00%
Landers Horizontal Drill
     Inc.                    44,000       44,000          0         *      0.00%
Panagea Energy Ltd.         100,000      100,000          0         *      0.00%



Less than 1%.



(1) The persons named in the table have sole voting and investment powers with respect to the shares of Common Stock shown as beneficially owned by them.
(2) Assumes 26,437,587 outstanding shares of the Company=s Common Stock which includes (i) up to 2,964,706 shares to be issued to the Convertible Debenture Holders upon conversion of the Convertible Debentures and subsequent exercise of the Debenture
        Warrants and (ii) 2,913,309 shares to be issued upon the exercise of the 500,000 LFC Warrants, the 161,351 Liviakis Warrants, the 100,000 LFC Mustang Warrants, the 200,000 Hibernia Warrants, the 200,000 HMC Warrants, the 266,667 HST Warrants, the 355,200 WPM Warrants, the 60,000 Mustang Warrants, the 260,000 Newport Warrants, the 302,191 Cheneyboro Warrants, the 142,900
        Malone Warrants and the 425,000 WH Warrants. See "Description of Securities" and "Agreements with Selling Stockholders."
(3)     See "Agreements with Selling Stockholders -- Convertible Debenture
        Holders."
(4) Includes 611,351 shares to be issued to LFC upon exercise of the 375,000 LFC Warrants, the 161,351 Liviakis Warrants and the 75,000 LFC Mustang Warrants. See "Certain Relationships and Related Transactions," "Principal Stockholders," "Description of Securities."
(5) Includes 150,000 shares to be issued to Robert B. Prag upon exercise of 125,000 LFC Warrants and 25,000 Mustang Warrants.
        See "Certain Relationships and Related Transactions" and "Description of Securities -- Warrants."
(6) Mr. Romero is an executive officer and a director of the Company. See "Management."
(7) Includes 26,000 shares to be issued to Mr. Sinken upon exercise of 26,000 Malone Warrants. See "Description of Securities --
        Warrants; Malone Warrants."
(8) Includes 30,000 shares to be issued to Mr. Blanyer upon exercise of 30,000 WPM Warrants. See "Description of Securities --
        Warrants" and "Agreements with Selling Stockholders -- WPM Financing."
(9) Includes 41,700 shares to be issued to Mr. Dulock upon exercise of 41,700 WPM Warrants. See "Description of Securities --
        Warrants" and "Agreements with Selling Stockholders -- WPM Financing."
(10) Includes 30,000 shares to be issued to Mr. Kemp upon exercise of 30,000 WPM Warrants, 45,000 shares to be issued upon exercise of 45,000 warrants. See "Description of Securities -- Warrants; WPM
        Warrants, WH Warrants" and "Agreements with Selling Stockholders -
        WPM Financing."
(11) Includes 10,000 shares to be issued to Mr. and Mrs. Mabery upon exercise of 10,000 WPM Warrants. See "Description of
        Securities -- Warrants" and "Agreements with Selling Stockholders -
        WPM Financing."
(12) Includes 125,000 shares to be issued to Mr. Phillips upon exercise of 125,000 WPM Warrants and 50,000 shares to issued upon exercise of 50,000 WH Warrants. See "Description of Securities -
        Warrants: WPM Warrants, WH Warrants" and "Agreements with Selling Stockholders -- WPM Financing."
(13) Includes 20,000 shares to be issued to Mr. Malone upon exercise of 20,000 WPM Warrants. See "Description of Securities -
        Warrants" and "Agreements with Selling Stockholders -- WPM Financing."
(14) Includes 32,500 shares to be issued to WPM Group upon exercise of 32,500 WPM Warrants. See "Description of Securities --
        Warrants" and "Agreements with Selling Stockholders -- WPM Financing."
(15) Includes 116,900 shares to be issued to John Malone, P.C. upon exercise of the Malone Warrants. See "Description of Securities -- Warrants" and "Agreements with Selling Stockholders -- Malone Consulting Agreement."
(16) Includes 746,667 shares to be issued to Hibernia Securities Trust upon exercise of 200,000 Hibernia Warrants, 266,667 HST
        Warrants and 280,000 WH Warrants. See "Description of Securities - Warrants; Hibernia Warrants" "-- HST Warrants" and "Agreements with Selling Stockholders -- Hibernia Securities
        Trust Agreement."
(17) Includes 206,043 shares to be issued to Hibernia Management Company upon exercise of 200,000 HMC Warrants and 6,043 Cheneyboro Warrants.
        See "Description of Securities -- Warrants; HMC Warrants" and "Agreements with Selling Stockholders -- Hibernia Management
        Company Agreement."
(18) Includes 148,074 shares to be issued to Euro Coach America Corporation upon exercise of 148,074 Cheneyboro Warrants. See
        "Description of Securities -- Warrants; Cheneyboro Warrants;
        WH Warrants" and "Agreements with Selling Stockholders -
        Cheneyboro Note Conversion."
(19) Includes 148,074 shares to be issued to NPCS, Inc. upon exercise of 148,074 Cheneyboro Warrants. See "Description of
        Securities -- Warrants; Cheneyboro Warrants" and "Agreements with Selling Stockholders -- Cheneyboro Note Conversion."
(20) Includes 5,000 shares to be issued to Bill Watson upon exercise of 5,000 Newport Warrants. See "Description of Securities --
        Warrants; Newport Warrants."
(21) Includes 5,000 shares to be issued to Paul Page, Jr. upon exercise of 5,000 Newport Warrants. See "Description of Securities -
        Warrants; Newport Warrants."

(22) Includes 225,000 shares to be issued to Newport Capital Consultants upon exercise of 225,000 Newport Warrants. See "Description of Securities -- Warrants; Newport Warrants."
(23) Includes 25,000 shares to be issued to National Capital Merchant Group, LLC upon exercise of 25,000 Newport Warrants. See "Description of Securities -- Warrants; Newport Warrants."
(24) Includes 116,000 shares to be issued to John Malone upon exercise of 66,000 WPM Warrants and 50,000 WH Warrants. See "Description of Securities -- Warrants; WPM Warrants; WH Warrants."


                        PLAN OF DISTRIBUTION

      The Shares offered hereby may be sold by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest thereof.

     Offers and sales of the Shares may be made from time to time on one or more exchanges or in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The methods by which the Shares may be sold may include, but not limited to, the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account in accordance with any method of sale described herein; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions in which the broker solicits purchasers; (e) privately negotiated transactions; (f) short sales; and
(g) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders or from the purchasers in amounts to be negotiated prior to the sale. The Selling Stockholders may also sell such Shares in accordance with Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available.

     From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith. From time to time Selling Stockholders may pledge their Shares pursuant to the margin provisions of their respective customer agreements with their respective brokers. Upon a default by a Selling Stockholder, the broker may offer and sell the pledged Shares of Common stock from time to time.

     The Company has agreed to use its best efforts to maintain the effectiveness of the registration of the Shares being offered hereunder for three years from the date of this Prospectus or such earlier day when all of the Shares being offered hereunder have been sold or may be sold without volume or other restrictions pursuant to Rule 144 under the Securities Act, as determined by counsel to the Company pursuant to a written opinion letter.

     The Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. There can be no assurance that the Selling Stockholders will sell any or all of the Shares offered hereunder.

     All proceeds from any such sales will be the property of the Selling Stockholder who will bear the expense of underwriting documents and selling commissions. The Company is required to pay all other fees and expenses incident to the offering and sale of the Shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                   AGREEMENTS WITH SELLING STOCKHOLDERS

Aspen Acquisition

     On June 30, 1997, the Company acquired all the issued and outstanding shares of Old Aspen (the "Old Aspen Shares") from Leon A. Romero, George W. Peel, Albert Sena and Dorothy Carter (the "Aspen Shareholders"). The purchase price for the Old Aspen Shares consisted of $200,000 cash, $300,000 of short-term notes, 2,511,317 shares of Common Stock (the "Aspen Shares"), of which 269,970 shares were returned to the Company by three Old Aspen Shareholders in settlement of notes payable to Old Aspen in the amount of $425,000. The acquisition also included various interests, having an aggregate value of less than $500,000, in two wells in Utah, which were subsequently sold by the Company, two wells in Latimer County, Oklahoma, one well in Harrison County, Texas and several shallow wells in Gregg County, Texas.



WPM Financing



     In September 1997, the Company completed a private offering of 15% Two-Year Promissory Notes (the "WPM Notes") in the aggregate amount of $125,000 and issued 272,700 shares of its Common Stock and 322,700 WPM
Warrants for $454,500 (the "WPM Financing") to Bill J. Kemp, Dan Malone, Fred B. Dulock, Jack Mabery, Darlene Mabery, Jim Phillips, John Malone and R.J. Blanyer. WPM Group, an affiliate of John Malone, P.C., acted as placement agent and received a cash fee and 32,500 WPM Warrants for its services. See "Description of Securities -- Warrants; WPM Warrants."

     The WPM Notes provide for interest at the rate of 15% per annum with interest payments due quarterly beginning October 18, 1998 and continuing until the WPM Notes mature on July 17, 1999, when the entire balance of principal and accrued interest is due. The WPM Notes are secured by a deed of trust creating a first lien on certain oil and gas leases situated in Navarro County, Texas. During March, 1998, the WPM Notes were repaid and the liens released.

Malone Consulting Agreement

     On April 3, 1997, the Company entered into a consulting agreement (the "Malone Consulting Agreement") with John Malone, P.C. ("Malone"). The Malone Consulting Agreement expires on April 3, 1998. Malone was retained by the Company to assist the Company with its capital raising efforts during fiscal 1997. As consideration for Malone undertaking this engagement, the Company agreed to issue to Malone warrants to purchase 80,000 shares of the Company's Common Stock for $1.84 per share which expire April 3, 2002 as well as such additional warrants as determined in the sole discretion of the Company based upon the performance of Malone under the Malone Consulting
Agreement. A total of 116,900 Malone Warrants have been issued to Malone pursuant to this Agreement. See "Description of Securities -- Warrants; Malone Warrants."

Hibernia Securities Trust Agreement

     Effective January 30, 1997, the Company entered into a subscription agreement (the "Hibernia Agreement") with Hibernia Securities Trust (AHibernia"). Pursuant to the terms of the Hibernia Agreement, Hibernia subscribed for an aggregate of 266,667 Units, at a price of $1.64 per Unit as determined in accordance with the terms of the Hibernia Agreement. Pursuant to the terms of the Hibernia Agreement, 266,667 shares of Common Stock and 266,667 HST Warrants were issued to Hibernia for aggregate proceeds of $438,000. See "Description of Securities -- Warrants; HST Warrants."

Hibernia Management Company Agreement

     In a private placement completed in January 1996, the Company issued to HMC 200,000 shares of Common Stock and 200,000 HMC Warrants for total consideration of $164,250. During March 1997, affiliates of Mr. Soltero and Mr.
Hogue purchased the 200,000 shares from HMC for $164,250. See "Description of Securities -- Warrants; HMC Warrants."

Cheneyboro Note Conversion

     During June 1997, the Company repaid $549,000 of outstanding notes secured by oil and gas leases in the Cheneyboro Field by delivery to the noteholder of $200,000 cash, 302,191 shares of Common Stock and 302,191
Cheneyboro Warrants. The securities have been transferred to Euro Coach America Corporation, NPCS, Inc. and Hibernia Management Company. See "Description of Securities -- Warrants; Cheneyboro Warrants."

Convertible Debenture Holders

     The Convertible Debentures are due December 31, 2001 and are secured by the Equipment and other assets of the Company. The Convertible Debentures were issued to nine institutional investors (the "Convertible Debenture Holders") in the amounts as set forth next to their names:




     Name of Holder                           Amount of         Number of Shares



Westover Investments L.P.                     $1,000,000            1,000,000
Montrose Investments L.P.                      1,500,000            1,500,000
Lakeshore International                        1,000,000            1,000,000(1)
JMG Capital Partners, L.P.                       250,000              250,000
Triton Capital Investments, Ltd.                 250,000              250,000
Lionhart Global Appreciation Fund, Ltd.          136,000              136,000
Global Perspective International, Ltd.            56,000               56,000
Global Emerging Markets, Ltd.                     28,000               28,000
Palisades Holdings, Inc.                         100,000              100,000
                                              ----------            ------------
Total                                         $4,320,000            4,320,000(1)
                                              ==========            ============
________________________
(1) Includes 235,294 shares received for conversion of $100,000 of debentures in September 1998.




(2) Includes up to 2,324,706 shares to be issued upon conversion of the Convertible Debentures and up to 640,000 shares to be issued upon exercise of the Debenture Warrants.






     The Convertible Debentures are convertible into a minimum of 2.88 million shares of the Company's Common Stock and a minimum of 720,000 warrants ("Debenture Warrants") to purchase 720,000 shares of Common Stock, subject to adjustment upon certain events, at prices related to the market price of the Common Stock at the time of conversion, subject to certain adjustments. The Company has agreed with the Convertible Debenture Holders to register up to 2,964,706 shares of Common Stock in the Registration Statement of which this Prospectus is a part to provide sufficient shares of Common Stock of the Company upon conversion of the Convertible Debentures and the subsequent exercise of the Debenture Warrants. Although the Company's Registration Statement of which the Prospectus is a part includes 2,964,706 shares which the Company currently believes will provide sufficient shares upon the conversion of the Convertible Debentures and upon the conversion of the Convertible Debentures and upon exercise of all the Debenture Warrants, the Company has reserved for issuance a total of up to 4.8 million shares of its Common Stock to be issued, if necessary upon conversion of the Convertible Debentures and up to
1.2 million shares to be issued, if necessary, upon exercise of the Debenture Warrants. During September 1998, Lakeshore International converted
$100,000 of the Convertible Debentures into 235,294 shares of Common Stock. See "Business and Properties -- Recent Developments; Sale of Convertible Debentures" and "Description of Securities -- Convertible Debentures."






                       CERTAIN MATERIAL INCOME TAX CONSIDERATIONS



Canadian Federal Income Tax Considerations for United States Residents



     The following is a summary of certain of the material Canadian federal income tax considerations which will generally be applicable to holders of common stock ("U.S. Residents") who are residents of the United States for the purposes of the Canada-United States Income Tax Convention (1980) ("the Convention") and are not residents of Canada for the purposes of the Income Tax Act (Canada) ("the Canadian Tax Act"), who deal at arm's length with the Company for the purposes of the Canadian Tax Act and who do not use or hold and are not deemed to use or hold such common stock in, or in the course of, carrying on a business in Canada. This summary is based upon the current provisions of the Canadian Tax Act and the regulations thereunder, proposed amendments thereto publicly announced by the Minister of Finance, Canada, prior to the date hereof, and the provisions of the Convention as in effect on the date hereof.

     This summary is of general nature only and is not intended to be legal or tax advice to any particular U.S. resident. Accordingly, U.S. Residents should consult with their own tax advisors for advice with respect to their own particular circumstances.

     A U.S. Resident will not be subject to tax in Canada on any capital gain realized on a disposition of the Securities unless the value of the Securities constitutes "taxable Canadian property" of the U.S. resident and the value of the Securities is derived principally from real property situated in Canada. The value of these Securities is not derived principally from real property situated in Canada.

     Dividends paid or credited or deemed to be paid or credited to a U.S. resident in respect of the common stock will generally be subject to Canadian withholding tax. The Income Tax Act (Canada) requires 25% tax withholding from any dividends paid or deemed to be paid to non-Canadian stockholders. However, under the Convention, the rate of Canadian withholding tax which would apply on dividends paid by the Company to a resident of the United States is (i) 6% with respect to dividends paid in 1996 and 5% thereafter if the beneficial owner of the dividends is a company which owns at least 10% of the voting stock of the Company, and (ii) 15% in all other cases.

United States Federal Income Tax Considerations

     The following is a general description of the material United States federal income tax consequences applicable to U.S. holders of the Shares. The following discussion deals only with Shares held as a capital asset by U.S. holders. It does not deal with special situations, such as those of foreign persons, dealers in securities, financial institutions, life insurance companies, holders whose "functional currency" is not the United States dollar, or certain "straddle" or hedging transactions. A "U.S. holder" is (i) a citizen (not resident in Canada pursuant to the convention) or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any state thereof (including the District of Columbia) or (iii) a person otherwise subject to United States federal income tax on its worldwide income. Prospective purchasers are urged to consult their tax advisors regarding the particular tax consequences arising under any state or local law.

     The gross amount of a distribution with respect to Common Stock will include the amount of any Canadian federal income tax withheld and will be includable in gross income as a taxable dividend to the extent of the Company's current and accumulated earnings and profits (calculated under United States tax principles), as a return of capital to the extent in excess of such earnings and profits and not in excess of the holder's tax basis in the Common Stock, and as capital gain to the extent of any balance. Dividends will not be eligible for the dividends-received deduction. Holders generally will be entitled, subject to certain limitations, to a credit against their United States federal income tax for Canadian federal income taxes withheld from such dividends. Holders may claim a deduction for such taxes if they do not elect to claim such foreign tax credit.

     If a dividend distribution is paid in Canadian dollars, the amount includable in income will be the United States dollar value, on the date of receipt, of the Canadian dollar amount distributed. Any subsequent gain or loss in respect of such Canadian dollars arising from exchange rate fluctuations will be ordinary income or loss.

     The sale of Common Stock will generally result in the recognition of gain or loss in an amount equal to the difference between the amount realized on the sale and the holder's adjusted basis in such common stock. Gain or loss upon the sale of the Common Stock will be long-term or short-term capital gain or loss, depending on whether the Common Stock has been held for more than one year.

     Special rules are applicable to United States persons holding stock in a "passive foreign investment company" (PFIC), any foreign corporation of which at least 75% of its gross income for the taxable year is passive income (the "Income Test") or at least 50% by value of the assets it holds during the taxable year produce or are held for the production of passive income (the "Asset Test"). For that purpose, "passive income" includes the excess of gains over losses from certain commodities transactions, including certain transactions involving oil and gas. Gains from commodities transactions, however, are generally excluded from the definition of passive income if "substantially all" of a merchant's, producer's or handler's business is as an active merchant, producer or handler of such commodities.

     The Company believes it is not currently and will not become a PFIC. However, the application of the PFIC provisions of the Internal Revenue Code of 1986, as amended (the "Code"), to oil and gas producers is somewhat unclear. Therefore, no assurance can be made regarding the PFIC status of the Company.

     If the Company was a PFIC, a U.S. holder of Common Stock would be subject to a special tax regime with respect to certain dividends and with respect to gain on a disposition of such shares (including a gift or pledge of shares). Such income would be allocated ratably over the holder's holding period for the shares, would be taxed, in the year of dividend or disposition, at ordinary income tax rates (using the highest tax rate in effect for each period to which the income is allocated), and would be subject to an interest charge reflecting the deferral of tax from the year to which the income was allocated to the year of dividend or disposition.

     Purchasers of Shares are urged to consult their tax advisors regarding the potential application of the matters described above.


                         LIMITATIONS ON DIRECTOR LIABILITY

     Under the securities law of the Yukon Territory, a right of action is given for damages for a "misrepresentation" contained in a prospectus at the time of purchase against every director of the issuer at the time the prospectus or its later amendment was filed. A misrepresentation is defined to mean an untrue statement of material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. Every person who purchases the security offered by the prospectus during the period of distribution is deemed to have relied upon the misrepresentation if it was a misrepresentation at the time of purchase.

     The general defense available for directors to such an action is proof by the director that the purchaser purchased the securities with knowledge of the misrepresentation. In addition, specific defenses are available to directors provided a director can demonstrate that the prospectus was filed without the director's knowledge and consent and reasonable general notice was given on becoming aware of the filing. In addition, a director may also avoid liability for a misrepresentation in a prospectus if the director did not believe, as to the non-expertised portion of the prospectus, that a representation is false or misleading, and if the director conducted a reasonable investigation so as to provide reasonable grounds for belief that there had been no misrepresentation (the due diligence defense).

     A director of the Company is also subject to potential liability under the Business Corporations Act "Yukon" ("YBCA"). The YBCA requires every director of a corporation in exercising the director's power and discharging the director's duties to act honestly and in good faith with a view to the best interests of the corporation. In addition, every director of a corporation is required in exercising his or her powers and discharging his or her duties to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Failure to meet these duties will result in a director becoming liable for actions taken on behalf of the corporation. A director may be indemnified by a corporation against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director in respect of any civil, criminal or administrative action or proceeding to which the director is made a party by reason of being or having been a director of the corporation, if the director acted honestly and in good faith with a view to the best interests of the corporation.

                               LEGAL MATTERS

     Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Jackson Walker L.L.P., Dallas, Texas.

                                   EXPERTS



     The financial statements of operations and cash flows of the Company for the year ended June 30, 1997 and the statement of stockholders' equity for the period from February 15, 1995 through June 30, 1997 have been audited by Hein + Associates LLP, independent certified public accountants, as stated in their report which is included and incorporated by reference herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.






     The financial statements of the Company as of June 30, 1998 and for the year then ended have been audited by Lane Gorman Trubitt, L.L.P., independent certified public accountants, as stated in their report which is included and incorporated by reference herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.






     The reference to the report of K&A Energy Consultants, Inc., independent petroleum consultants, contained herein estimating the Proved Reserves, future net cash flows from such Proved Reserves and the PV-10 of such estimated future net cash flows for the Company's Oil and Gas Properties as of June 30, 1998 is made in reliance upon the authority of such firm as experts with respect to such matters.




                           AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov. The Company's Common Stock is listed on the American Stock Exchange and copies of reports, proxy statements and other information concerning the Company also can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

     This Prospectus constitutes a part of a registration statement on Form SB-2 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Common Stock. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to a copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.



     The Company has its principal executive offices located at 6510 Abrams Road, Suite 300, Dallas, Texas 75231; its telephone number is 214-221-6500.

                                     GLOSSARY

The terms defined in this glossary are used throughout this Prospectus.

BBL. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to oil or other liquid hydrocarbons.



BOPD.  One barrel of oil or other liquid hydrocarbons per day.



BCF.  One billion cubic feet of gas.

BCFE. One billion cubic feet of natural gas equivalents converting one Bbl of oil to six Mcf of gas.

BOE. The amount of oil having the same BTU content as a given quantity of gas, with six Mcf of gas being converted to one BBL.

BTU. British Thermal Unit, the quantity of heat required to raise one pound of water by one degree Fahrenheit.

DEVELOPED ACREAGE. The number of acres which are allocated or assignable to producing wells or wells capable of production.

DEVELOPMENT WELL. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

DRY HOLE. A well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

EXPLORATORY WELL. A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

GROSS ACRES OR GROSS WELLS. The total acres or wells, as the case may be, in which a working interest is owned.

IN-FILL WELL. A well drilled between known producing wells to better exploit the reservoir.



MBOE. One thousand barrels of oil or other liquid hydrocarbons equivalents converting six Mcf of gas to one BBL of oil.



MCF.  One thousand cubic feet of gas.

MCFE. One thousand cubic feet of natural gas equivalents converting one Bbl of oil to six Mcf of gas.

MMCF.  One million cubic feet of gas.

MMCFE. One million cubic feet of natural gas equivalents converting one Bbl of oil to six Mcf of gas.

MMCF/D.  One million cubic feet of gas per day.

NATURAL GAS EQUIVALENT. The amount of gas having the same Btu content as a given quantity of oil, with one Bbl of oil being converted to six Mcf of gas.

NET ACRES OR NET WELLS. The sum of the fractional working interests owned in gross acres or gross wells.

NET REVENUE INTEREST. A share of the Working Interest that does not bear any portion of the expense of drilling and completing a well and that represents the holder's share of production after satisfaction of all royalty, overriding royalty, oil payments and other non-operating interests.

PRODUCTIVE WELL. A well that is producing oil or gas or that is capable of production in paying quantities.



PROVED DEVELOPED RESERVES. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operation methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.






PROVED RESERVES. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operation conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalation s based upon future conditions.
            (i) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes:
                (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.
           (ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.
          (iii) Estimated or proved reserves do not include the following:
                (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves";
                (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered form oil shale, coal, gilsonite and other sources.






PROVED UNDEVELOPED RESERVES. Proved undeveloped oil and gas reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reserve.

PV-10.   The present value of proved reserves is an estimate of the discounted future net cash flows from each of the properties at June 30, 1998, or as otherwise indicated. Net cash flow is defined as net revenues less, after deducting production and ad valorem taxes, future capital costs and operating expenses, but before deducting federal income taxes. As required by rules of the Commission, the future net cash flows have been discounted at an annual rate of 10% to determine their "present value." The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. In accordance with Commission rules, estimates have been made using constant oil and gas prices and operating costs, at June 30, 1998, or as otherwise indicated.

RECOMPLETION. The completion for production of an existing wellbore in a different formation or producing horizon from that in which the well was previously completed.

RESERVE LIFE. The estimated productive life of a proved reservoir based upon the economic limit of such reservoir producing hydrocarbons in paying quantities assuming certain price and cost parameters. For purposes of this Prospectus, reserve life is calculated by dividing the Proved Reserves (on an Mcfe basis) at the end of the period by projected production volumes for the next 12 months.



RESERVOIR. A porous and permeable underground formation containing a natural accumulation of producible oil or as that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.



ROYALTY INTEREST. An interest in an oil and gas property entitling the owner to a share of oil and gas production free of cost of production.



SERVICE WELL. A well drilled or completed for the purpose of supporting production in an existing field. Specific purposes of service wells include gas injection, water injection, steam injection, air injection, salt-water disposal, water supply for injection, observation, or injection for in-situ combustion.



UNDEVELOPED ACREAGE. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.



WATERFLOOD. A method of injection water into a reservoir to enhance or replace the natural reservoir drive.



WORKING INTEREST. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

               CONSOLIDATED FINANCIAL STATEMENTS AND UNAUDITED
                          SUPPLEMENTARY DATA

Index to Financial Statements and Financial Statement Schedule     Page

Independent Auditor's Reports                                      F-2

Financial Statements

Consolidated Balance Sheet                                         F-4

Consolidated Statements of Operations                              F-5

Consolidated Statement of Changes in Stockholders' Equity          F-6

Consolidated Statements of Cash Flows                              F-10

Notes to Consolidated Financial Statements                         F-11

Supplemental Information (Unaudited)                               F-25

                                        F1

INDEPENDENT AUDITORS REPORTS





Board of Directors
Cotton Valley Resources Corporation
Dallas, Texas






We have audited the accompanying consolidated balance sheet of Cotton Valley Resources Corporation and subsidiaries (a development stage company) as of June 30, 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended and the period from February 15, 1995 (date of incorporation) to June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.






We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.






In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cotton Valley Resources Corporation and subsidiaries as of June 30, 1998 and the results of their operations and their cash flows for the year then ended and the period from February 15, 1995 (date of incorporation) to June 30,
1998, in conformity with generally accepted accounting principles.






The carrying value of the Company's oil and gas properties is supported primarily by proved undeveloped reserves.






LANE GORMAN TRUBITT, L.L.P.






Dallas, Texas
September 11, 1998

September 11, 1998

Board of Directors
Cotton Valley Resources Corporation
Dallas, Texas




We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Cotton Valley Resources Corporation and subsidiaries (a development stage company) for the year ended June 30, 1997, and the period from February 15, 1995 (date of incorporation) to June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of the Company's operations and cash flows for the year ended June 30, 1997, the period from February 15, 1995 (date of incorporation) to June 30, 1995 and the period from February 15, 1995 to June 30, 1997 in accordance with generally accepted accounting principles.



The carrying value of the Company's oil and gas properties is supported primarily by proved undeveloped reserves.


HEIN + ASSOCIATES, LLP


Dallas, Texas



September 15, 1997

                             COTTON VALLEY RESOURCES CORPORATION
                               (a development stage company)

                              CONSOLIDATED BALANCE SHEET
                               (Expressed in U.S. Dollars)
                                      June 30, 1998
             ASSETS

CURRENT ASSETS:
 Cash                                                               $    85,762
 Accounts receivable                                                    396,390
 Materials and supplies inventory                                       891,359
 Prepaid expenses                                                       219,119
                                                                    -----------
   Total current assets                                               1,592,630

Proved Oil & Gas Properties (full cost method)                       24,331,189
 net of accumulated depletion of $396,008

Office Furniture and Equipment                                           92,412
 net of accumulated depreciation of $24,724

Debenture Financing Costs and Other Assets                              521,625
                                                                    -----------
    Total Assets                                                    $26,537,856
                                                                    ===========

                  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable                                                   $ 1,175,396
 Accrued expenses                                                        51,288
 Accrued interest                                                       158,483
 Accrued well plugging costs                                            186,640
                                                                    -----------
    Total current liabilities                                         1,571,807

Long Term Debt, net of discount of $53,962                            4,654,638

Advances from Related Parties                                           122,989

Deferred Income Taxes                                                 1,845,000

Stockholders' Equity
 Preferred stock, no par value, authorized-unlimited,- issued, none           -
 Common Stock, no par value, authorized-unlimited:
  issued: - 17,273,278                                               21,119,482
 Warrants and beneficial conversion feature                             823,695
 Deficit accumulated in development state                            (3,599,755)
                                                                    -----------
   Total liabilities and stockholders equity                        $26,537,856
                                                                    ===========

See accompanying notes to these financial statements.




                             COTTON VALLEY RESOURCES CORPORATION
                                (a development stage company)

                            CONSOLIDATED STATEMENTS OF OPERATIONS
                                (Expressed in U.S. Dollars)

                                                                 Period from
                                                              February 15, 1995
                                   Year Ended June 30,                to
                                   1998            1997          June 30, 1998
                                   -----           -----         --------------
REVENUE:
 Oil and gas sales                 $  835,684     $   272,243     $   1,107,927
 Equipment sales                      987,811                           987,811
 Other income                           2,357               -             2,357
                                    ----------    ------------    -------------
  Total Revenue                     1,825,852         272,243         2,098,098

EXPENSES:
 Oil and gas production               615,162         252,272           867,434
 Cost of equipment sold               542,864               -           542,864
 Operating expenses                   117,509               -           117,509
 General and administrative         1,330,361       2,825,678         5,196,732
 Depreciation and depletion           378,920          27,000           405,920
 Other expenses                         1,566               -             1,566
                                   -----------     -----------    --------------
  Total Expenses                    2,986,382       3,104,950         7,132,025
                                   -----------     -----------    --------------

LOSS FROM OPERATIONS               (1,160,530)     (2,832,707)       (5,033,930)

OTHER INCOME (EXPENSES):
 Interest and financing expense      (814,845)       (97,158)        (1,050,973)
 Gain on sale of assets               629,660              -            629,660
 Interest income                       47,437          3,987             56,810
                                   -----------     -----------    --------------
   Total Other                       (137,748)       (93,171)          (364,503)
                                   -----------     -----------    --------------

LOSS BEFORE INCOME TAX             (1,298,278)     (2,925,878)       (5,398,433)

INCOME TAX BENEFIT                    467,678         919,000         1,798,678
                                   -----------     -----------    --------------

NET LOSS                           $ (830,600)    $(2,006,878)      $(3,599,755)

NET LOSS PER SHARE                 $    (0.05)    $     (0.18)      $     (0.30)

WEIGHTED AVERAGE SHARES            16,301,723      11,403,000        11,868,140

See accompanying notes to these financial statements.





                             COTTON VALLEY RESOURCES CORPORATION
                                (a development stage company)

                 CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                FOR THE PERIOD FROM FEBRUARY 15, 1995 TO JUNE 30, 1998
                                (Expressed in U.S. Dollars)

                                                       COMMON STOCK
                                    COMMON STOCK         SUBSCRIBED
                                    SHARES     AMOUNT  SHARES  AMOUNT
                                   ------     ------   -------  ------
Issued upon incorporation to
   Officers ($.003 per share)      560,001     $  1,401      -   $  -
Issued March 10, 1995 for the
   acquisition of
    subsequently abandoned oil and gas
    properties (621,600 shares issued
    and 310,800 shares canceled $.003
    per share)                     310,800          777       -      -
Issued March 10, 1995 for the acquisition
   of oil and gas properties
    ($1.82 per share)            3,875,957    7,072,914       -      -
Issued June 1, 1995 for cash
   ($1.00 per share)                10,000       10,000       -      -
Net Loss                                 -            -       -      -
                                  ---------    ---------    -----  ----
BALANCES, June 30, 1995          4,756,758    7,085,092       -      -

Issued July - December 1995 in
   connection with notes payable
    ($1.49 per share)              107,258      160,008       -      -
Repayment and conversion to equity
   of notes payable, net of
    amortized discount                   -      (72,000)      -      -
Issued December 29, 1995 to officers
   upon conversion of special shares
    ($.004 per share)            1,440,000        5,840       -      -
Issued December 29, 1995 as advance
   for stock offering costs
    ($1.49 per share)              340,000      506,409       -      -
Issued December 29, 1995 to officers
   for services ($1.49 per share)  300,000      446,950       -      -
Sale of shares for cash during April - June
   1996 ($1.64 per share)        1,272,500    2,089,872       -      -
Issued June 14, 1996 upon conversion
   of debentures ($1.48 per share) 288,529      426,474       -      -
Issued June 14, 1996 to former Arjon
   shareholders ($.21 per share)   686,551      146,300       -      -
Share issuance costs                     -     (915,785)      -      -
Net loss                                 -            -       -      -
                                 ---------   ----------     ----   ----
BALANCES, June 30, 1996          9,191,596    9,879,160       -      -

--Continued--






                                                             WARRANTS
                                                                AND
                                                             BENEFICAL
                                       SPECIAL    SHARES     CONVERSION
                                      SHARES      AMOUNT       DISCOUNT
                                      -------     ------     ----------
Issued upon incorporation to officers
($.003 per share)                     2,100,000   $     8       $    -
Issued March 10, 1995 for the
   acquisition of
    subsequently abandoned oil and gas
    properties (621,600 shares issued
    and 310,800 shares canceled $.003
    per share)                                -         -            -
Issued March 10, 1995 for the acquisition
   of oil and gas properties
    ($1.82 per share)                         -         -            -
Issued June 1, 1995 for cash
   ($1.00 per share)                          -         -            -
Net Loss                                      -         -            -
                                      ---------    ---------   --------
BALANCES, June 30, 1995               2,100,000         8            -

Issued July - December 1995 in
   connection with notes payable
    ($1.49 per share)                         -         -            -
Repayment and conversion to equity
   of notes payable, net of
    amortized discount                        -         -            -
Issued December 29, 1995 to officers
   upon conversion of special shares
    ($.004 per share)                (2,100,000)       (8)           -
Issued December 29, 1995 as advance
   for stock offering costs
    ($1.49 per share)                         -         -            -
Issued December 29, 1995 to officers
   for services ($1.49 per share)             -         -            -
Sale of shares for cash during April - June
   1996 ($1.64 per share)                     -         -            -
Issued June 14, 1996 upon conversion
   of debentures ($1.48 per share)            -         -            -
Issued June 14, 1996 to former Arjon
   shareholders ($.21 per share)              -         -            -
Share issuance costs                          -         -            -
Net loss                                      -         -            -
                                       ---------   ----------     -----
BALANCES, June 30, 1996                       -         -            -

--Continued-






                                             DEFICT
                                         ACCUMULATED
                                        IN DEVELOPMENT
                                           STAGE               TOTAL
                                        --------------      -----------
Issued upon incorporation to officers
($.003 per share)                                -          $    1,409
Issued March 10, 1995 for the
   acquisition of
    subsequently abandoned oil and gas
    properties (621,600 shares issued
    and 310,800 shares canceled $.003
    per share)                                   -                 777
Issued March 10, 1995 for the acquisition
   of oil and gas properties
    ($1.82 per share)                            -           7,072,914
Issued June 1, 1995 for cash
   ($1.00 per share)                             -              10,000
Net Loss                                    (49,917)           (49,917)
                                       -------------       ------------
BALANCES, June 30, 1995                     (49,917)         7,035,183

Issued July - December 1995 in
   connection with notes payable
    ($1.49 per share)                             -            160,008
Repayment and conversion to equity
   of notes payable, net of
    amortized discount                            -            (72,000)
Issued December 29, 1995 to officers
   upon conversion of special shares
    ($.004 per share)                             -              5,832
Issued December 29, 1995 as advance
   for stock offering costs
    ($1.49 per share)                             -            506,409
Issued December 29, 1995 to officers
   for services ($1.49 per share)                 -            446,950
Sale of shares for cash during April - June
   1996 ($1.64 per share)                         -          2,089,872
Issued June 14, 1996 upon conversion
   of debentures ($1.48 per share)                -            426,474
Issued June 14, 1996 to former Arjon
   shareholders ($.21 per share)                  -            146,300
Share issuance costs                              -           (915,785)
Net loss                                          -           (712,360)
                                       -------------      -------------
BALANCES, June 30, 1996                           -          9,116,883

--Continued--

                                                                COMMON STOCK
                                            COMMON STOCK         SUBSCRIBED
                                            SHARES     AMOUNT  SHARES    AMOUNT
                                            ------     ------   -------  ------
--Continued--
Issued August 13, 1996 for exercise
   of warrants ($1.64 per share)             6,667     10,950         -       -
Issued in August and November 1996 for
   exercise of warrants ($.48 per share)   175,001     84,315         -       -
Sales of shares for cash during November 1996
   ($.73 per share)                        100,000     73,365         -       -
Issued primarily in December 1996 for
   services ($.78 per share)                86,888     67,432         -       -
Issued in December 1996 to settle
   liabilities ($.73 per  share)            53,750     39,238         -       -
Issued in December 1996 for investor relations
   services ($.73 per share)             1,490,000  1,087,700         -       -
Issued in December 1996 for investor relations
   services ($.73 per share)             1,490,000  1,087,700         -       -
Sale of shares for cash on January 7, 1997
   ($.82 per share), less commission of
    $16,400                                200,000    147,825         -       -
Issued during January 1997 for exercise of
      warrants ($.48 per share)            241,666    116,434         -       -
Issued February 5, 1997 for exercise of
      warrants ($2.00 per share)            11,239     22,562         -       -
Issued February 5, 1997 for exercise of
     warrants ($1.47 per share)             37,741     55,791         -       -
Issued during March 1997 for exercise of
    warrants ($1.64 per  share)             31,667     52,014         -       -
Sale of shares from December 1996 through
    March 1997 for cash, including shares
    subscribed but not issued
     ($.75 per share)                      375,000    281,250   125,000   93,750
Sale of shares for cash during February -
   June 1997 ($1.51 per share)             266,667    402,527         -        -

--Continued--






                                                                    WARRANTS
                                                                       AND
                                                                    BENEFICAL
                                              SPECIAL SHARES        CONVERSION
                                              SHARES      AMOUNT       DISCOUNT
                                               -------     ------   ------------
--Continued--
Issued August 13, 1996 for exercise
   of warrants ($1.64 per share)                    -           -              -
Issued in August and November 1996 for
   exercise of warrants ($.48 per share)            -           -              -
Sales of shares for cash during November 1996
   ($.73 per share)                                 -           -              -
Issued primarily in December 1996 for
   services ($.78 per share)                        -           -              -
Issued in December 1996 to settle
   liabilities ($.73 per  share)                    -           -              -
Issued in December 1996 for investor relations
   services ($.73 per share)                        -           -              -
Sale of shares for cash on January 7, 1997
   ($.82 per share), less commission of
    $16,400                                         -           -              -
Issued during January 1997 for exercise of
      warrants ($.48 per share)                     -           -              -
Issued February 5, 1997 for exercise of
      warrants ($2.00 per share)                    -           -              -
Issued February 5, 1997 for exercise of
     warrants ($1.47 per share)                     -           -              -
Issued during March 1997 for exercise of
    warrants ($1.64 per  share)                     -           -              -
Sale of shares from December 1996 through
    March 1997 for cash, including shares
    subscribed but not issued
     ($.75 per share)                               -           -              -
Sale of shares for cash during February -
   June 1997 ($1.51 per share)                      -           -              -

--Continued-







                                                     DEFICT
                                                  ACCUMULATED
                                                 IN DEVELOPMENT
                                                     STAGE             TOTAL
                                                 --------------      -----------
--Continued--
Issued August 13, 1996 for exercise
   of warrants ($1.64 per share)                             -            10,950
Issued in August and November 1996 for
   exercise of warrants ($.48 per share)                     -            84,315
Sales of shares for cash during November 1996
   ($.73 per share)                                          -            73,365
Issued primarily in December 1996 for
   services ($.78 per share)                                 -            67,432
Issued in December 1996 to settle
   liabilities ($.73 per  share)                             -            39,238
Issued in December 1996 for investor relations
   services ($.73 per share)                                 -         1,087,700
Sale of shares for cash on January 7, 1997
   ($.82 per share), less commission of
    $16,400                                                  -           147,825
Issued during January 1997 for exercise of
      warrants ($.48 per share)                              -           116,434
Issued February 5, 1997 for exercise of
      warrants ($2.00 per share)                             -            22,562
Issued February 5, 1997 for exercise of
     warrants ($1.47 per share)                              -            55,791
Issued during March 1997 for exercise of
    warrants ($1.64 per  share)                              -            52,014
Sale of shares from December 1996 through
    March 1997 for cash, including shares
    subscribed but not issued
     ($.75 per share)                                        -           375,000
Sale of shares for cash during February -
   June 1997 ($1.51 per share)                               -           402,527

--Continued-

                                                                  COMMON STOCK
                                              COMMON STOCK         SUBSCRIBED
                                       SHARES     AMOUNT   SHARES        AMOUNT
                                       ------     ------   -------       ------
--Continued--
Issuance of shares in May 1997 for
   services (1.84 per share)           20,400     37,500         -           -
Cash received in June 1997 as
   prepayment for subsequent exercise of
    warrants ($2.00 per share)              -          -    52,000     104,000
Issuance of shares in June 1997 for
  conversion of notes payable
   ($1.16 per share)                  302,191    349,000        -            -
Estimated fair value of warrants issued for
  services in November 1996 and as
   discount on note payable in
     June 1997                              -          -        -            -
Net loss                                    -          -        -            -
                                    ----------    -------    ------   --------
BALANCES, June 30, 1997             12,590,473  12,707,063  177,000    197,750
                                   ===========  ==========  =======   ========


Issuance of shares in July for Aspen Energy
   acquisition ($1.87 per share)     2,511,287  4,700,000         -         -
WPM Group private placement
   in August 1997 ($1.667 per share)   272,700    454,500         -         -
Share issued in July 1997 against prior
   subscription agreement              177,000    197,750  (177,000)  (197,750)
Shares issued for employee bonuses
    in August 1997 ($1.06 per share)    45,000     47,813         -          -
Shares issued in September  1997 for
    purchase of property
     ($3.70 per share)                   9,447     35,000         -          -

--Continued-

Warrants issued in connection with
   $125,000 note placement in September
    1997                                     -          -         -          -
Warrants exercised July-October
    1997 ($1.87 per share)           1,610,674  3,017,812         -          -
Exercise of warrants in December 1997
    ($1.22 per share)                   66,667     81,419         -          -

Discount for beneficial conversion feature of
    $4,320,000 of convertible debentures
    issued in December, 1997                 -          -         -          -
Issuance of  shares in February 1998 for
    conversion of convertible note      60,000    100,000         -          -
Cancellation of shares in March 1998
    for debt in Aspen acquisition     (269,970)  (425,000)        -          -
Issuance of shares for services in May 1998
    ($1.1875 per share)                150,000    178,125         -          -
Issuance  of shares for property option
     ($.50 per share)                   50,000     25,000         -          -
Net loss                                     -          -         -          -
                                   ----------- -----------    --------   -------
BALANCES, June 30, 1998            17,273,278 $21,119,482         -     $    -
                                   =========== ===========    ========  ========
See accompanying notes to these financial statements.







                                                              WARRANTS
                                                                AND
                                                             BENEFICAL
                                       SPECIAL SHARES       CONVERSION
                                      SHARES      AMOUNT       DISCOUNT
                                      -------     ------     ----------
--Continued--
Issuance of shares in May 1997 for
   services (1.84 per share)               -           -             -
Cash received in June 1997 as
   prepayment for subsequent exercise of
    warrants ($2.00 per share)             -           -             -
Issuance of shares in June 1997 for
  conversion of notes payable
   ($1.16 per share)                       -           -             -
Estimated fair value of warrants issued for
  services in November 1996 and as
   discount on note payable in
     June 1997                              -          -       323,000
                                    ----------    -------     ---------
Net loss                                    -          -             -
BALANCES, June 30, 1997                     -          -       323,000
                                   ===========  ==========    ==========


Issuance of shares in July for Aspen Energy
   acquisition ($1.87 per share)
                                            -          -             -
WPM Group private placement
   in August 1997 ($1.667 per share)        -          -             -
Share issued in July 1997 against prior
   subscription agreement                   -          -             -
Shares issued for employee bonuses
    in August 1997 ($1.06 per share)        -          -             -
Shares issued in September  1997 for
    purchase of property
    ($3.70 per share)                       -          -             -

--Continued-

Warrants issued in connection with
   $125,000 note placement in September
    1997                                     -          -       21,533
Warrants exercised July-October
    1997 ($1.87 per share)                   -          -            -
Exercise of warrants in December 1997
    ($1.22 per share)                        -          -            -

Discount for beneficial conversion feature of
    $4,320,000 of convertible debentures
    issued in December, 1997                 -          -       479,162
Issuance of  shares in February 1998 for
    conversion of convertible note           -          -            -
Cancellation of shares in March 1998
    for debt in Aspen acquisition            -          -            -
Issuance of shares for services in May 1998
    ($1.1875 per share)                      -          -            -
Issuance  of shares for property option
     ($.50 per share)                        -          -            -
Net loss                                     -          -            -
                                     ----------    --------   ---------
BALANCES, June 30, 1998                     -      $    -     $823,695
                                     ===========   ========   =========
See accompanying notes to these financial statements.







                                           DEFICT
                                         ACCUMULATED
                                        IN DEVELOPMENT
                                           STAGE               TOTAL
                                        --------------      -----------
--Continued--
Issuance of shares in May 1997 for
   services (1.84 per share)                       -            37,500
Cash received in June 1997 as
   prepayment for subsequent exercise of
    warrants ($2.00 per share)                     -           104,000
Issuance of shares in June 1997 for
  conversion of notes payable
   ($1.16 per share)                               -           349,000
Estimated fair value of warrants issued for
  services in November 1996 and as
   discount on note payable in
     June 1997                                     -           323,000
Net loss                                  (2,006,878)       (2,006,878)
                                       ---------------     ------------
BALANCES, June 30, 1997                   (2,769,155)       10,458,658
                                       ===============     ============


Issuance of shares in July for Aspen Energy
   acquisition ($1.87 per share)                   -         4,700,000
WPM Group private placement
   in August 1997 ($1.667 per share)               -           454,500
Share issued in July 1997 against prior
   subscription agreement                          -
Shares issued for employee bonuses
    in August 1997 ($1.06 per share)               -            47,813
Shares issued in September  1997 for
    purchase of property
     ($3.70 per share)                             -            35,000

--Continued-

Warrants issued in connection with
   $125,000 note placement in September
    1997                                           -            21,533
Warrants exercised July-October
    1997 ($1.87 per share)                         -         3,017,812
Exercise of warrants in December 1997
    ($1.22 per share)                              -            81,419

Discount for beneficial conversion feature of
    $4,320,000 of convertible debentures
    issued in December, 1997                       -           479,162
Issuance of  shares in February 1998 for
    conversion of convertible note                 -           100,000
Cancellation of shares in March 1998
    for debt in Aspen acquisition                  -          (425,000)
Issuance of shares for services in May 1998
    ($1.1875 per share)                            -           178,125
Issuance  of shares for property option
     ($.50 per share)                              -            25,000
Net loss                                    (830,600)         (830,600)
                                           ----------       -----------
BALANCES, June 30, 1998                  $(3,599,755)      $18,343,422
                                          ===========       ===========
See accompanying notes to these financial statements.

                             COTTON VALLEY RESOURCES CORPORATION
                                (a development stage company)

                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (Expressed in U.S. Dollars)


                                             Year Ended June 30,
                                         1998               1997
                                     ----------         ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                             $  (830,600)       $ (2,006,878)
Adjustments to reconcile net loss
  to net cash used by operating activities:
   Deferred income tax benefit          (467,678)           (919,000)
   Depreciation and depletion            378,920              40,128
   Amortization                          633,632                   -
   Common stock and warrants issued
    for services                          69,346           1,391,632
   Change in accounts receivable
    and prepaid expenses                (341,430)           (110,797)
   Change in accounts payable and
    accrued liabilities                  878,770             406,348
   Change in materials and supplies
    inventory                           (891,359)                  -
   Other                                 (33,685)              2,189
                                    -------------       -------------
     Net cash used by
        operating activities            (604,084)         (1,196,378)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to oil and gas properties   (6,600,175)           (937,621)
Acquisition of office furniture
 and equipment                           (61,673)            (18,242)
                                     ------------       --------------
     Net cash used by
       investing activities           (6,661,848)           (955,863)

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common stock and exercise
 of warrants                           3,553,731           1,444,783
Issuance of convertible debentures     4,320,000                   -
Issuance of note payable subsequently
  converted into convertible debentures        -                   -
Payment of liability related to
 oil and gas property                          -                   -
Costs related to sale of stock
 and notes                              (557,528)                  -
Issuance of notes payable                513,600             579,000
Repayment of notes payable
 and long-term debt                   (1,104,000)
Advances from (repayments to)
 related parties                         (16,721)            (32,000)
                                    -------------         -------------
    Net cash provided by
      financing activities             6,709,082           1,991,783

NET INCREASE (DECREASE) IN CASH         (556,850)           (160,458)

CASH - Beginning of period               642,612             803,070
                                    -------------         -------------
CASH - End of period                $     85,762          $  642,612
                                    =============         =============
SUPPLEMENT INFORMATION:
Cash paid for interest                   169,973              38,059
Conversion of debt and other
 liabilities to common stock             100,000             388,238
Liabilities incurred in acquisition
 of oil and gas properties               300,000                   -
Retirement of debenture upon merger
 with Arjon                                    -                   -
Oil and gas property option acquired
 with payable                                  -                   -
Oil and gas properties acquired with
 common stock                          4,335,000                   -
Issuance of common stock for stock
 offering costs                                -                   -
Transfer of accounts payable and
 related property option                       -             230,000
Prepaid expenses acquired with
 common stock                            178,125                   -
Beneficial conversion feature on
 convertible debentures                  479,162                   -

See accompanying notes to these financial statements.

                             COTTON VALLEY RESOURCES CORPORATION
                                (a development stage company)

                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (Expressed in U.S. Dollars)

                                                             Period From
                                                           February 15, 1995
                                                                  to
                                                            June 30, 1998
                                                           -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net profit (loss)                                             $(3,599,755)
Adjustments to reconcile net loss to net cash
  used by operating activities:
   Deferred income tax benefit                                 (1,798,678)
   Depreciation and depletion                                     420,731
   Amortization                                                   721,632
   Common stock and warrants issued
    for services                                                1,910,109
   Change in accounts receivable
    and prepaid expenses                                         (452,227)
   Change in accounts payable and
    accrued liabilities                                         1,571,807
   Change in materials and supplies
    inventory                                                    (891,359)
   Other                                                          (25,653)
                                                             -------------
     Net cash used by
        operating activities                                   (2,143,393)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to oil and gas properties                            (8,289,555)
Acquisition of office furniture
 and equipment                                                   (117,135)
                                                             ------------
     Net cash used by
       investing activities                                    (8,406,690)

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common stock and exercise
 of warrants                                                    7,098,386
Issuance of convertible debentures                              4,746,474
Issuance of note payable subsequently
  converted into convertible debentures                           146,300
Payment of liability related to
 oil and gas property                                            (500,000)
Costs related to sale of stock
 and notes                                                       (966,904)
Issuance of notes payable                                       1,342,600
Repayment of notes payable
 and long-term debt                                            (1,354,000)
Advances from (repayments to)
 related parties                                                  122,989
                                                             -------------
    Net cash provided by
      financing activities                                     10,635,845

NET INCREASE (DECREASE) IN CASH                                    85,762

CASH - Beginning of period                                              -
                                                            -------------
CASH - End of period                                       $       85,762
                                                            =============
SUPPLEMENT INFORMATION:
Cash paid for interest                                            245,042
Conversion of debt and other
 liabilities to common stock                                      914,712
Liabilities incurred in acquisition
 of oil and gas properties                                      1,386,049
Retirement of debenture upon merger
 with Arjon                                                       146,300
Oil and gas property option acquired
 with payable                                                     230,000
Oil and gas properties acquired with
 common stock                                                  11,407,914
Issuance of common stock for stock
 offering costs                                                   506,409
Transfer of accounts payable and
 related property option                                          230,000
Prepaid expenses acquired with
 common stock                                                     178,125
Beneficial conversion feature on
 convertible debentures                                           479,162


See accompanying notes to these financial statements.

                        COTTON VALLEY RESOURCES CORPORATION
                         (a development state company)

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Expressed in U.S. Dollars)


1.     NATURE OF OPERATIONS

     The Company was incorporated under the laws of Ontario as Cotton Valley Energy Limited (CVEL) on February 15, 1995. It acquired all of the shares of Cotton Valley Energy Corporation (CVEC), a Nevada corporation, on June 30, 1995 in a one-for-one share and warrant exchange. CVEC was also incorporated in February 1995. CVEL had no substantive activity, so the acquisition of CVEC was accounted for as a recapitalization of CVEL with the net assets of CVEC. These consolidated financial statements have been prepared as if the Company had acquired CVEC at the Company's inception.

      On June 14, 1996, the Company merged with Arjon Enterprises, Inc. ("Arjon"), an Ontario corporation and reporting issuer in Ontario.
As a result of that merger the Company's name was changed to Cotton Valley Resources Corporation and a new capital structure was established. Transactions in the accompanying financial statements are reflected as if the resulting capital structure was in existence since inception. Arjon had no business activities and its only asset consisted of convertible debentures of the Company in the principal amount of $146,300. The Company accounted for the transaction as an issuance of stock for the net monetary assets of Arjon accompanied by a recapitalization. Former Arjon shareholders received 686,551 common shares (representing approximately 7.5% of the then outstanding common shares) of the Company.



     On April 30, 1996, the Company organized Cotton Valley Operating Company, a Texas corporation ("CV Operating") to operate the Company's oil and gas properties. The Company on February 25, 1997, organized Cotton Valley Energy, Inc., an Oklahoma corporation ("CVEI") to acquire and operate the N.E. Alden Field properties in Caddo County, Oklahoma. CVEI commenced operations on March 3, 1997. Aspen Energy Corporation, a Nevada corporation ("Aspen"), was an inactive subsidiary of the Company, formed on May 1, 1996, which was used to accommodate the merger of Aspen Energy Corporation, a New Mexico corporation ("Old
Aspen") into Aspen on July 31, 1997.  The principal asset of Old
Aspen was its interest in the Means Unit in Andrews County, Texas (the "Means Unit"). On May 27, 1998, Aspen organized Cotton Valley Means, Inc. as a Texas corporation ("CV Means") and transferred all of its interest in the Means Unit to CV Means to facilitate a $10 million financing relating to the development of this property.






     In addition to CV Energy, CV Operating, CVEI, Aspen and CV Means, the Company recently organized Mustang Well Servicing Company, a Nevada corporation ("Mustang Well Servicing"), Mustang Oilfield Equipment
Company, a Nevada corporation ("Mustang Equipment"), and Mustang
Horizontal Services, Inc., a Nevada corporation ("Mustang
Horizontal") (collectively, the "Mustang Service Companies"). All of the Company's subsidiaries are wholly owned by the Company, except for CV Means which is a wholly-owned subsidiary of Aspen.






     The Company is in the development stage and has not had material revenues from operations through June 30, 1997. Although it commenced sales during the year ended June 30, 1998, the Company incurred losses due to its efforts to raise capital for its development. The Company's planned principal business activity is to acquire, explore, and develop oil and gas properties, including trading in used oil field equipment.



     The recoverability of amounts capitalized for oil and gas properties is dependent upon the identification of economically recoverable reserves, together with obtaining the necessary financing to exploit such reserves and the achievement of profitable operations.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Oil and Gas Properties



     The Company follows the full-cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including

                       COTTON VALLEY RESOURCES CORPORATION
                         (a development state company)

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Expressed in U.S. Dollars)





directly related overhead costs, are capitalized into a "full-cost pool". A separate full cost pool is established for U.S. and non-U.S.
properties.






     All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Costs directly associated with the acquisition and evaluation of unproved properties are excluded from the amortization base until the related properties are evaluated. Such unproved properties are assessed periodically and a provision for impairment is made to the full-cost amortization base when appropriate. Sales of oil and gas properties are credited to the full-cost pool unless the sale would have a significant effect on the amortization rate. See Note 9.
Abandonments of properties are accounted for as adjustments to capitalized costs with no loss recognized. Oil and gas drilling and workover equipment used primarily on the Company's properties are included in the full cost pool.



     The net capitalized costs are subject to a "ceiling test" which limits such costs to the aggregate of the estimated present value of future net revenues from proved reserves discounted at ten percent based on current economic and operating conditions.

Revenue Recognition

     Revenue is accrued and recognized in the month the oil and gas is produced and sold.

Office Furniture and Equipment



     Office furniture and equipment is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, which range from three to ten years.



Foreign Currency Translation

     The Company's assets and principal activities are in the United States and its functional currency is the U.S. dollar. The effects of exchange rate changes on transactions denominated in Canadian dollars or other currencies are charged to operations. Foreign exchange gains or losses were insignificant for all periods presented.

Income Taxes

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due, if any, plus net deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets include recognition of operating losses that are available to offset future taxable income and tax credits that are available to offset future income taxes. Valuation allowances are recognized to limit recognition of deferred tax assets where appropriate. Such allowances may be reversed when circumstances provide evidence that the deferred tax assets will more likely than not be realized.

Deferred Site Restoration

     A provision is established for estimated future costs of site restoration of oil and gas production interests, including the removal of production facilities at the end of their useful life.
Costs are based on management's estimates of the anticipated method and extent of site restoration. The annual charge is determined on the same basis as the depletion and amortization of the underlying asset.

Net Loss Per Share

     Per share information is based on the weighted average number of common stock and common stock equivalent shares outstanding. As required by the Securities and Exchange Commission rules, all warrants, options, and shares issued within a year prior to the initial filing of a registration statement are assumed to be outstanding for each year presented for purposes of the loss per share calculation.

                         COTTON VALLEY RESOURCES CORPORATION
                            (a development state company)

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Expressed in U.S. Dollars)


Cash Flow Statement



     For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.




Stock-Based Compensation

     Statement of Financial Accounting Standards No. 123 - Accounting for Stock-Based Compensation (SFAS 123), which was effective for the Company beginning with its 1997 fiscal year, requires recognition of compensation expense for grants of stock, stock options, and other equity instruments based on fair value. If the grants are to employees, companies may elect to disclose only the pro forma effect of such grants on net income and earnings per share in the notes to financial statements and continue to account for the grants pursuant to APB Opinion No. 25, "Accounting for Stock Issued to Employees". The Company has elected the pro forma disclosure alternative for employee grants.

Use of Estimates

     The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes.
Actual results could differ from those estimates. Significant assumptions are required in the valuation of proved oil and gas reserves, which as described above may affect the amount at which oil and gas properties are recorded. It is at least reasonably possible those estimates could be revised in the near term and those revisions could be material.



Inventories






     Inventories, which consist primarily of oilfield equipment and supplies held for resale, are stated at the lower of cost or market using the first-in, first-out (FIFO) method.






Debenture Financing Costs






     Debenture financing costs are being amortized ratably over the life of the related debenture.






Principles of Consolidation






     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions of consolidated subsidiaries have been eliminated in consolidation.






Reclassifications






     Certain reclassifications have been made to the prior years financial statements to conform to the current year presentation.






Accounting Pronouncements






     In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits
("SFAS 132"), and SFAS 133, Accounting for Derivative Instruments and Hedging Activities." SFAS 132 is effective for fiscal years beginning after December 15, 1997, and SFAS 133 is effective for fiscal years beginning after June 15, 1999. Also in June 1997 the FASB issued
SFAS 130, Reporting Comprehensive Income effective for years beginning after December 15, 1997. The Company does not anticipate a material impact to its consolidated financial statements upon adoption of these standards.

                      COTTON VALLEY RESOURCES CORPORATION
                         (a development state company)

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Expressed in U.S. Dollars)

3.     OIL AND GAS PROPERTIES

Cheneyboro Field



     The Company acquired approximately 5,000 net acres of oil and gas leases in the Cheneyboro Field of Navarro County, Texas during fiscal years 1995 and 1996. The Company issued 3,252,533 common shares, granted 406,567 Class A warrants (see Note 5), and paid $500,000 in cash and a promissory note of $586,049 as consideration. The stock was recorded at $5,935,281, based on the estimated fair value of the properties. The Company determined fair value by reference to an independent engineering firm's reserve report. Since inception, the Company has invested approximately $9,512,000 on this property, including the aforementioned acquisition costs.



Sword Unit, Offshore Santa Barbara, California



     The Company has entered into option agreements to acquire a working interest in the Sword Unit, Offshore Santa Barbara, California. The
Company paid $400,000 in fiscal year 1996 to acquire the option. In addition, the Company paid an additional $125,000 in fiscal year 1997 to settle a contingent liability of up to $1,000,000 due upon closing the acquisition. To complete the option and acquire the working interest, the Company was initially required to pay $12,000,000 in cash and marketable securities (including the $1,000,000 referred to above) on closing sometime in 1997. In June 1997, in connection with the transfer of one of the Company's properties, the requirement was reduced to $8,000,000, of which $2,000,000 may be in the Company's stock at the election of the other party. The Company is also required to participate in a $4,000,000 letter of credit related to the abandonment of two existing wells if it acquires the working interest. Subsequent to June 30, 1998, the Company determined that it would be unable to raise the necessary capital to exercise the option and reassigned the option back to its original holder.



Alden Properties, Caddo County, Oklahoma



     In fiscal year 1997, the Company acquired an interest in the Alden properties for $390,000. In fiscal year 1998, the company acquired additional interests in the Alden properties for cash and common stock.



Aspen Energy Corporation



     On July 31, 1997, effective June 30, 1997, the Company acquired 100% of Aspen Energy Corporation, an oil and gas company, for $200,000 in cash, a $300,000 promissory note which was paid in two installments through January 1998 and 2,511,317 shares of the Company's common stock. The transaction was accounted for as a purchase. The stock was recorded at $4,700,000. In March 1998 the shareholders of Aspen delivered 269,970 of the shares they received in the transaction back to Aspen in satisfaction of obligations owed by such shareholders to Aspen in the amount of $425,000.






Well Servicing and Drilling Equipment






     During fiscal year 1998, the Company purchased $2,756,296 of well servicing and horizontal drilling equipment. Most of this equipment was "tooled out" and put into service during January, February and March 1998, and has for the remainder of fiscal year 1998 worked only on development of the Company's properties. All the costs associated with purchase, tooling out and operations have been capitalized in the full cost pool. Subsequent to June 30, 1998 some of the equipment has been rented to third parties and the proceeds therefore have been treated as a credit to the full cost pool. On June 30, 1998, the full cost pool of $24,331,189 includes $3,197,877 of drilling and well service equipment.

                      COTTON VALLEY RESOURCES CORPORATION
                         (a development state company)

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Expressed in U.S. Dollars)


4.     NOTES PAYABLE AND LONG-TERM DEBT



     The Company had a $579,000 convertible 9% note payable at June 30, 1997 to a company that provided investor relations services to the Company and owns stock in the Company. Warrants to purchase 161,351 shares at $2.08 through April 30, 2002 were also granted in connection with this transaction. The estimated fair value of the warrants at the time of grant of $124,000 was accounted for as a discount to the note. During November 1997, $100,000 of the note was converted into 60,000 shares of common stock and the remaining principal and accrued interest was paid.






     The Company had a 12% promissory note payable totaling $200,000 at June 30, 1997, for the unpaid purchase price of the Cheneyboro oil and gas properties (see Note 3). The note was paid in November 1997.






     Sale of Convertible Debentures. On December 30, 1997, the Company completed the private placement of the $4,320,000 Convertible Debentures to a group of nine institutional investment firms. Approximately $1 million of the cash proceeds and $220,000 of Convertible Debentures were used to purchase the Equipment. The remaining funds have been used for the acquisition and development of oil and gas properties, purchase of oil field equipment and working capital.






     The Convertible Debentures are due December 31, 2001 and are secured by the Equipment and other assets of the Company. Interest is payable annually at 7%. The Convertible Debentures are convertible into shares of the Company's Common Stock and Debenture Warrants, subject to adjustment upon certain events. Under the terms of the Convertible Debentures, the Company was obligated to obtain on or before May 30, 1998 an effective registration statement covering the shares of Common Stock to be issued upon conversion of the Convertible
Debentures and exercise of the Debenture Warrants. The Company was not successful in obtaining the effectiveness of the registration statement which event, with notice, would have been an event of default under the Convertible Debentures.






     A beneficial conversion feature was recognized and measured by allocating a portion of the proceeds equal to the intrinsic value of that feature to stockholders' equity. The estimated fair value of $479,162 has been recorded as a discount to the note and is being amortized from the issue date to the date the debenture first becomes convertible.






     As of September 15, 1998, the Company and each Convertible Debentureholder were in negotiation for certain amendments to the Convertible Debentures and related documents, including a waiver of the event of default. As consideration for the waiver, the Company has agreed to issue a total of 400,000 shares (the "Waiver Shares") on a pro rata basis to each Convertible Debentureholder. The Waiver
Shares will be valued by the board of directors at $0.425 per share when issued to the Convertible Debentureholder. Additionally, the Company expects to issue and deliver to the Convertible Debentureholders approximately 700,000 shares of common stock in lieu of accrued interest of approximately $302,000 on the Convertible Debentures for December 30, 1997 through December 31, 1998.






     Means Credit Facility.






     On June 12, 1998, CV Means entered into a credit agreement with Triassic Energy Partners, L.P. ("Triassic"), an affiliate of Cambrian Capital Corporation whereby CV Means could borrow up to $10,000,000 on a multiple-advance, non-revolving basis (the "Means Credit Facility"). Repayment of amounts advanced under the Means Credit Facility is guaranteed by the Company and all its subsidiaries.






     Under the Means Credit Facility, up to $1,000,000 may be advanced for new project development working capital purposes. The remaining $9,000,000 may be advanced for the development of the Company's Means (Queen Sand) Unit in Andrews County, Texas (the "Means Unit"). As of September 15, 1998, the Company had drawn down $350,000 for working capital and $388,600 for Means Unit property development purposes. A
$10 million promissory note dated June 12, 1998 with interest payable monthly at the prime rate of Citibank N.A., New York, New York plus
2% was issued to Triassic by CV Means in accordance with the terms of the Means Credit Facility.

                        COTTON VALLEY RESOURCES CORPORATION
                         (a development state company)

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Expressed in U.S. Dollars)

     Until the maturity date, May 31, 2002, the Company will deliver to Triassic each month a percentage of the revenues from the Means Unit to be applied to accrued interest and payment of principal of the note. On the maturity date, the accrued interest and outstanding principal balance of the note is due and payable. As security for the Means Credit Facility, CV Means granted a security interest in substantially all the assets of CV Means, including the Means
Unit and all income generated thereby. As further security for the Means Credit Facility, Aspen, the sole shareholder of CV Means, pledged all the outstanding shares of CV Means to Triassic.






     As further consideration for the Means Credit Facility, CV Means assigned a net profits overriding royalty interest in the Means Unit to Cambrian Capital Partners, L.P. ("Cambrian") and also entered into a crude oil commodities swap agreement with Triassic. The Company also issued a Unit Purchase Option to Cambrian which allows Cambrian to purchase up to 100,000 units of the Company for $1.75 per unit. Each unit consists of 1.085 shares of the Company's Common Stock and one warrant, which grants to the warrant holder the right to purchase two shares of Common Stock at an exercise price of $2.02 per share. All shares issuable under this Unit Purchase Option are subject to a registration rights agreement that requires the Company to register such shares under certain circumstances.



5.     STOCKHOLDERS' EQUITY

     The Company has an unlimited number of preferred shares authorized, which may be issued in series and include such rights and preferences as authorized by the board of directors. The board of directors has authorized the issuance of up to 2,000,000 shares of 8% Cumulative Convertible Preferred Stock. No such shares have been issued as of June 30, 1998. If the shares were to be issued, holders of the Preferred Stock would be entitled to two votes per share on all matters submitted to a vote of the Company's shareholders.


     In addition, such holders would be entitled to receive cumulative dividends at the rate of 8% per annum, payable at the election of the Company in cash or in shares of common stock. Holders of the Preferred Stock would have a liquidation preference, limited to $6.00 per share of Preferred Stock; and each outstanding share of Preferred Stock would be convertible at any time by the holder into two shares of common stock.

     Shortly after incorporation, the Company issued 2,100,000 special shares for total cash consideration of $8.00 to officers, which were subsequently exchanged for 1,440,000 common shares of the Company.
The special shares were issued in exchange for preferred stock which had been issued upon incorporation of CVEC and subsequently canceled.



     In connection with the acquisition of oil and gas properties, including a property abandoned following its acquisition, the Company granted 518,345 Class A warrants. In connection with the issuance of notes payable and debentures, the Company granted 112,390 Class A warrants.
The Company also issued 636,250 Class A warrants in conjunction with a private placement of common shares. Each Class A warrant is a right to purchase one common share for $2.00 until December 31, 1997, which was extended to June 30, 1998. During fiscal year 1998 all Class A warrants, except for approximately 32,000 had been exercised. The remaining 32,000 Class A Warrants expired on June 30, 1998.



     Effective January 31, 1996, each 2.5 outstanding shares of the Company's common stock were consolidated into one share and the previously authorized unlimited number of special shares were canceled. The financial statements reflect the consolidation of common shares as if it occurred on inception of the Company.

     In December 1995, the Company issued a total of 300,000 shares of common stock to three officers in exchange for services performed from June 1995 through December 1995. The shares were recorded at $446,950, which represented the estimated value of the services.

                       COTTON VALLEY RESOURCES CORPORATION
                         (a development state company)

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Expressed in U.S. Dollars)




     During the year ended June 30, 1996, the Company granted to senior employees options that enable the employees to purchase 800,000 shares of the Company's common stock for $1.83 per share until July 1, 2000. In fiscal year 1997, options to purchase an additional 330,000 shares were granted directors and employees under substantially the same terms. The Company is authorized to issue shares of common stock under its employee stock option plan to employees, officers, directors, consultants and other service providers, provided that insiders must not in the aggregate hold options exceeding 10% of the outstanding shares. 280,000 of the director and employee options were exercised during fiscal year 1998.






     The Company has granted to the placement agent of the debenture and private placement offerings that occurred in fiscal year 1996 three-year options to purchase up to 10% of the common shares issued upon conversion of the debentures at a price equal to the conversion price. As a result, the agent has the right to buy 37,741 common shares at $1.48 per share until August 31, 1998; 73,739 common shares at $2.00 per share until December 31, 1997; and 125,000 common shares at $1.64 per share until April 30, 1998. Certain of these options were exercised in fiscal year 1997, and the remainder during fiscal year
1998.






     In conjunction with the merger with Arjon, a total of 431,755 common shares are issuable to former Arjon shareholders for Arjon warrants in existence prior to the merger. These shares are issuable as follows:
333,334 common shares until December 31, 1998 at an exercise price of $0.48 per share and 98,421 common shares at an exercise price of $1.64 per share until December 31, 1997. Certain of these warrants were exercised in fiscal year 1997, and the remainder during fiscal year
1998.



     In November 1996, the Company entered into an agreement to obtain certain investor relations services. The other party was granted 1,490,000 shares of the Company's common stock as non-forfeitable compensation. The stock was recorded at $1,087,700, based on the Company's stock price at the date of the agreement. The other party was required to acquire 500,000 units, with each unit consisting of one share of the Company's common stock and a warrant to purchase one share for $0.80 through November 2001, for $375,000. As of June 30, 1997, the Company had received payment for the units, but 140,000 of the shares remained unissued. This has been recorded as common stock subscribed in the June 30, 1997 financial statement. The shares were issued in October 1997. None of the warrants had been exercised as of June 30, 1998. The estimated fair value of the warrants at the time of grant of $199,000 was recorded in fiscal year 1997 as general and administrative expense.



     In fiscal year 1998, additional warrants were granted as set forth below. None of these warrants had been exercised as of June 30, 1998.






    X Warrants to acquire 160,000 shares for $3.50 per share through December 31, 2000 were granted in connection with an acquisition;

    X Warrants to acquire 260,000 shares for $1.75 per share through July 7, 2000 were granted as compensation for assisting in exercise of the Company's Class A Warrants outstanding;

    X Warrants to acquire 355,200 shares for $2.08 per share through April 3, 2002 were issued in connection with a private placement;






    In fiscal year 1997, additional warrants were granted as set forth below.






     X Warrants to acquire 266,667 shares for $1.68 per share through January 2002 were granted in connection with a private placement;
     X Warrants to acquire 200,000 shares at $.73 per share through December 31, 1999 were granted in connection with another private placement;
     X Warrants to acquire 302,191 shares at $1.28 through June 30, 2002 were granted in connection with conversion of a note payable to common stock as described in Note 4;

                       COTTON VALLEY RESOURCES CORPORATION
                         (a development state company)

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Expressed in U.S. Dollars)


     X     Warrants to acquire 161,351 shares as described in Note 4;
     X Warrants to acquire 166,666 shares at $.73 per share through December 31, 1999 were granted officers.






     The following table summarizes the option and warrant activity for the years ended June 30, 1998 and 1997:






                                    June 30, 1998              June 30, 1997
                                    ----------------           ----------------
                                             Weighted                   Weighted
                                             Average                    Average
                                 Number      Exercise       Number      Exercise
                                 of Shares     Price       of Shares     Price
                                 ---------   ---------     ----------   --------
Outstanding,
 beginning of year               4,248,114    $ 1.83       2,735,220     $1.73
   Granted to:
Employees, officers
  and directors                    674,000      1.65         496,666      1.46
Others                             775,200      2.26       1,430,209      1.20
Expired                           (177,665)     1.75            -
Exercised                       (1,610,674)     1.87        (413,981)      .70
                                -----------                ----------
Outstanding, end of year         3,908,975      1.87       4,248,114      1.83
                                ===========                ==========






All outstanding warrants and options were exercisable at June 30, 1998.
If not previously exercised, warrants and options outstanding at June 30, 1998, will expire as follows:






                                                                       Weighted
                                                                        Average
                                                     Number            Exercise
                Year Ending June 30,              of Shares             Price
                --------------------              ---------            --------

                2000                                566,666              .76
                2001                              1,014,000             2.03
                2002                              1,728,309             1.48
                2003                                600,000             1.65
                                                  ---------
                Total                             3,908,975
                                                  =========






Presented below is a comparison of the weighted average exercise prices and market price of the Company's common stock on the measurement date for all warrants and stock options granted during fiscal years 1998 and 1997:







                                 1998                            1997
                      ---------------------------     --------------------------
                      Number     Exercise   Market    Number    Exercise  Market
                      of Shares   Price     Price     of Shares  Price    Price

Fair value equal to
    exercise price    934,000    $1.69      $1.69     935,524    $1.18    $1.18
Fair value greater
  than exercise price    -       $  -       $   -          -     $   -    $   -
Exercise price greater
  than fair value     515,200    $2.52      $2.10     991,351    $1.35    $1.02

                      COTTON VALLEY RESOURCES CORPORATION
                         (a development state company)

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Expressed in U.S. Dollars)




Fair value of warrants granted in connection with short term debt transactions during the year ended June 30, 1998 was determined using the Black-Scholes option pricing model. Significant assumptions included a risk-free interest rate of 5.5%, expected volatility of 87%, and that no dividends would be declared during the expected term of the options. The weighted average contractual term of the warrants was approximately 4.5 years compared to a weighted average expected term of 2 years. The estimated fair value of warrants described above amounted to $21,533 which is recorded as an expense in the statement of operations.



Fair value of warrants granted to non-employees for services or in connection with debt transactions during the year ended June 30, 1997 was determined using the Black-Scholes option pricing model. Significant assumptions included a risk-free interest rate of 5.9%, expected volatility of 102%, and that no dividends would be declared during the expected term of the options. The weighted average contractual term of the warrants was approximately 5.0 years compared to a weighted average expected term of 2.0 years. The estimated fair value of warrants described above amounted to $323,000 of which $124,000 was recorded as debt issuance cost in the June 30, 1997 balance sheet and $199,000 was recorded as general and administrative expense in 1997 the statement of operations.

Pro Forma Stock-Based Compensation Disclosures - The Company applies
APB Opinion 25 and related interpretations in accounting for its stock options and warrants which are granted to employees. Accordingly, compensation cost has not been recognized for grants of options and warrants to employees and directors unless the exercise prices were less than the fair value of the Company's common stock on the grant dates. Had compensation cost been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below.




                                          Year Ended June 30,
                                       ------------------------------
                                       1998                 1997
                                       -----------      -------------
Net loss applicable to common stockholders:
     As reported                      $   (830,600)     $  (2,006,878)
     Pro forma                        $ (1,337,440)     $  (2,408,000)
Net loss per common share:
    As reported                       $       (.05)     $        (.18)
    Pro forma                         $       (.08)     $        (.21)






The fair value of each employee option and warrant granted in 1998 and 1997 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:







                                         Year ended June 30,
                                       ------------------------------
                                       1998                  1997
                                       ------------      ------------
Expected volatility                      87%                 102%
Risk-free interest rate                 5.5%                 5.9%
Expected dividends                       -                    -
Expected terms (in years)               5.0                  4.5




6.     RELATED PARTY TRANSACTIONS



     During the year ended June 30, 1996 and the period from February 15, 1995 to June 30, 1995, the Company paid management fees in lieu of salaries to two corporations controlled by senior officers of the Company, aggregating $160,000 and $50,000, respectively. In addition, the Company has received advances from these two companies, net of repayments, totaling. The advances are unsecured, without interest and are due after June 30, 1999. See Note 5 for other transactions with related parties.

                      COTTON VALLEY RESOURCES CORPORATION
                         (a development state company)

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Expressed in U.S. Dollars)


7.     INCOME TAXES

     The Company's deferred tax assets (liabilities), as of June 30, 1998, consist of the following:




                                          -----------
Deferred tax liabilities:
   Difference in bases of oil and
    gas properties acquired               $ (3,643,000)
   Costs capitalized for books and
    deducted for tax                          (397,000)
                                          -------------
           Total deferred tax liabilities   (4,040,000)
                                          -------------
Deferred tax asset (net operating
    loss carryforwards)                      2,195,000
                                          -------------
           Net deferred tax liability     $ (1,845,000)
                                          =============






     The difference from the expected income tax benefit for the year ended June 30, 1998 at the statutory federal tax rate of 34% and the actual income tax benefit is primarily the result of payroll tax penalties and entertainment expenses, which are not deductible for income tax purposes.






     At June 30, 1998, the Company has available net operating loss carryforwards of approximately $6,455,000 to reduce future taxable income. These carryforwards expire from 2002 to 2013.



8.     CONCENTRATION OF CREDIT RISK AND FAIR VALUE OF FINANCIAL
       INSTRUMENTS



Financial instruments that potentially subject the Company to concentrations of credit risk consists principally of cash and accounts receivable. The Company maintains its cash with banks primarily in Dallas, Texas. The term of these deposits are on demand to minimize risk. The Company has not experienced any losses related to these cash deposits and believes it is not exposed to any significant credit risk.






Accounts receivable consist of uncollateralized receivables from domestic and international customers primarily in the oil and gas industry. To minimize risk associated with international transactions, all sales are denominated in U.S. currency. The Company routinely assesses the financial strength of it customers. The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.






Fair value of financial instruments are estimated to approximate the related book value, unless otherwise indicated, based on market information available to the Company.







9. ZAMA LAKE PROPERTY SALE.






     In January 1998, the Company completed the purchase of substantially all of the oil and gas interests in the Zama Lake area in Alberta, Canada (the "Zama Property") owned by two Canadian independent oil and gas producers. The purchase price was approximately $6.9 million.
Shortly after the purchase of the Zama Property, the Company sold all of its interests to Phillips Petroleum Resources, Ltd. and certain of its affiliates for approximately $7.5 million. The Zama property was the only property in the non-U.S. full cost pool. Proceeds of the sale exceeding the basis in the full cost pool were $629,660 and were accounted for as a gain on sale of assets.

                      COTTON VALLEY RESOURCES CORPORATION
                         (a development state company)

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Expressed in U.S. Dollars)

10.     SUBSEQUENT EVENTS (UNAUDITED)



     In September 1998, the Company initiated a private placement of its common stock, with warrants attached. Through September 15, 1998, the Company had sold 285,000 shares and 285,000 warrants exercisable for $0.60 per share until December 31, 2001 for net proceeds of $142,500.
A subscription agreement for 860,000 shares and 860,000 warrants has been executed by one of the Company's significant shareholders. The net proceeds of approximately $430,000 is expected to be received by the Company during October, November and December 1998.






11.     COMMITMENTS AND CONTINGENCIES






     Leases. The Company leases office space that requires monthly payments aggregating $95,160, $89,160, $90,050, $95,392, and $83,210 for fiscal years ending June 30, 1999, 2000, 2001,2002 and 2003, respectively. Rent expense for fiscal 1998 for office space was approximately $54,000. One facility lease contains an option to allow the Company to purchase the facility for $115,900.






     The Company also leases equipment. Rent expense for equipment for fiscal 1998 was approximately $52,000. Future commitments for equipment leases run through fiscal 1999 and aggregate approximately $24,000.






     Potential Securities Act Violation. On March 16, 1998, the Company filed with the Commission a Registration Statement on Form SB-2 (the
"March 1998 Registration Statement") for the purpose of registering up to 10,891,184 shares of the Company's Common Stock for sale by certain shareholders of the Company, including approximately 5.7 million shares to be issued upon exercise of outstanding warrants and conversion of the Convertible Debentures. On May 1, 1998, the Company received a letter of comments from the Staff of the Commission (the "May 1998
Staff Comment Letter") relating to the March 1998 Registration Statement. In the May 1998 Staff Comment Letter, the Staff advised the Company that it should have registered the Yukon Continuance under the Securities
Act. The Yukon Continuance was not registered under the Securities
Act.






     The Company in its supplemental response on May 26, 1998 to the Staff's May 1998 Comment Letter contended, with the concurrence of, the Company's U.S. securities counsel, that the Yukon
Continuance was a transaction not subject to the registration requirements of Section 5 of the Securities Act. The Staff has advised the Company that is does not agree with the Company and its U.S. securities counsel's conclusion regarding the Yukon Continuance.






     The Company, therefore, may have a contingent liability to certain of its shareholders, who may sue the Company to recover the consideration paid, if any, for shares of the Company's Common Stock, with interest thereon, from the date of the Yukon Continuance to the date of repayment by the Company less the amount of any income received thereon, upon tender of such securities, or for damages if the shareholder no longer owns such securities. The Company intends to vigorously defend any such shareholder lawsuit and believes that it may have valid defenses, including the running of applicable statutes of limitations, against claims by some or all of its shareholders.
However, to the extent that any of the Company's shareholders obtain a judgment for damages against the Company, the Company's net assets and net worth will be reduced, which in turn could reduce the Company's ability to obtain financing for its exploration and drilling operations and cause the Company to curtail operations. The Company is unable to quantify the amount of such contingent liability.






Litigation. The Company, in the normal course of business, is a party to a number of lawsuits and other proceedings. The Company's management does not expect that the results in these lawsuits and proceedings will have a material adverse effect on the financial position or results of operations of the Company.

                      COTTON VALLEY RESOURCES CORPORATION
                         (a development state company)

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Expressed in U.S. Dollars)




Liquidity and Capital Resources. The statement of operations presented in the financial statements reflect net losses for 1998 and 1997. However, the Company has been able to improve its financial position through stock offerings and has obtained financing for development of its oil and gas properties.



Successful development of the Company's oil and gas properties and, ultimately, the attainment of profitable operations is dependent upon future events, including adequate financing to fulfill its development activities and achieving a level of revenue adequate to support the Company's cost structure. Management believes that the Company's future success will be achieved by the development of its oil and gas properties. While management believes the Company is well positioned for future profitability, there can be no assurance of future success. Management is aware of the need for additional cash resources to be obtained for the continuance of operations and anticipates such financial resources will primarily come the financing described in Note 4, placements of the Company's stock and revenues generated from its oil and gas properties. Management believes that the cash provided by operations and financing activities will be sufficient for its needs.






Potential Convertible Debenture Default.






The Company did not obtain effectiveness of a registration statement by May 31, 1998 for the securities underlying the Convertible Debentures, which event would, with notice, be an event of default under the relevant financing agreements. No notice has been given. As of September 15, 1998, the Company and each Convertible Debentureholder were in negotiation for certain amendments to the Convertible Debentures and related documents, including a waiver of the prospective event of default. As consideration for the waiver, the Company has agreed to issue a total of 400,000 shares (the "Waiver Shares") on a pro rata basis to each Convertible Debentureholder. The Waiver Shares will be valued by the board of directors at $0.425 per share when issued to the Convertible Debentureholder. Additionally, the Company expects to issue and deliver to the Convertible Debentureholders approximately 720,000 shares of common stock in lieu of accrued interest of approximately $302,000 on the Convertible Debentures for December 30, 1997 through December 31, 1998. If the amendments are not completed, and the Debentureholders give notice of default, the Company's liquidity and activities could be severely adversely affected.






12.  EMPLOYEE BENEFIT PLAN






The Company sponsors a defined contribution 401(k) Plan to which both the Company and eligible employees may contribute. Company contributions are voluntary and at the discretion of the board of directors. There were no Company contributions for the periods presented.



13.     SUPPLEMENTAL INFORMATION (UNAUDITED)

     Costs incurred by the Company with respect to its oil and gas producing activities are set forth below.



                                        FOR THE PERIODS ENDED
                                             JUNE 30,
                                        1998                1997
                                      -------------    --------------
Exploration Activities                $    85,000      $       -
Proved property acquisition cost        8,093,083           515,000
Development costs                       1,012,012           422,621
Drilling & Well Service Equipment
  Acquisition Cost                      2,756,296              -
Drilling & Well Service Equipment
  Tooling Out Cost                        441,581              -
                                      ------------    ---------------
         Total                        $12,387,972     $     937,621
                                      ------------    ---------------

                        COTTON VALLEY RESOURCES CORPORATION
                         (a development state company)

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Expressed in U.S. Dollars)


14.     OIL AND GAS RESERVE INFORMATION (UNAUDITED)

     Proved oil and gas reserves are the estimated quantities of crude oil, condensate and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. The following estimated net interests in proved reserves are based upon subjective engineering judgments and may be affected by the limitations inherent in such estimation. The process of estimating reserves is subject to continual revision as additional information becomes available as a result of drilling, testing, reservoir studies and production history. There can be no assurance that such estimates will not be materially revised in subsequent periods.

     The Company emphasizes that reserve estimates of new discoveries or undeveloped properties are more imprecise than those of producing oil and gas properties. The Company's reserves are substantially from undeveloped properties. Accordingly, these estimates are expected to change materially as future information becomes available. The
Company's reserves were estimated by independent petroleum engineers. All of the Company's reserves are located onshore in the continental United States. The recoverability of the proved undeveloped reserves is dependent upon obtaining financing to exploit the reserves.




Proved undeveloped oil and gas reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reserve.






The following table sets forth proved oil and gas reserves at June 30, 1998, 1997, 1996 and 1995 together with changes therein:






                                     OIL AND                NATURAL
                                   CONDENSATE                 GAS
                                     (BBLS)                  (MCF)
                                   ------------         -------------
Balance at February 15, 1995                 -                      -
   Purchase of minerals in place     4,294,000             12,882,000
Balance at June 30, 1995             4,294,000             12,882,000
Balance at June 30, 1996             4,294,000             12,882,000
   Purchase of minerals in place       523,000              5,222,000
   Production                          (12,000)               (34,000)
   Revision of prior estimates         (19,000)                (8,000)
                                   -------------         -------------
Balance at June 30, 1997             4,786,000             18,062,000
                                   -------------         -------------

   Purchase of minerals in place     1,560,000                468,000
   Production                          (28,000)              (181,000)
   Revision of prior estimates        (548,000)            (5,588,000)
                                   -------------         -------------
Balance at June 30, 1998             5,770,000             12,761,000
                                   =============         =============

Proved developed reserves at June 30:
        1995                              -                      -
                                   =============         =============
        1996                            93,000                280,000
                                   =============         =============
        1997                           423,000              1,787,000
                                   =============         =============
        1998                           355,000                998,000
                                   =============         =============

                       COTTON VALLEY RESOURCES CORPORATION
                         (a development state company)

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Expressed in U.S. Dollars)




     The standardized measure of discounted future net cash flows at June 30, 1998, 1997 and 1996 relating to proved oil and gas reserves is set forth below. The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and as such, do not necessarily reflect the Company's expectations of actual revenues to be derived from those reserves nor their present worth.
The limitations inherent in the reserve quantity estimation process described above are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.



Standardized measure of discounted future net cash flows relating to proved reserves:




                                      AT JUNE 30,
                             1998               1997            1996
                          -------------       --------------   ------------
Future cash inflows       $ 101,128,000       $ 129,610,000   $ 118,003,000
Future production costs     (19,923,000)        (18,826,000)    (15,013,000)
Future development costs    (26,064,000)        (13,915,000)    (12,446,000)
                           -------------       -------------   -------------
Future net cash flows,
  before income tax          55,141,000          96,869,000      90,544,000
Future income tax expenses  (16,542,000)        (31,526,000)    (30,785,000)
                           -------------       -------------   -------------
Future net cash flows        38,599,000          65,343,000      59,759,000
10% discount to reflect timing of net
 cash flows                 (12,866,000)        (22,543,000)    (19,315,000)
                           -------------       -------------    -------------
Standardized measure of
 discounted future
  net cash flows          $  25,733,000        $ 42,800,000    $ 40,444,000
                           ============        ============    ==============




Changes in standardized measure of discounted future net cash flows relating to proved reserves:



                                        FOR THE PERIOD ENDED JUNE 30,
                                    1998           1997              1996
                               ------------     -------------     ------------
Standardized measure,
  beginning of period          $ 42,800,000     $ 40,444,000      $ 29,800,000
Net change in sales price,
  net of production costs       (17,591,000)      (5,288,000)       11,762,000
Accretion of discount           ( 9,677,000)       4,044,000         2,980,000
Purchases of reserves in-place      432,000        6,687,000              -
Production                         (221,000)         (21,000)             -
Change in timing of
  production and other                 -          (2,581,000)             -
Net changes in income taxes       9,990,000         (485,000)       (4,098,000)
                               -------------     -------------    --------------
Standardized measure, end of
   period                      $ 25,733,000      $42,800,000      $ 40,444,000
                               ============      =============    ==============




No dealer, salesperson, or other person has been authorized to give any information or to make any representation in connection with this Offering other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This
Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Securities to which it relates in any state to any person whom it is unlawful to make such offer or solicitation in such state. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has not been any change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.


                           TABLE OF CONTENTS

                                                              Page



Prospectus Summary                                               2
Yukon Continuance                                                8
Risk Factors                                                    10
Common Stock Price Ranges and Dividends                         16
Dividend Policy                                                 17
Capitalization                                                  17
Selected Historical Consolidated and Combined
  Financial Information                                         18
Management's Discussion and Analysis of
  Financial Condition and Results of Operations                 19
Business and Properties                                         23
Management                                                      37
Certain Relationships and Related Transactions                  43
Principal Stockholders                                          45
Description of Securities                                       46
Shares Eligible for Future Sale                                 49
Selling Stockholders                                            50
Plan of Distribution                                            52
Agreement with Selling Stockholders                             52
Certain Income Tax Considerations                               54
Limitations on Director Liability                               56
Legal Matters                                                   56
Experts                                                         57
Available Information                                           57
Glossary                                                        58
Index to Consolidated Financial Statements                     F-1






                  COTTON VALLEY RESOURCES CORPORATION




                  12,742,984 Shares of Common Stock




                        P R O S P E C T U S


                         ____________________, 1998

                                PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.     Indemnification of Directors and Officers.



     A director of the Company is subject to potential liability under the Business Corporations Act "Yukon" ("YBCA"). The YBCA requires every director of a corporation in exercising the director's power and discharging the director's duties to act honestly and in good faith with a view to the best interests of the corporation. In addition, every director of a corporation is required in exercising his or her powers and discharging his or her duties to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Failure to meet these duties will result in a director becoming liable for actions taken on behalf of the corporation. A director may be indemnified by a corporation against all costs, charges and administrative action or proceeding to which the director is made a party by reason of being or having been a director of the corporation, if the director acted honestly and in good faith with a view to the best interests of the corporation.






     The Company has no contract or arrangement that insures or indemnifies a controlling person, director or officer of the Company which affects his or her liability in that capacity. The Company's bylaws provide for such indemnification, subject to applicable law.



     If available at a reasonable cost, the Company intends to maintain insurance against any liability incurred by its officers and directors in defense of any actions to which they are made parties by reason of their positions as officers and directors.

Item 25.     Other Expenses of Issuance and Distribution.

     The Company will pay the expenses in connection with the public offering of Securities by the Selling Stockholders pursuant to this prospectus. Such expenses are as follows:

Securities and Exchange Commission Filing Fee                     $    6,035.90
American Stock Exchange Fee for Listing Additional Securities         15,000.00
Accounting Fees and Expenses                                          10,000.00
Legal Fees and Expenses                                               60,000.00
Printing and Engraving                                                20,000.00
Fees of Transfer Agent and Registrar                                   2,000.00
Blue Sky Fees and Expenses                                             1,500.00
Miscellaneous                                                            464.10
                                                                  -------------
Total                                                               $115,000.00*
                                                                  =============
______________________________
*Estimated

Item 26.     Recent Sales of Unregistered Securities.

     Effective June 14, 1996, the Company, as consideration for the amalgamation between Cotton Valley Energy Limited and Arjon Enterprises, Inc. ("Arjon"), issued an aggregate of 686,551 shares of Common Stock to the shareholders of Arjon. Pursuant to the amalgamation agreement between the Company, Arjon and its shareholders, the Company acquired the only asset of Arjon, a Cotton Valley Energy Limited debenture in the amount of $146,300, in exchange for 686,551 shares of Common Stock. As a result of the Arjon amalgamation, the Company's name was changed to Cotton Valley Resources Corporation and its shares of Common Stock began trading through the Canadian Dealing Network. Additionally, 431,755 shares of Common Stock were issued to Arjon shareholders upon exercise of Arjon Warrants in existence prior to the amalgamation. Arjon was a public Canadian company formed more than 50 years ago to operate a gold mine. At the time of the amalgamation, Arjon had not engaged in any business activity for more than 25 years.

     The Arjon/Cotton Valley amalgamation was consummated in accordance with the laws of the Province of Ontario, Canada. Documents, as required, were filed with the Ontario Securities Commission. A Registration Statement on Form 20-F as filed with the Securities and Exchange Commission in November 1996 was declared effective by the Commission in January 1997, registering all the then outstanding shares of Common Stock of the Company.

     The Company has sold and issued unregistered securities in the following transactions since the date of the amalgamation:

a.     The Liviakis Transactions.

     In November 1996, the Company entered into a consulting agreement (the "LFC Consulting Agreement") with Liviakis Financial Communications, Inc. ("LFC"). Pursuant to the terms of the LFC Consulting Agreement, the Company sold to LFC and one of its officers, Robert B. Prag, for $0.75 per unit, 500,000 units, each unit consisting of one share of Common Stock and one stock purchase warrant (a "Warrant, "collectively with one share of Common
Stock, a "Unit ") entitling the holder thereof to purchase a share of Common Stock at an exercise price of $0.80 through November 7, 2001 (a "LFC Warrant"). The Company issued to LFC 375,000 Units, for which the Company received a promissory note in the amount of $281,250, and the Company issued to Robert B. Prag 125,000 Units, for which the Company received a promissory note in the amount of $93,750. Both promissory notes were paid off within 90 days of issue. As further consideration for services performed by LFC pursuant to the terms of the LFC Consulting Agreement, the Company issued 1,490,000 shares of Common Stock to LFC. The stock issuance was recorded at $1,087,800 based on the Company's stock price on the Canadian Dealing Network ("CDN"). Additionally, in February 1998, the Company issued to LFC warrants to purchase 100,000 shares of Common Stock exercisable at $3.50 per share until December 31, 2000 (the "LFC Mustang Warrants "), as additional compensation for LFC's assistance to the Company in completing acquisitions and other financings during calendar 1997. LFC directed the Company to issue to Robert B. Prag 25,000 of the LFC Mustang Warrants.

     Effective June 24, 1997, the Company executed a convertible secured promissory note (the "LFC Note ") to LFC whereby the Company promised to pay to LFC on or before the Maturity Date of the LFC Note, the sum of $1,000,000 or so much thereof as may have been advanced, whichever is less, plus interest of 9% per annum. Pursuant to the terms of the LFC Note, LFC immediately advanced to the Company $579,000 and the Company issued to LFC 161,351 Common Stock purchase warrants at an exercise price of $2.08 per share until April 3, 2002 (the "Liviakis Warrants "). The outstanding principal amount of the LFC Note together with accrued but unpaid interest were convertible by LFC into shares of Common Stock at a conversion price of $1.67 per share. On December 3, 1997, the Company repaid $479,000 of the principal amount of the LFC Note and all interest accrued on the LFC Note, and LFC converted the remaining $100,000 principal amount of the LFC Note into 60,000 shares of Common Stock.

     The sale of securities above were made in reliance upon Section 4(2) of the Securities Act, which provide exemptions for transactions not involving a public offering. The Company determined that the purchasers of securities described above were sophisticated investors who had the financial ability to assume the risk of their total investment, acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

b.     The Hibernia Transactions.

     In a Canadian private placement completed in November 1996 the Company sold to Hibernia Securities Trust ("HST") 100,000 units (the "Hibernia Units") for $0.73 per Unit. Each Hibernia Unit consisted of one share of Common
Stock and two stock purchase warrants (the "Hibernia Warrants"), enabling the holder thereof to purchase one share of Common Stock at an exercise price of $0.73 per share through December 31, 1999. None of the Hibernia Warrants have been exercised.

      In a private placement of securities completed in January 1996, the Company issued 200,000 shares of Common Stock and 200,000 warrants to Hibernia Management Company ("HMC") for total consideration of $164,425. Each warrant (the "HMC Warrant") enables the holder thereof to purchase one share of Common Stock at an exercise price of $0.91 per share through December 31, 1999. None of the HMC Warrants have been exercised.

     In June 1997, the Company issued 266,667 shares of Common Stock and issued 266,667 warrants (the "HST Warrants") to HST for total consideration of $438,000. The HST Warrants are exercisable at $1.68 per share until June
2002.  None of the HST Warrants have been exercised.

     The sale of securities above were made in reliance upon Section 4(2) of the Securities Act, which provide exemptions for transactions not involving a public offering. The Company determined that the purchasers of securities described above were sophisticated investors who had the financial ability to assume the risk of their total investment, acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

c.     The Aspen Acquisition.

     On June 30, 1997, the Company acquired all of the issued and outstanding shares of Aspen Energy Corporation ("Old Aspen") by merger with an inactive wholly-owned subsidiary corporation of the Company, which was renamed
Aspen Energy Corporation ("Aspen"). As partial consideration for the merger, the Company issued an aggregate of 2,511,317 shares of Common Stock to the four shareholders of Old Aspen. Pursuant to the merger agreement, Aspen acquired substantially all the assets and interests of Old Aspen in exchange for $200,000 cash and $300,000 of short-term notes, 2,511,317 shares of the Company's Common Stock, of which 269,970 shares were returned to the Company by the Old Aspen shareholders in settlement of notes payable to Old Aspen in the amount of $425,000. Prior to returning the 269,970 shares referenced above, Leon A. Romero received 1,117,536 restricted shares, George W. Peel received 1,067,310 restricted shares, Albert Sena received 251,131 restricted shares and Dorothy Carter received 75,340 restricted shares as consideration for the merger.

     The sale of securities above were made in reliance upon Section 4(2) of the Securities Act, which provide exemptions for transactions not involving a public offering. The Company determined that the purchasers of securities described above were sophisticated investors who had the financial ability to assume the risk of their total investment, acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

d.     The Cheneyboro Acquisition.

     During fiscal years 1995 and 1996, the Company acquired interests and options to acquire further interests in approximately 6,700 net acres of producing and non-producing oil and gas leases in the Cheneyboro Field of Navarro County, Texas (the "Cheneyboro Field"). As partial consideration for the purchase, the Company issued, in fiscal year 1996, a promissory note dated July 17, 1997 in the amount of $586,047 to a limited partnership consisting of HMC, Euro Coach America Corporation and NPCS, Inc. The outstanding balance of $549,000 was paid to the partnership with $200,000 cash and the issue of 302,191 shares of Common Stock. In connection with this conversion, the Company issued warrants to acquire up to 302,191 shares of Common Stock at an exercise price of $1.28 per share through June 30, 2002 (the "Cheneyboro Warrants").

     The sale of securities above were made in reliance upon Section 4(2) of the Securities Act, which provide exemptions for transactions not involving a public offering. The Company determined that the purchasers of securities described above were sophisticated investors who had the financial ability to assume the risk of their total investment, acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

e.     The M&M Directional Drilling Consultants Acquisition.

     Effective November 5, 1997, the Company acquired certain technology and equipment of M&M Directional Drilling Consultants ("M&M") through its subsidiary, Mustang Horizontal Services, Inc. As partial consideration for the purchase, the Company issued warrants to purchase an aggregate of 60,000 shares of the Company's Common Stock (the "Mustang Warrants") to M&M. Pursuant to the purchase agreement between the Company and M&M, the Company acquired certain technology and equipment of M&M, in exchange for $550,000 and the Mustang Warrants. Each Mustang Warrant enables the holder to purchase one share of Common Stock at an exercise price of $3.50 per share until December 31, 2000.

     The sale of securities above were made in reliance upon Section 4(2) of the Securities Act, which provide an exemption for transactions not involving a public offering. The Company determined that the purchasers of securities described above were sophisticated investors who had the financial ability to assume the risk of their total investment, acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

f.     Private Offerings.

1.   Private Offering of Convertible Debentures Completed on December 30, 1997.

     On December 30, 1997, the Company completed the private placement of $4,320,000 of its 7% Secured Convertible Debentures ("Convertible Debentures") to a group of nine institutional investment firms. Approximately
$1 million of the cash proceeds and $220,000 of Convertible Debentures were used to purchase the Equipment. The remaining funds will be used for the acquisition and development of oil and gas properties and purchase of oil field equipment.



     The Convertible Debentures are due December 31, 2001 and are secured by the Equipment and other assets of the Company, including the Company's properties at
N. E. Alden and Sears Ranch as well as a portion of the Cheneyboro Field.
The Convertible Debentures are convertible into a minimum of 1.6 million shares of the Company's Common Stock and a minimum of 400,000 warrants ("Debenture Warrants"), subject to adjustment upon certain events, exercisable at prices related to the market price at the time of conversion, with limits on rights to convert if the conversion price of the Company's Common Stock falls below a floor price of $1.25 per share (the "Floor Price "). The conversion price is the lesser of $1.50 per share or 85% of the average of the three lowest closing bid prices during the ten trading days prior to the notice of conversion.
During any thirty-day period, any investor may not tender for conversion more than 10% of his originally purchased Convertible Debentures at a conversion price less than the Floor Price. The Company may elect to redeem (for a 10% premium) any Convertible Debentures tendered for conversion at any price below the Floor Price.






     In addition to the usual and customary covenants contained in convertible debenture agreements of this nature, the Company is required to reserve shares of Common Stock in an amount not less than 200% of the number of shares of Common Stock that would be issuable upon conversion in full of the Convertible Debentures and full exercise of the Debenture Warrants granted thereunder. In furtherance of this covenant, the Company is required to seek stockholder approval of an increase in the Company's authorized shares if necessary to maintain such reserves. Furthermore, any holder of Convertible Debentures shall not be permitted to convert its Convertible Debentures or exercise its Debenture Warrants to the extent that such conversion or exercise would result in a beneficial ownership in the Company in excess of 4.999%. The Convertible Debenture holders have a right of first refusal for future financing of the Company under certain conditions. The Company has listed an additional
3.2 million shares on AMEX and has prepared an application for listing of an additional 1.12 million shares of its Common Stock on AMEX. The 4.32 million shares include the Waiver Shares, the Interest Shares, the shares to be issued upon conversion of the Convertible Debentures and shares to be issued upon exercise of the Debenture Warrants. Although the Company's Registration Statement includes 4.32 million shares, which the Company currently believes will provide sufficient shares upon the conversion of the Convertible Debentures and upon exercise of all the Debenture Warrants, the Company has reserved for issuance up to 4.8 million shares of its Common Stock to be issued, if necessary, upon conversion of the Convertible Debentures and up to 1.2 million shares to be issued, if necessary, upon exercise of the Debenture Warrants.




Information concerning the sale of such debentures is as follows:


     Name of Holder                               Amount of
                                                  Convertible Debentures

Westover Investments L.P.                          $1,000,000
Montrose Investments L.P.                           1,500,000
Lakeshore International                             1,000,000
JMG Capital Partners, L.P.                            250,000
Triton Capital Investments, Ltd.                      250,000
Lionhart Global Appreciation Fund, Ltd.               136,000
Global Perspective International, Ltd.                 56,000
Global Emerging Markets, Ltd.                          28,000
Palisades Holdings, Inc.                              100,000




The sale of securities above were made in reliance upon Section 4(2) of the Securities Act, which provide an exemption for transactions not involving a public offering. The Company determined that the purchasers of securities described above were sophisticated investors who had the financial ability to assume the risk of their total investment, acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.




2.     Private Offering Completed in September 1997.

     In September 1997, the Company completed a private placement arranged by the WPM Group in which the Company issued promissory notes aggregating $125,000 and issued 272,700 shares of Common Stock and 322,700 warrants (the "WPM Warrants") to eight investors (the "WPM Investors") for a total consideration of $579,500. The Company also issued to the WPM Group, an affiliate of John Malone, P.C., 32,500 WPM Warrants. The WPM Warrants are exercisable at $2.08 per share until April 3, 2002. None of the WPM Warrants have been exercised.

       Information concerning the sale of such shares is as follows:


                          No. of         Issued to        Price for Shares
                          Shares                          Purchased

                          30,000      R.J. Blanyer        $50,000
                          66,000      John Malone         $110,000
                          105,000     Jim Phillips        $175,000
                          41,700      Fred B. Dulock      $69,500
                          30,000      Bill J. Kemp        $50,000

     Information concerning the issuance of the WPM Warrants is as follows:


  No. of Warrants      Issued to            Exercise Price      Expiration Date

       32,500          WPM Group               $2.08                  04/03/02
       30,000          R.J. Blanyer            $2.08                  04/03/02
       66,000          John Malone             $2.08                  04/03/02
       125,000         Jim Phillips            $2.08                  04/03/02
       10,000          Jack & Darlene Mabery   $2.08                  04/03/02
       41,700          Fred B. Dulock          $2.08                  04/03/02
       20,000          Dan Malone              $2.08                  04/03/02
       30,000          Bill J. Kemp            $2.08                  04/03/02


         Information concerning the sale of such notes is as follows:

                 Purchaser                 Amount of 15% Notes

                 Jim Phillips                   $50,000
                 Jack & Darlene Mabery          $25,000
                 Dan Malone                     $50,000

     The sale of securities above were made in reliance upon Section 4(2) of the Securities Act, which provide an exemption for transactions not involving a public offering. The Company determined that the purchasers of securities described above were sophisticated investors who had the financial ability to assume the risk of their investment in the Company's securities, acquired such securities for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the securities are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.



3.  WH Warrants and Related Issuances of Common Stock



     In September 1998, the Company sold 285,000 shares of Common Stock and 285,000 warrants exercisable for $0.60 per share until December 31, 2001 (the "WH Warrants") for net proceeds of $142,500.

Information concerning the issuances of the WH Warrants is as follows:

No. of Warrants         Issued to               Exercise Price  Expiration Date

140,000           Hibernia Securities Trust       $0.60               12/31/01
45,000            Bill J. Kemp                    $0.60               12/31/01
50,000            Jim Phillips                    $0.60               12/31/01
50,000            John Malone                     $0.60               12/31/01

Information covering the issuance of Common Stock is as follows:

No. of Shares               Issued to                Price for Shares Purchased

140,000               Hibernia Securities Trust           $70,000
45,000                Bill J. Kemp                        $22,500
50,000                Jim Phillips                        $25,000
50,000                John Malone                         $25,000

     The sale of securities above were made in reliance upon Section 4(2) of the Securities Act, which provide an exemption for transactions not involving a public offering. The Company determined that the purchasers of securities described above were sophisticated investors who had the financial ability to assume the risk of their total investment, acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.




g. Other Issuances

1. Issuances For Services And Debt



     Since the Arjon amalgamation in June 1996, through June 30, 1998, the Company has issued 161,038 shares of Common Stock to 12 individuals and entities for services and/or debt with an aggregate value of $144,163.






     Information concerning the issuance of common stock for services and debt is as follows:




No. of Shares               Issued to               Approximate Value of Shares
50,000               61645 Ontario, Inc.                         $38,800
 4,388               6 Individuals                               $ 3,405
 7,500               Strain Consultants, Inc.                    $ 5,820
25,000               William McGuire                             $19,400
20,000               Ridgewood Capital Ltd.                      $14,600
33,750               S. D'Souza                                  $24,638
20,400               Oxford Capital Ltd.                         $37,500

     The sale of securities above were made in reliance upon section 4(2) of the Securities Act, which provide an exemption for the transactions not involving a public offering. The company determined that the purchases of securities described above were sophisticated investors who had the financial ability to assume the risk of their investment in the company's securities, acquired such securities for their own account and not with a view to any distribution there of to the public. The certificates evidencing the securities bear legends stating that the securities are not to be offered, sold or transferred other then pursuant to an effective registration statement under the Securities Act or and exemption from such registration requirements.



     2.      Employee Bonuses.






     In August 1997, the Company issued 45,000 shares as bonuses to three employees at a value of $47,813. In September 1998, the Company issued 200,000 shares as bonuses to three employees at a value of $100,000.






     The sale of securities above were made in reliance upon section 4(2) of the Securities Act, which provide an exemption for the transactions not involving a public offering. The company determined that the purchases of securities described above were sophisticated investors who had the financial ability to assume the risk of their investment in the Company's securities, acquired such securities for their own account and not with a view to any distribution there of to the public. The certificates evidencing the securities bear legends stating that the securities are not to be offered, sold or transferred other then pursuant to an effective registration statement under the Securities Act or and exemption from such registration requirements.






     3.       Property Purchases.






     During September 1997, 9,447 shares (Recorded at $35,000) were issued to Bruce Galbierz in connection with a property acquisitions and in June 1998, 50,000 shares (Recorded at $25,000) were issued to Cypress Energy, et al in connection with an option to purchase property.

     The sale of securities above were made in reliance upon section 4(2) of the Securities Act, which provide an exemption for the transactions not involving a public offering. The company determined that the purchases of securities described above were sophisticated investors who had the financial ability to assume the risk of their investment in the company's securities, acquired such securities for their own account and not with a view to any distribution there of to the public. The certificates evidencing the securities bear legends stating that the securities are not to be offered, sold or transferred other then pursuant to an effective registration statement under the Securities Act or and exemption from such registration requirements.



     4. Van Kasper  & Co.






     During July, 1997, the Company entered into a representation agreement with the investment banking firm of Van Kasper & Co., of San Francisco, California (the "Banker"), whereby the Banker would seek to arrange a sale of part or all of the Company or a strategic alliance with a larger company. As consideration for services provided, the Company issued, in August, 1998, to the Banker 12,000 shares of Common Stock, valued at $6,000. The Banker was unsuccessful in its efforts and the agreement expired during April of 1998.






     The sale of securities above were made in reliance upon Section 4(2) of the Securities Act, which provide an exemption for transactions not involving a public offering. The Company determined that the purchasers of securities described above were sophisticated investors who had the financial ability to assume the risk of their investment in the Company's securities, acquired such securities for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the securities are not to be offered, sol or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.






     5.  Consulting Agreements.






     During fiscal years 1998 and 1999 the Company entered into consulting agreements with Salzwedel Financial Services, Inc. ("Salzwedel"), VFS, Inc. ("VFS"), Pangea Energy Ltd., ("Pangea") and HST (collectively, the "Consultants") whereby the Company engaged the Consultants to assist and consult with the Company in matters concerning acquisitions, investor communications, public relations and other related matters. As compensation for their services, the Company issued to Salzwedel 75,000 shares recorded at $89,063, VFS 75,000 shares recorded at $89,063, HST 70,000 shares and 70,000 WH Warrants recorded at $85,000 and Pangea 100,000 shares recorded at $75,000.






     The sale of securities above were made in reliance upon Section 4(2) of the Securities Act, which provide an exemption for transactions not involving a public offering. The Company determined that the purchasers of securities described above were sophisticated investors who had the financial ability to assume the risk of their investment in the Company's securities, acquired such securities for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the securities are not to be offered, sol or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.



Item 27.     Exhibits

The following documents are filed as exhibits to this registration statement:

Exhibit
Number                              Description




2.1 Agreement and Plan of Merger, dated June 30, 1997, among Cotton Valley Resources Corporation, Cotton Valley Operating, Inc., Aspen Energy Corporation, Leon A. Romero, George W. Peel, Albert Sena and Dorothy Carter (Exhibits and schedules have been omitted, but are available upon request.) (2)



3.1 Articles of Amalgamation (3)

Exhibit
Number                              Description

3.2          Bylaws (3)
3.3          Certificate of Continuance into Yukon Territory (1)
3.4          Articles of Continuance into Yukon Territory (1)
4.1          Description of Common Stock (4)
4.2 Form of Cotton Valley Resources Corporation 7% Convertible Debenture, due December 31, 2001. (1)
4.3          Form of Amended and Restated Cotton Valley Resources Corporation
             7% Convertible Debenture, due December 31, 2001. (5)
4.4 Form of Warrant issued in connection with the agreement identified in Exhibit 10.3 hereof. (5)
4.5 Form of Amended and Restated Warrant issued in connection with the amended and restated agreement identified in Exhibit 10.18 hereof.
             (5)
4.6          Form of Warrant. (5)
4.7 Unit Purchase Option, dated June 12, 1998, from the Company to Cambrian Capital Partners, L.P. (5)
5.1 Opinion of Jackson Walker L.L.P. regarding the legality of the securities being registered. (5)
9.1 Amended and Restated Voting Trust Agreement, dated June 17, 1996, by and between Eugene A. Soltero, James E. Hogue, Wiltex, Hibernia Securities Trust, Hibernia Management, Albertson Family Limited Partnership, Wilkerstead Thrush Company, Brownstowe Partners, Ltd. and Haley Management Company.(3)
9.2 Voting Agreement, dated January 30, 1997, among Eugene A. Soltero, Leon A. Romero, George W. Peel, Alberta Sena and Dorothy Carter.(2)
10.1 Purchase and Sale Agreement, dated October 22, 1997, by and between Feagan Energy, Inc. and Cotton Valley Energy Corp. (Exhibits and schedules have been omitted, but are available upon request.) (1)
10.2 Letter Agreement, dated November 5, 1997, by and between M&M Directional Drilling Consultants, Mike Burton, Mark Milam and
             the Company. (1)
10.3 Convertible Debenture Purchase Agreement, dated December 30, 1997, by and among Westover Investments, L.P., Montrose Investments, L.P. Lakeshore International, JMG Capital Partners, L.P., Triton
             Capital Investments, Ltd., Lionhart Global Appreciation Fund, Ltd., Global Perspectives International, Ltd., Global Emerging Markets, Ltd., Palisades Holdings, Inc. and the Company (Certain exhibits and schedules have been omitted, but are available upon request.)
             (1)
10.4 Security Agreement, dated December 30, 1997, by and among the parties identified in Exhibit 10.3 hereof. (1)
10.5 Cash Collateral Agreement, dated December 30, 1997, by and among the parties identified in Exhibit 10.3 hereof. (1)
10.6         Registration Rights Agreement, dated December 30, 1997, by and among the parties identified in Exhibit 10.3 hereof.(1)
10.7 Agreement of Purchase and Sale, dated October 1, 1997, by and between Paramount Resources LTD, J. Aron Resources Company and
             the Company (Exhibits and schedules have been omitted, but are available upon request.) (1)
10.8 Agreement of Purchase and Sale, dated January 14, 1998, by and between Phillips Petroleum Resources, LTD, Phillips Petroleum Company Western Hemisphere, Phillips Petroleum Canada, LTD and
             the Company. (5)
10.9         Agreement of Purchase and Sale, dated January 14, 1998, by and between Phillips Petroleum Company and the Company (Exhibits and schedules have been omitted, but are available upon request.)
             (1)
10.10        Property Option Agreement, dated March 1, 1995, by and between
             East Texas Limestone Limited Partnership and Cotton Valley
             Energy Corporation (Exhibits and schedules have been omitted, but are available upon request.) (1)

Exhibit
Number                              Description

10.11        Purchase and Sale Agreement, dated August 29, 1997, by and between Crown Partners L.L.C. Minerals Division and the
             Company (Exhibits and schedules have been omitted, but are available upon request.) (1)
10.12        Exclusive Option Agreement to Acquire the Interest of Conoco
             Inc. in the Sword Unit Santa Maria Basin Offshore California,
             dated March 1, 1995, by and between Pacific Limited Partnership,
             L.P. and Cotton Valley Energy Corporation  (Exhibits and
             schedules have been omitted, but are available upon request.) (1)
10.13        Loan Agreement (and related exhibits), dated July 18, 1997, by and among the individuals identified in Exhibit AA "thereto and
             Cotton Valley Energy Corporation. (1)
10.14        Consulting Agreement, dated November 7, 1996, by and between
             Liviakis Financial Communications, Inc. and the Company. (1)
10.15        $1,000,000 Convertible Secured Promissory Note, dated June 24,
             1997, executed by the Company and payable to Liviakis Financial
             Communications, Inc. (1)
10.16        Security Agreement, dated June 24, 1997, by and between Liviakis
             Financial Communications, Inc. and the Company. (1)
10.17        Certificate for Common Stock Purchase Warrants, dated June 24,
             1997, to acquire 161,351 shares of Common Stock granted to
             Liviakis Financial Communications, Inc. (1)
10.18        First Amendment to the Convertible Debenture Purchase Agreement by
             and among Westover Investments, L.P., Montrose Investments, L.P.,
             Lakeshore International, JMG Capital Partners, L.P., Triton
             Capital Investments, Ltd., Lionhart Global Appreciation Fund,
             Ltd., Global Perspectives International, Ltd., Global
             Emerging Markets, Ltd., Palisades Holdings, Inc. and the
             Company. (Certain exhibits and schedules have been omitted, but are available upon request.) (5)
10.19        Credit Agreement between Cotton Valley means, Inc. and Triassic
             Energy Partners, L.P., dates as of June 12, 1998.  (Exhibits and schedules have been omitted, but are available upon
             request.) (5)
10.20        Form of Term Note in the principal amount of U.S. $10,000,000 executed by cotton Valley means, Inc. in favor of Triassic
             Energy partners, L.P. dated as of June 12, 1998. (5)
10.21        Net Profits Overriding Royalty Interest Conveyance from Cotton
             Valley means, Inc. to Cambrian Capital Partners, L.P. dated as of June 12, 1998. (Exhibits and schedules have been
             omitted, but are available upon request.) (5)
10.22        ISDA Master Agreement between Triassic Energy Partners, L.P.
             and Cotton Valley Means, Inc. dated as of June 12, 1998.
             (Exhibits and schedules have been omitted, but are available upon request.) (5)
10.23        Deed of Trust, Mortgage, Assignment of Production, Security
             Agreement and Financing Statement from Cotton Valley Means,
             Inc. to Brian B. Hughes, Trustee for the benefit of
             Triassic Energy Partners, L.P., dated June 12, 1998.
             (Exhibits and schedules have been omitted, but are available upon request) (5)
10.24        Security Agreement covering accounts, equipment, general
             intangibles and inventory, dated June 12, 1998,
             by and between Cotton Valley Means, Inc. and Triassic
             Energy Partners, L.P. (5)
10.25        Security Agreement covering stcok and other securities,
             dated June 12, 1998, by and between Cotton
             Valley Means, Inc. and Triassic Energy Partners, L.P. (5)
21           Subsidiaries of the Company.
23.1         Consent of K&A Energy Consultants, Inc.
23.2         Consent of Jackson Walker L.L.P. (incorporated by reference into Exhibit 5.1). (5)
23.3         Consent of Hein + Associates, LLP.
23.4         Consent of Lane Gorman Trubitt, L.L.P
24.1         Power of Attorney(1)
27           Financial Data Schedule

______________________________



(1)      Previously filed as an exhibit on March 16, 1998
(2)      Previously filed as an exhibit to the Company's
         Current Report on Form 8-KSB, Dated February 26, 1998.
(3) Previously filed as an exhibit to the Company's Registration Statement on Form 20-F, as amended (SEC File No 0-28814)
(4) Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997.
(5)      To be filed by amendment.



Item 28.     Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
(2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
(4) To provide to the Placement Agent(s) at each closing specified in the Selling Agreement certificates in such denominations and registered in such names as required by the Placement Agents to permit prompt delivery to each purchaser.
(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of common stock being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(6) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.
(7) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 5, 1998.




COTTON VALLEY RESOURCES CORPORATION
(Registrant)







By:     /s/ Eugene A. Soltero
Eugene A. Soltero
Chairman of the Board, Chief Executive
Officer and Director
(Principal Executive Officer)




     In accordance with the requirements of the Securities Act of 1933, this Amendment #1 to the Registration Statement on Form SB-2 has been signed by the following persons on behalf of the Company and in the capacities and on the dates indicated.

Signature                       Title                              Date



/s/ Eugene A. Soltero
Eugene A. Soltero         Chairman of the Board, Chief Executive
                          Officer and Director                   October 5, 1998






/s/ James E. Hogue *
James E. Hogue            President, Chief Operating Officer
                          and Director                           October 5, 1998






/s/ Leon A. Romero *
Leon A. Romero            Senior Vice President, Chief Financial
                          Officer and Director                   October 5, 1998






/s/ Wayne T. Egan *
Wayne T. Egan             Director                               October 5, 1998






 *  By: /s/ Eugene A. Soltero
Eugene A. Soltero,        Attorney-in-Fact                       October 5, 1998

                             EXHIBIT INDEX

    The following documents are filed as exhibits to this registration statement.




2.1 Agreement and Plan of Merger, dated June 30, 1997, among Cotton Valley Resources Corporation, Cotton Valley Operating, Inc.,
             Aspen Energy Corporation, Leon A. Romero, George W. Peel,
             Albert Sena and Dorothy Carter  (Exhibits and schedules
             have been omitted, but are available upon request.) (2)
3.1          Articles of Amalgamation (3)
3.2          Bylaws (3)
3.3          Certificate of Continuance into Yukon Territory (1)
3.4          Articles of Continuance into Yukon Territory (1)
4.1          Description of Common Stock (4)
4.2 Form of Cotton Valley Resources Corporation 7% Convertible Debenture, due December 31, 2001. (1)
4.3 Form of Amended and Restated Cotton Valley Resources Corporation 7% Convertible Debenture, due December 31, 2001. (5)
4.4 Form of Warrant issued in connection with the agreement identified in Exhibit 10.3 hereof. (5)
4.5 Form of Amended and Restated Warrant issued in connection with the amended and restated agreement identified in Exhibit 10.18 hereof.
             (5)
4.6          Form of Warrant. (5)
4.7 Unit Purchase Option, dated June 12, 1998, from the Company to Cambrian Capital Partners, L.P. (5)
5.1 Opinion of Jackson Walker L.L.P. regarding the legality of the securities being registered. (5)
9.1 Amended and Restated Voting Trust Agreement, dated June 17, 1996, by and between Eugene A. Soltero, James E. Hogue, Wiltex, Hibernia Securities Trust, Hibernia Management, Albertson Family Limited


Exhibit
Number                              Description

             Partnership, Wilkerstead Thrush Company, Brownstowe Partners, Ltd. and Haley Management Company.(3)
9.2 Voting Agreement, dated January 30, 1997, among Eugene A. Soltero, Leon A. Romero, George W. Peel, Alberta Sena and Dorothy Carter.(2)
10.1 Purchase and Sale Agreement, dated October 22, 1997, by and between Feagan Energy, Inc. and Cotton Valley Energy Corp. (Exhibits and schedules have been omitted, but are available upon request.) (1)
10.2 Letter Agreement, dated November 5, 1997, by and between M&M Directional Drilling Consultants, Mike Burton, Mark Milam and
             the Company. (1)
10.3 Convertible Debenture Purchase Agreement, dated December 30, 1997, by and among Westover Investments, L.P., Montrose Investments, L.P. Lakeshore International, JMG Capital Partners, L.P., Triton
             Capital Investments, Ltd., Lionhart Global Appreciation Fund, Ltd., Global Perspectives International, Ltd., Global Emerging Markets, Ltd., Palisades Holdings, Inc. and the Company (Certain exhibits and schedules have been omitted, but are available upon request.)
             (1)
10.4 Security Agreement, dated December 30, 1997, by and among the parties identified in Exhibit 10.3 hereof. (1)
10.5 Cash Collateral Agreement, dated December 30, 1997, by and among the parties identified in Exhibit 10.3 hereof. (1)
10.6         Registration Rights Agreement, dated December 30, 1997, by and among the parties identified in Exhibit 10.3 hereof.(1)
10.7 Agreement of Purchase and Sale, dated October 1, 1997, by and between Paramount Resources LTD, J. Aron Resources Company and
             the Company (Exhibits and schedules have been omitted, but are available upon request.) (1)
10.8 Agreement of Purchase and Sale, dated January 14, 1998, by and between Phillips Petroleum Resources, LTD, Phillips Petroleum Company Western Hemisphere, Phillips Petroleum Canada, LTD and
             the Company. (5)
10.9         Agreement of Purchase and Sale, dated January 14, 1998, by and between Phillips Petroleum Company and the Company (Exhibits and schedules have been omitted, but are available upon request.)
             (1)
10.10        Property Option Agreement, dated March 1, 1995, by and between
             East Texas Limestone Limited Partnership and Cotton Valley
             Energy Corporation (Exhibits and schedules have been omitted, but are available upon request.) (1)
10.11 Purchase and Sale Agreement, dated August 29, 1997, by and between Crown Partners L.L.C. Minerals Division and the
             Company (Exhibits and schedules have been omitted, but are available upon request.) (1)
10.12        Exclusive Option Agreement to Acquire the Interest of Conoco
             Inc. in the Sword Unit Santa Maria Basin Offshore California, dated March 1, 1995, by and between Pacific Limited Partnership, L.P. and Cotton Valley Energy Corporation (Exhibits and schedules have been omitted, but are available upon request.) (1)
10.13 Loan Agreement (and related exhibits), dated July 18, 1997, by and among the individuals identified in Exhibit AA "thereto and Cotton Valley Energy Corporation. (1)
10.14 Consulting Agreement, dated November 7, 1996, by and between Liviakis Financial Communications, Inc. and the Company. (1)
10.15 $1,000,000 Convertible Secured Promissory Note, dated June 24, 1997, executed by the Company and payable to Liviakis Financial Communications, Inc. (1)
10.16 Security Agreement, dated June 24, 1997, by and between Liviakis Financial Communications, Inc. and the Company. (1)
10.17 Certificate for Common Stock Purchase Warrants, dated June 24, 1997, to acquire 161,351 shares of Common Stock granted to Liviakis Financial Communications, Inc. (1)

Exhibit
Number                              Description

10.18 First Amendment to the Convertible Debenture Purchase Agreement by and among Westover Investments, L.P., Montrose Investments, L.P., Lakeshore International, JMG Capital Partners, L.P., Triton Capital Investments, Ltd., Lionhart Global Appreciation Fund, Ltd., Global Perspectives International, Ltd., Global
             Emerging Markets, Ltd., Palisades Holdings, Inc. and the
             Company. (Certain exhibits and schedules have been omitted, but are available upon request.) (5)
10.19 Credit Agreement between Cotton Valley means, Inc. and Triassic Energy Partners, L.P., dates as of June 12, 1998. (Exhibits and schedules have been omitted, but are available upon request.) (5)
10.20 Form of Term Note in the principal amount of U.S. $10,000,000 executed by cotton Valley means, Inc. in favor of Triassic
             Energy partners, L.P. dated as of June 12, 1998. (5)
10.21 Net Profits Overriding Royalty Interest Conveyance from Cotton Valley means, Inc. to Cambrian Capital Partners, L.P. dated as of June 12, 1998. (Exhibits and schedules have been omitted, but are available upon request.) (5)
10.22        ISDA Master Agreement between Triassic Energy Partners, L.P.
             and Cotton Valley Means, Inc. dated as of June 12, 1998.
             (Exhibits and schedules have been omitted, but are available upon request.) (5)
10.23 Deed of Trust, Mortgage, Assignment of Production, Security Agreement and Financing Statement from Cotton Valley Means,
             Inc. to Brian B. Hughes, Trustee for the benefit of Triassic Energy Partners, L.P., dated June 12, 1998.
             (Exhibits and schedules have been omitted, but are available upon request) (5)
10.24 Security Agreement covering accounts, equipment, general intangibles and inventory, dated June 12, 1998, by and between Cotton Valley Means, Inc. and Triassic
             Energy Partners, L.P. (5)
10.25 Security Agreement covering stcok and other securities, dated June 12, 1998, by and between Cotton
             Valley Means, Inc. and Triassic Energy Partners, L.P. (5)

21           Subsidiaries of the Company.
23.1         Consent of K&A Energy Consultants, Inc.
23.2         Consent of Jackson Walker L.L.P. (incorporated by reference into Exhibit 5.1). (5)
23.3         Consent of Hein + Associates, LLP.
23.4         Consent of Lane Gorman Trubitt, L.L.P
24.1         Power of Attorney(1)
27           Financial Data Schedule

______________________________



(1)      Previously filed as an exhibit on March 16, 1998
(2)      Previously filed as an exhibit to the Company's
         Current Report on Form 8-KSB, Dated February 26, 1998.
(3) Previously filed as an exhibit to the Company's Registration Statement on Form 20-F, as amended (SEC File No 0-28814)
(4) Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997.
(5)      To be filed by amendment.

                                 Exhibit 23.1


                        K&A ENERGY CONSULTANTS, INC.

October 5, 1998

Cotton Valley Resources Corporation
ATTN: Mr. James E. Hogue
6510 Abrams Road
Suite 300
Dallas, TX   75231

RE: Consent of Independent Petroleum
Engineers Annual Report of Cotton Valley
Resources, Inc. on For Registration Statement on SB-2
October, 1998

Dear Mr. Hogue:

Enclosed is our consent authorizing Cotton Valley Resources, Corporation to reference our company as providing certain reserves report information as experts included in their Amendment #1 to Form SB-2 Registration Statement of Cotton Valley Resources Corporation.

Please advise if we may be of additional assistance to you.

Yours very truly,

K&A ENERGY CONSULTANTS, INC.

/s/. LeRoy England
LeRoy England

                              EXHIBIT 23.3

CONSENT OF HEIN + ASSOCIATES LLP


We consent to the use in Amendment No. 1 to the Form SB-2 Registration Statement and Prospectus of Cotton Valley Resources Corporation ("The Company") of our reports dated September 15, 1997 and January 30, 1998 accompanying the consolidated financial statements of The Company and the financial statements of Aspen Energy Corporation, respectively contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading "experts" in the Prospectus.



HEIN + ASSOCIATES LLP
Certified Public Accountants


October 5, 1998
Dallas, Texas



                              EXHIBIT 23.4

CONSENT OF LANE GORMAN TRUBITT, L.L.P.


     We consent to the reference to our firm under the caption *Experts* and to the use of our report dated September 11, 1998, with respect to the financial statements of Cotton Valley Resources Corporation included Amendment No. 1 to the Registration Statement (Form SB-2 No. 333-48027) and the related
Prospectus of Cotton Valley Resources Corporation for the registration of its common stock.




Lane Gorman Trubitt, L.L.P.
Dallas, Texas
October 5, 1998






9810 East 42nd Street, Suite 135
Tulsa, Oklahoma 74146 USA
Tel 918-610-7132  Fax 918-610-7138